   As filed with the Securities and Exchange Commission on February 18, 2000.

                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                ---------------
                                  INFLOW, INC.
             (Exact name of registrant as specified in its charter)
         Delaware                     4813                   84-1439489
     (State or other      (Primary standard industrial    (I.R.S. employer
     jurisdiction of      classification code number)  identification number)
     incorporation or
      organization)             ---------------
                               938 Bannock Street
                                   Suite 300
                                Denver, CO 80204
                           Telephone: (303) 942-2800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ---------------
                                Arthur H. Zeile
                            Chief Executive Officer
                                  InFlow, Inc.
                               938 Bannock Street
                                   Suite 300
                                Denver, CO 80204
                           Telephone: (303) 942-2800
                           Facsimile: (303) 942-2801
 (Name, address, including zip code, and telephone number, including area code of agent for service)
                                ---------------
                                   Copies to:
       Richard R. Plumridge, Esq.                Scott M. Wornow, Esq.
        John E. Hayes III, Esq.          Paul, Hastings, Janofsky & Walker LLP
          Jeff T. Harris, Esq.                      399 Park Avenue
    Brobeck, Phleger & Harrison LLP             New York, NY 10022-4697
  370 Interlocken Boulevard, Suite 500               (212) 318-6000
          Broomfield, CO 80021
             (303) 410-2000
                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                         Proposed maximum
               Title of each class of                       aggregate                Amount of
            securities to be registered                 offering price (1)        registration fee
--------------------------------------------------------------------------------------------------
Common stock, par value $0.001 per share............       $125,000,000               $33,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o).
                                ---------------
   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by US Federal Securities law to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the documentation filed with the SEC relating to these securities has been + +declared effective by the SEC. This prospectus is not an offer to sell these + +securities or our solicitation of your offer to buy these securities in any +
+jurisdiction where that would not be permitted or legal.                      +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
SUBJECT TO COMPLETION, DATED FEBRUARY  , 2000...................................

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
PROSPECTUS
           , 2000


                                  Shares of Common Stock

--------------------------------------------------------------------------------

    InFlow, Inc.:             The Offering:
    . We provide              . We are offering
      equipment
      colocation and            shares of our
      value-added               common stock.
      services for            . The underwriters
      mission-critical e-       have an option to
      business and data         purchase an
      communications            additional
      applications                         shares
      through our secure,       from us.
      carrier-neutral         . This is our initial
      data network              public offering,
      exchange                  and no public
      facilities.               market currently
                                exists for our
                                shares.

    Proposed Symbol &
    Market:                   . We plan to use the
    . INFL/Nasdaq               net proceeds to
      National Market           fund the completion
                                and initial
                                operating losses of
                                additional data
                                network exchange
                                facilities,
                                including capital
                                expenditures, sales
                                and marketing and
                                other operating
                                costs; for general
                                corporate purposes,
                                including working
                                capital; and for
                                continued
                                development of new
                                value-added
                                services.
                              . Closing:
                                                ,
                                2000.

    ------------------------------------------------

                                Per Share    Total
    ----------------------------------------------
     Public offering price:     $          $
     Underwriting fees:
     Proceeds to InFlow, Inc.:
    ----------------------------------------------

     This investment involves risk. See "Risk Factors" beginning on page 6.

--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------
Donaldson, Lufkin & Jenrette
                   Chase H&Q
                            First Union Securities, Inc.
                                                                  DLJdirect Inc.

Front Inside Cover Gatefold
---------------------------


Page 1

             [MAP OF INFLOW'S EXISTING AND PLANNED SITES FOR 2000]

Page 2

            [DEPICTION OF INFLOW'S SERVICE OFFERINGS -- INFLOWNET,
                           MONITORFLOW, SECUREFLOW]

                            [PICTURE OF FLOWTRACK]

Page 3

                         [INFLOW CORE VALUES GRAPHIC]

                               TABLE OF CONTENTS

                                         Page                                          Page
Prospectus Summary.....................    1  Business...............................   28
Risk Factors...........................    6  Management.............................   45
Forward-Looking Statements.............   17  Related-Party Transactions.............   52
Use of Proceeds........................   18  Principal Stockholders.................   53
Dividend Policy........................   18  Description of Capital Stock...........   55
Capitalization.........................   19  Shares Eligible for Future Sale........   58
Dilution...............................   20  Underwriting...........................   59
Selected Financial and Other Data......   21  Legal Matters..........................   61
Management's Discussion and Analysis of       Experts................................   61
                                              Where You Can Find Additional
 Financial Condition and Results of           Information............................   62
 Operations............................   22  Index to Financial Statements..........  F-1

                               ----------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to sell these securities. The information contained in this prospectus is only accurate as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

                               ----------------

                               PROSPECTUS SUMMARY

   Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus, including "Risk Factors" and the financial statements and the notes to the financial statements, before deciding to invest in our common stock.

                                  InFlow, Inc.

Overview

   We provide equipment colocation and value-added services for mission-critical e-business and data communications applications through our secure, carrier-neutral data network exchange facilities. We focus on small and medium-sized businesses with complex networking needs, an underserved market segment we believe is in need of reliable and scalable outsourced solutions. We opened our first state-of-the-art data network exchange facility, or DNX, in Denver in July 1998. Today we operate DNXs in Denver (two locations), Minneapolis, Raleigh-Durham and San Diego. We expect to have 15 geographically dispersed DNXs in operation by the end of 2000 and intend to build another 20 DNXs by the end of 2002. Our customers benefit from the close proximity of our DNXs to their businesses and we benefit from frequent interaction with them. As of February 17, 2000, we provided services to 67 customers, including six new customers since January 1, 2000.

   Our customers demand high-performance, reliable network connections to maximize the performance of the applications they provide for their business partners and customers. We offer our customers customized solutions by providing a broad range of network connections including high-speed Internet access and more secure, higher performing private-line services using ATM, T-1, fractional T-1, frame relay, ISDN and modem lines. We also offer our customers a suite of value-added services, including MonitorFlowTM for equipment and application health monitoring, SecureFlowTM for firewall management and InflowNetTM for redundant multi-carrier Internet connectivity.

   We have developed an infrastructure and a robust proprietary software program, FlowTrack(TM), both of which help us to effectively manage our rapid expansion into multiple markets. We have built an experienced site selection team and a standardized set of processes to accelerate the design, construction, staffing and marketing of future DNXs. FlowTrack(TM), which is composed of asset management, network operations, and customer account and billing management modules, integrates and automates our business processes and is designed to allow us to rapidly and efficiently scale them across a broad network of DNXs.

   We believe that our solutions provide our customers not only a compelling performance advantage but also a compelling cost and time-to-market advantage. Our customers benefit from economies of scale through the sharing of infrastructure and personnel costs among multiple users. Our outsourced solutions enable our customers to quickly establish and rapidly expand their e-business applications, allowing them to better focus on their core competencies. Our customers include eBags.com, Email Knowledge, Factual Data Corp., High Speed Access Corp., KBKids.com, MapQuest.com, MessageMedia Inc., Northpoint Communications, Inc., SciQuest.com and Worldprints.com.

Market Opportunity

   Forrester Research, or Forrester, estimates that the business-to-business e-commerce market will grow from $43 billion in 1998 to $1.3 trillion in 2003, a compound annual growth rate, or CAGR, of 98%. We believe that this dramatic growth in e-commerce is driving demand for increasingly complex, interactive e-business applications that require secure, reliable, high-performance network infrastructures, including more than simply Internet connectivity. At the same time, we believe the shortage of information technology, or IT, professionals is impairing the ability of e-businesses to manage their networks. In addition, we believe the costs associated with developing and maintaining network infrastructures internally have become prohibitive to many companies.

   These challenges involved in managing complex connectivity and network infrastructures are increasing the demand for outsourced advanced colocation, network and value-added service solutions such as ours. Forrester estimates that revenues from Internet-related hosting and colocation services will grow at a CAGR of 76%, from approximately $875 million in 1998 to approximately $14.7 billion in 2003. We believe that very few hosting and colocation providers are capable of meeting the demands of today's e-businesses and that this has created a significant opportunity for a turnkey outsourced solution for connecting, monitoring and servicing e-business applications of small and medium-sized businesses.

Our Solution

   We provide our customers with a comprehensive range of high-performance services for advanced e-business and data communications applications. Through our state-of-the-art DNXs, we provide carrier-neutral network connectivity, value-added services and a secure, controlled environment for our customers' application hardware. Our outsourcing solution offers meaningful performance, cost and time-to-market benefits to our customers. Specifically, we provide our customers with the following key advantages:

  . Reliable Data Centers and Multiple Carrier Connections

  . Complex Network Connectivity

  . Value-Added Services

  . Geographic Proximity

  . Accelerated Time-to-Market and Scalability

Our Strategy

   Our objective is to be the leading provider of sophisticated services to small and medium-sized businesses for the management of their complex e-business and data communications applications. To achieve this objective, we intend to:

   Rapidly Expand Into Our Target Markets. We intend to increase the number of our DNXs from five today to 35 by the end of 2002 because we believe significant opportunities exist to provide complex networking solutions to small and medium-sized e-businesses. Our expansion into metropolitan areas that have previously been underserved by our competitors is designed to enable us to be the "first mover" in many of these markets, an important advantage given the low customer churn rate in our industry.

   Leverage Our Infrastructure. We have developed an infrastructure which we believe will continue to allow us to rapidly and efficiently expand into multiple markets. FlowTrack(TM), our proprietary operating system, is designed to ensure quality customer service and quickly integrate new service offerings while we rapidly scale our business. We have also built a team and a set of automated processes to accelerate the design, construction, staffing and marketing of future DNXs.

   Continue to Emphasize Customer Service. We believe that delivering complete customer satisfaction is vital to growing our business. Our emphasis on customer service and support has resulted in a strong, loyal base of customers, and our frequent customer interaction provides us many benefits, including increased sales opportunities. We intend to remain focused on providing the highest level of satisfaction to our customers by continuing to hire superior sales, technical and customer support personnel and maintaining our comprehensive training programs.

   Expand and Cross-Sell Our Suite of Services. We intend to continue to develop new and enhanced services that we believe will be attractive to potential and existing customers. These services are designed to increase our revenue per customer, improve our operating margins and give us a competitive advantage over other service providers in both attracting and retaining customers.

   Expand Sales Channels and Increase Brand Awareness. We intend to grow our direct sales organization significantly and use indirect sales channels to expand coverage and penetration of small and medium-sized businesses as we build out our DNXs. In addition to the branding achieved by our various sales channels, we intend to increase our brand recognition through a variety of marketing and promotional programs.

   With the growing trend toward outsourcing by e-businesses and our ability to rapidly scale, we believe that we are ideally positioned to become a leading provider of equipment colocation and other value-added services to small and medium-sized businesses.



   Our principal executive offices are located at 938 Bannock Street, Suite 300, Denver, Colorado 80204. Our telephone number at that location is (303) 942-2800. Our Web site is located at www.inflow.com. Information contained on our Web site does not constitute part of this prospectus.

   We have received trademark and service mark registration for the mark "Inflow." Other trademarks and service marks appearing in this prospectus are the property of their respective holders.

                                  The Offering

 Stock offered by Inflow............................           shares of voting common stock

 Common stock to be outstanding after the offering..           shares

 Use of proceeds.................................... We estimate that the net proceeds to us from this offering will be approximately
                                                     $         million. We will use the net
                                                     proceeds:

                                                     . to fund the completion and initial
                                                       operating losses of additional DNXs,
                                                       including capital expenditures, sales and
                                                       marketing and other operating costs;

                                                     . for general corporate purposes, including
                                                       working capital; and

                                                     . for continued development of new value-
                                                       added services. See "Use of Proceeds."

 Proposed Nasdaq National Market symbol............. "INFL"

   The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding as of December 31, 1999 and includes 1,433,203 shares of our non-voting common stock, all of which is assumed to be held by First Union Capital Partners, Inc. and does not have voting rights but is convertible into and otherwise identical to our common stock. The term common stock, unless otherwise noted, refers to both our voting and non-voting shares of common stock. The number of shares of common stock excludes:

  .     shares reserved for issuance under our 2000 Stock Incentive Plan, of
    which        shares were subject to outstanding options;

  .     shares reserved for issuance under our 2000 Employee Stock Purchase
    Plan; and

  .     shares of common stock issuable upon the exercise of options outstanding as of December 31, 1999 at a weighted average exercise price
    of $      per share.

   See "Description of Capital Stock -- Common Stock" and "Management -- 2000 Stock Incentive Plan" and "-- 2000 Employee Stock Purchase Plan."

                                ----------------

   In this prospectus, references to "Inflow," "we," "our" and "us" refer to InFlow, Inc. and our wholly-owned subsidiaries unless otherwise indicated, and not to the underwriters. Unless otherwise indicated, all share information contained in this prospectus:

  . Refers to shares of our common stock, which we are selling in this offering;

  . Gives effect to the conversion of all outstanding shares of preferred stock, other than that held by First Union Capital Partners, Inc., into shares of common stock upon the closing of this offering;

  . Gives effect to the conversion of all outstanding shares of preferred
    stock held by First Union Capital Partners, Inc. into        shares of
    common stock and          shares of non-voting common stock upon the
    closing of this offering;

  . Assumes no exercise of the underwriters' over-allotment option; and

  . Reflects a  -for-  split of our common stock effected as of   , 2000.

                        SUMMARY FINANCIAL AND OTHER DATA

   You should read the following summary financial and other data along with the sections entitled "Use of Proceeds," "Selected Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes and other financial and operating data included elsewhere in this prospectus.

                              PERIOD FROM INCEPTION  YEARS ENDED DECEMBER 31,
                             (SEPTEMBER 26, 1997) TO --------------------------
                                DECEMBER 31, 1997       1998          1999
                             ----------------------- ------------ -------------
STATEMENTS OF OPERATIONS
 DATA:
Revenue....................        $        0        $    45,032  $   1,998,164
Costs of data network
 exchange facilities:
 Direct....................                 0            118,848      2,681,591
 Indirect..................                 0            173,846        866,254
                                   ----------        -----------  -------------
Gross profit (loss) from
 data network exchange
 facilities................                 0           (247,662)    (1,549,681)
   Total operating ex-
    penses.................            72,193            469,248      3,871,931
                                   ----------        -----------  -------------
Loss from operations.......           (72,193)          (716,910)    (5,421,612)
   Total other income (ex-
    pense).................            (9,314)           (77,933)       691,987
                                   ----------        -----------  -------------
Net loss...................           (81,507)          (794,843)    (4,729,625)
Accretion of convertible
 preferred stock...........                 0                  0       (696,897)
Deemed dividend related to
 beneficial conversion
 feature of Series B
 preferred stock...........                 0                  0     (5,655,173)
                                   ----------        -----------  -------------
Net loss available to
 common stockholders.......        $  (81,507)       $  (794,843) $ (11,081,695)
                                   ==========        ===========  =============
Net loss per common share
 (basic and diluted) (1)...        $    (0.03)       $     (0.26) $       (3.69)
Weighted average common
 shares (basic and diluted)
 (1).......................         3,000,000          3,000,000      3,000,041
Pro forma net loss per
 common share (basic and
 diluted) (1)(2)-
 unaudited.................        $    (0.03)       $     (0.26) $       (1.62)
Pro forma weighted average
 common shares (basic and
 diluted) (1)(2)-
 unaudited.................         3,000,000          3,000,000      6,416,746
OTHER FINANCIAL DATA:
Cash flow provided by (used
 in):
 Operating activities......        $  (43,868)       $  (552,126) $      (4,443)
 Investing activities......           (18,592)          (819,413)   (68,916,746)
 Financing activities......           603,000            854,604     69,862,642
Capital expenditures.......            18,592            819,413     12,005,820
OTHER DATA:
Customers at end of
 period....................                 0                 12             61
Operational DNXs...........                 0                  1              3

                                               AS OF DECEMBER 31, 1999
                                        ---------------------------------------
                                                         PRO       PRO FORMA
                                          ACTUAL      FORMA(2)   AS ADJUSTED(3)
                                        -----------  -----------    --------
BALANCE SHEET DATA:
Cash and cash equivalents.............  $   965,058  $   965,058    $
Short-term investments................   56,387,515   56,387,515
Working capital.......................   54,715,399   54,715,399
Total assets..........................   72,882,292   72,882,292
Long-term liabilities, including
 current maturities...................    1,440,624    1,440,624
Mandatorily redeemable convertible
 preferred stock......................   77,793,139          --
Total stockholders' equity (deficit)..  (11,453,573)  66,339,566

--------
(1) See note 1 of notes to financial statements for a description of the computation of basic, diluted and pro forma net loss per share and the number of shares used to compute basic, diluted and pro forma net loss per share.
(2) Pro Forma data reflects the conversion of our convertible preferred stock to common stock and non-voting common stock, which will occur automatically upon the closing of this offering.
(3) Pro Forma As Adjusted balance sheet data reflects the conversion of our outstanding preferred stock to common stock and non-voting common stock, which will occur automatically upon the closing of this offering, the sale
    of the             shares of common stock in this offering and the receipt
    of the net proceeds from this offering, after deducting underwriting fees and estimated offering expenses.

                                 RISK FACTORS

   Any investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following events actually occurs, our business and financial results may suffer. In this case, the market price of our common stock could decline, and you could lose all or part of your investment in our common stock.

Risks Related To Our Business

We are an early-stage company which makes evaluating our business difficult.

   We were founded in 1997 and our first DNX was opened in Denver in July 1998. Our first dollar of revenue from this DNX was not recognized until September 1998. Since that date, we have opened four additional DNXs. Our financial statements primarily reflect the results of a single DNX, our initial Denver location, the operations of which may not be indicative of the results we will achieve at other locations or of the future results at our initial Denver DNX. Our limited operating history and lack of meaningful historical financial or operating data make evaluating our planned business operations difficult. Additionally, evaluating whether our plan to build additional DNXs, which will require significant capital expenditures and management resources, will be successful is difficult because the revenue and income potential of our business and market is unproven. Many of the revenue and pricing assumptions in our plan may not conform with future results. We also expect to encounter challenges and difficulties frequently experienced by early-stage companies in new and rapidly evolving markets, including our ability to generate cash flow, hire and train sufficient operational and technical people and implement our business plan on a timely basis. We may not successfully address any or all of these challenges and our failure to do so would adversely affect our business, operations and the market price of our stock.

We have incurred losses since our inception and expect our losses to continue.

   We have incurred net losses in each quarterly and annual period since our inception. As of December 31, 1999, our cumulative net losses were approximately $10.1 million. We expect to incur net losses and negative cash flows from operations on a quarterly and annual basis for the foreseeable future as we build additional DNXs and increase our sales and marketing activities. Our ability to achieve profitability depends on many factors which are beyond our control. Even if we are able to achieve profitability, we may not be able to sustain profitability during any future periods.

Our quarterly operating results may fluctuate, which may make it difficult to forecast our future performance and may result in volatility in our stock price.

   We expect that our revenue growth, and our cost structure, will be unpredictable as we continue to implement our business plan. This unpredictability will likely result in significant fluctuations in our quarterly results. Therefore, you should not rely on quarter-to-quarter comparisons of results of operations as an indication of our future performance. Because of our limited operating history and the emerging nature of our industry, we anticipate that securities analysts may have difficulty in accurately forecasting our results. If our operating results are below market expectations, the price of our stock will likely decline.

   The following are many of the factors which could cause significant fluctuations in our operating results:

  . Demand for and market acceptance of our existing and future services, along with our ability to cross-sell multiple services to each customer;

  . Our continued ability to introduce new services or enhancements and new offerings by our competitors, including those which may be superior to or render our offerings obsolete;

  . The introduction by third parties of new Internet and networking technologies and our ability to competitively adjust to and use such technologies;

  . The timing of customer installations and capacity utilization of our DNXs;

  . Fluctuations in bandwidth used by customers and an ability to increase bandwidth capacity to them as necessary;

  . The timing and magnitude of capital expenditures, including construction costs relating to the expansion of operations;

  . The timely expansion, completion and opening of additional DNXs;

  . Reliable continuity of service and network availability, as well as our ability to integrate our products and services into our operations support system;

  . Increased competition in our markets;

  . Changes in our pricing policies and those of our competitors' and provisions for customer discounts and credits;

  . Our ability to attract and retain key personnel and customers;

  . Continued growth in e-business applications, along with continued demand for non-Internet forms of network access;

  . Economic conditions specific to the Internet industry, as well as other general economic factors; and

  . Adverse regulatory or legislative initiatives.

   In addition, a large portion of our expenses is fixed in the short-term, particularly with respect to communications, depreciation, real estate and interest expenses, and therefore our results of operations are particularly sensitive to fluctuations in revenue. Because of this, period-to-period comparisons of our operating results may not necessarily be meaningful and may not be an indication of our future performance. Additionally, fluctuations in our results of operations could cause us to fail to meet the expectations of securities analysts or investors, which could negatively affect the market price of our common stock.

Our failure to hold required authorizations and to be registered with, or certified by, applicable regulatory authorities could harm our business.

   Certain telecommunications services that we offer, and intend to offer in the future, including private-line connectivity, are, or may be, subject to regulation and certification requirements at the state level. To date, we have not registered as a public utility in any state or been certified to provide any form of regulated telecommunications services within any jurisdiction. We are actively pursuing authorizations or approvals that we believe may be necessary. While we believe that the law regarding regulation of these and similar types of services is unclear in certain jurisdictions in which we currently operate or intend to operate, and we continue to evaluate our status with counsel, it is possible that we have provided certain telecommunications services without the requisite regulatory approval or certification in a limited number of jurisdictions. We may also be required to obtain and to apply for similar authorizations in other states in which we expect to operate in the future. Our failure to have held any required authorizations and to have been registered or certified previously could expose us to risks, including substantial fines, third-party lawsuits and potential inability to continue our operations. Moreover, we do not know if we will be allowed to register in particular jurisdictions or if our applications will be accepted, or that they would be granted without onerous terms, or at all. The public utility application and registration process could be lengthy and time-consuming, requiring substantial resources and management time. Changes in current or future regulations adopted by regulators, or legislative or judicial initiatives relating to the telecommunications industry, could have a material adverse effect on us. If we suffer significant delays in obtaining any requisite regulatory approvals, we may be unable to provide certain telecommunications services during the period in which we have not been certified. Any significant delays of that type could have an adverse effect on our intended rollout of services.

   Authorization as a carrier will also subject us to on-going future governmental regulation at the state and federal levels, which may make it more difficult for us to operate and subject us to increased costs which we may not be able to pass along to our customers. Many of our competitors may not be subject to similar regulation and may have an additional competitive advantage in the event we become regulated.

To implement our business plan we will require additional capital in the future and may not be able to secure adequate funds on terms acceptable to us.

   We currently anticipate that the net proceeds of this offering, together with cash on hand, will be sufficient to meet our anticipated needs for the next 12 months. However, due to our limited operating history, the nature of our industry and the possibility that we would encounter delays or cost overruns in building our planned new DNXs in 2000, our future capital needs are difficult to predict. Therefore, we may require significant additional funds after this offering to support our operations or the expansion of our business. We may not be able to obtain additional funding, if required, in amounts or on terms acceptable to us. Our inability to raise additional funds could impede our growth, may force us to scale back or cease our operations or may negatively affect our financial condition or the market price of our stock.

Our newer DNXs are larger than our first DNX, which may make it difficult for us to forecast future expenses.

   Our first DNX, located in Denver, Colorado, is significantly smaller than our recently completed DNXs in Denver, Minneapolis, Raleigh-Durham and San Diego and one-fourth the size of those DNXs which we are developing for deployment during the rest of 2000. This increase in DNX size adds uncertainty to our ability to accurately forecast ongoing costs of running our business. Our lack of experience operating larger facilities could adversely affect our business, operations and the market price of our stock if we do not successfully address the complications associated with operating larger DNXs.

If we fail to expand the number of our DNXs or to properly manage our expansion, our revenues will not grow and we may not be profitable.

   The opening of additional DNXs is a key element of our business strategy. To execute our growth plan, we must:

  . Identify appropriate locations;

  . Negotiate leases on acceptable terms;

  . Design each DNX;

  . Obtain permits and the timely approvals of local regulatory authorities;

  . Depend upon contractors to construct our additional DNXs in a timely manner while controlling costs;

  . Obtain and install the necessary equipment on a timely basis; and

  . Hire, train, motivate and retain qualified employees to assist in our expansion, as well as to staff our DNXs.

   All of these factors involve risks and uncertainties beyond our control and problems in any other areas could delay the opening of a DNX. Consequently, opening a new DNX requires significant management time and attention. Accordingly, you should be aware that we have limited experience in building DNXs, particulary in building multiple DNXs concurrently, and may not be able to replicate any success we have had to date in any of our future DNXs. Our planned expansion will place a significant strain on our limited financial, administrative, operational and management resources. Our existing operating and financial control systems, infrastructure and other resources may not be sufficient to adequately manage the opening of the planned number of DNXs in a cost-effective and timely manner. Consequently, it may be difficult for us to meet our growth plan while controlling costs.

   Additional DNXs, if completed, will result in substantial new operating expenses, including expenses associated with hiring, training, retaining and managing new employees, purchasing new equipment, implementing new systems, leasing additional real estate and incurring additional depreciation expense. If we do not implement adequate management and financial controls, reporting systems and procedures to operate multiple DNXs in geographically diverse locations, our operations could be significantly harmed.

If we are unable to obtain real estate leases on acceptable terms, our business will suffer.

   In order to meet our expansion goals, we will need to enter into a substantial number of leases in new markets. Our site selection template specifies the size, location and other technical specifications we consider optimal for our DNXs. Real estate that conforms to our template is often located in high quality buildings in the central business district of a city. This type of space may be scarce or in great demand in our target markets, many of which are experiencing substantial economic growth and shortages of prime real estate. Even if we are able to locate satisfactory sites in these potential markets, these sites may be difficult for us to lease on acceptable terms. If we are unable to obtain leases for new sites on acceptable terms, we will not be able to achieve our growth plans.

Our dependence on third parties increases the risk that we will not be able to timely or cost-effectively meet our customer needs.

   The presence of diverse bandwidth fiber from communications carriers' fiber networks to our DNXs is critical to our ability to attract new customers. For most of the services we provide, we are not a communications carrier, and therefore rely on third parties to provide our customers with carrier facilities. In offering certain services, we may be a communications carrier, by reselling certain services, but we are still dependent on underlying carrier services and facilities. Carriers may decide not to offer their services within our DNXs or may increase the cost of their services. The construction required to connect multiple carrier facilities to our DNXs is complex and involves factors outside our control, including regulatory processes and the availability of construction resources. If the establishment of highly diverse bandwidth connectivity to our DNXs does not occur or is materially delayed, or if the bandwidth provided to us is subject to capacity bottlenecks and other reliability problems or is at increased costs, our business, operations and the market price of our stock will be negatively affected. In addition, we rely on local loop providers to timely provide connectivity to our DNXs. There is a limited number of high-bandwidth network providers and we cannot control any delays or deficiencies associated with this provisioning function.

   We also depend on third parties to timely provide critical components of our reliability solution, such as state-of-the-art equipment and continuous power. Some of the communications services and networking equipment may be available only from limited sources. We do not carry significant inventories of components and have no guaranteed supply arrangements with vendors. We are also dependent upon our suppliers providing products or components that must comply with evolving Internet and communications standards or that inter-operate with other products or components we use. Our performance and reliability are also highly dependent upon continuous power being supplied by our third party providers. Although continuous power availability is critical to our business, we have no control or assurance that we will be supplied with adequate power. If the equipment or power that we need are unavailable or are not delivered on a timely basis, our business will be harmed.

   We are also dependent upon third parties for the timely construction and design of our DNXs. The unavailability of these services or the failure of these services to be timely performed in a professional manner will negatively affect our business, operations and the market price of our stock.

If we were to lose any of our top customers, we would lose a substantial portion of our revenue.

   A relatively small number of customers account for a large percentage of our total revenues and we expect this concentration will continue for the foreseeable future. For the year ending December 31, 1999, our top five customers accounted for approximately 46% of our revenue, including Verio, a potential competitor, which alone accounted for approximately 14% of our revenue during this period. Our business will be seriously harmed if we do not generate as much revenue as we expect from these customers or experience a loss of any significant customer.

Any of our key employees could terminate his or her employment at will.

   We depend on the continued services and performance of our senior management team and other key personnel. The loss of any member of our executive management team, particularly Arthur H. Zeile, our President and Chief Executive Officer, or Joel C. Daly, our Vice President, Chief Operating Officer and Secretary, would significantly harm us. Any of our officers or employees can terminate his or her employment with us at any time. Although we maintain $2.5 million "key person" life insurance policies on the lives of each of Arthur H. Zeile and Joel C. Daly, we believe this amount would not sufficiently compensate us for the loss of either of their services. The loss of the services of one or more of our key personnel could seriously interrupt our business, and because the demand for employees in the communications and network management services market is intense, we may not be able to successfully locate, hire, assimilate and retain replacements or other key management personnel on a timely and cost-effective basis.

It may be difficult for us to hire and retain highly qualified personnel, particularly as we open additional DNXs in highly competitive markets.

   To achieve our growth goals, we will need to hire a substantial number of people in each new market where we open a DNX. New hires at each DNX will include a local general manager as well as sales and marketing personnel. The success of a DNX will depend largely upon the efforts of the people we hire for those positions. The demand for employees in the communications and network management services market is intense. Moreover, many of our DNXs are in highly competitive geographic labor markets. If we are unable to locate, hire and retain qualified personnel in these markets on a timely and cost-effective basis, we will face delays in our planned expansion and our financial results may fail to meet our growth expectations.

If we are unable to compete successfully against new entrants and established companies with greater resources, our business will suffer.

   We believe that new competitors will enter our market. Our success is dependent upon our ability to substantially differentiate our solutions from existing and future offerings of our competition. We believe that we may compare unfavorably with some of our competitors with regard to, among other things, brand recognition, existing relationships with potential customers, available pricing discounts, capital availability, strategic relationships and existing contracts. We may not be able to compete effectively in our target markets. Moreover, our strategy depends largely upon the rapid deployment of our solutions. If we are slowed in our rollout of our DNXs, other companies may gain competitive advantages in markets we are targeting. We expect significant competition from several areas, including:

 .Web hosting and colocation companies;

 .National and regional Internet service providers;

 .Global, regional and local communications companies; and

 .Global technology companies.

   Our competition may operate in one or more of these arenas and include companies such as AboveNet Communications, AT&T Corp., Digital Island, Exodus Communications, Equinix, Frontier GlobalCenter, Globix, GTE Corporation, InterNAP, Level 3 Communications, MCI WorldCom, PSINet, Qwest, Sprint, Verio and the regional Bell operating companies.

   Some of our competitors and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. In particular, other communications carriers and several Web hosting and colocation companies have extensive customer bases and customer relationships, including relationships with many of our potential customers. These companies also have significantly greater customer support and professional services capabilities than we do. Because of their greater financial resources, some of these companies have the ability to adopt aggressive pricing policies and may be better able to compete in a price competitive market. These companies may also be able to bundle their products or incorporate colocation and other services in a manner that is more attractive to our potential customers than using our solutions. New competitors or alliances among competitors may emerge and rapidly acquire significant market shares. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. Our revenue model contains many assumptions which may be invalidated by our competitors, such as our ability to successfully introduce new products each year and the absence of competing products for certain of our solutions. Competitive products may reduce demand for or render certain of our offerings obsolete. In addition, we believe that the market in which we compete is likely to face consolidation in the future, which could have the effect of increasing price and service competition and would negatively affect our business, operations and the market price of our stock.

A system failure could cause significant delays and interruptions of service to our customers, which could reduce our revenue and harm our reputation.

   Our business depends on our ability to avoid system failures and provide our customers with fast, efficient and highly reliable network solutions. Our operations are subject to failure resulting from numerous factors, including human error, physical or electronic security breaches, network software flaws, fire, earthquake, flood or other natural disasters, power loss and sabotage or vandalism. Additionally, if our communications providers fail to provide the communications capacity that we require, that failure could also result in interruptions in our services, which could damage our reputation. Our customer contracts currently provide a service level guarantee related to circuit performance including service up-time and time to restore a circuit once a problem is encountered. This guarantee provides a billing credit to customers if a performance parameter is not met and we may be required to provide significant credits. If we encounter significant system downtime, we may incur substantial harm to our reputation and obligations that our liability insurance may not adequately cover, which could negatively affect our business, operations and the market price of our stock.

We must retain and expand our customer base and increase the services used by each customer in order to meet our financial goals.

   Our future revenues will depend on our ability to retain and expand our customer base as we open additional DNXs. Our ability to attract customers to our DNXs will depend on a variety of factors, including the willingness of businesses to outsource their network operations, the availability of multiple communications carriers to provide connections, our operating reliability and security, and our ability to effectively market our services. We typically begin building a DNX before we have agreements with customers to use that DNX. If we open a new DNX and cannot attract customers, we will not be able to cover costs associated with that DNX and we will not be profitable. In addition, the Internet and communications industries are intensely competitive and some of our customers will face competitive pressures and may not ultimately be successful. If our customers fail, they will not continue to use our DNXs, which may be disruptive to our business and adversely affect our operating results and the market price of our stock.

   Our success is also dependent upon our ability to successfully introduce new products to our customers and cross-sell our product offerings to customers in order to increase our revenue per customer. Although we intend to develop new services and market these services to customers, we do not know if these or other services will be accepted by the marketplace or if customers will purchase multiple products or services. We also may not be able to offer some of our services in certain jurisdictions without requisite regulatory approval.

Because we have no experience operating internationally, our international expansion may be limited.

   We currently operate five DNXs in four domestic metropolitan markets. Although we expect to continue to expand further domestically, we also anticipate initiating development of a DNX in Europe by the end of 2000. We expect to continue to evaluate further opportunities for international expansion; however, we have no experience operating internationally. We may not be able to adapt our services to international markets or market and sell these services to customers abroad. We may also face difficulties or increased costs in locating, building and opening DNXs in foreign countries and managing those DNXs across disparate geographic areas. Leasing rates and customs in international markets may vary substantially from domestic markets and delay our ability to quickly and cost-effectively roll out additional DNXs. We are unfamiliar with the international labor markets and practices and we may face difficulty or increased costs hiring and maintaining employees to staff our international DNXs.

   The buildings located in the central business districts of many international cities may be too old or structurally unsuited for our standard renovation specifications. As a result, we may be forced to locate outside of central business districts despite our business model and our lack of experience in operating outside of central business districts. We may also be unable to locate in areas with sufficient fiber concentration and may face additional operational costs associated with increased geographic distance from sufficiently dense cable areas. International operations may also expose us to additional taxes and currency risks with which we currently have no experience. We are also unfamiliar with the laws, permits, policies and regulations in foreign countries and may face difficulty or increased costs in complying with such requirements.

If we fail to develop our Inflow brand, we may not be able to effectively compete.

   A key element of our strategy is to increase awareness of the Inflow brand. If we fail in our efforts to build our brand awareness, we may not be able to effectively compete and our strategic and financial objectives might not be met. Many of our competitors, including AT&T Corp., Exodus Communications, GTE Corporation, MCI WorldCom, Qwest and Sprint, have well-established brands. To date, our market presence has been limited principally to the Denver market. We have attracted our existing customers primarily through a small sales force, the visibility of our founders, Arthur H. Zeile and Joel C. Daly, in the Denver entrepreneurial community, and our reputation in the Denver marketplace. Our founders do not have this reputation and visibility in the markets into which we are expanding. To increase awareness of our brand, we plan to significantly increase our sales and marketing budget and activities, which may not be successful.

Breaches of our network security could damage our reputation and cause us to lose customers.

   Despite our design and engineering efforts and implementation of a variety of network security measures, unauthorized access, computer viruses and accidental or intentional actions may cause delays or interruptions in our services. Confidential information, such as credit card and bank account numbers, may be stored in our customers' computer systems, and breach of the security protecting such confidential information could result in liability to us and the loss of existing customers and/or the deterrence of potential customers. Although we intend to continue to implement industry-standard security measures, such measures could be circumvented. The costs required to eliminate computer viruses and alleviate other security problems could be prohibitively expensive and the efforts to address such problems could result in interruptions, delays or cessation of service to our customers, which could negatively affect our business, operations and the market price of our stock.

We may be unable to adequately protect our proprietary rights.

   We have not sought patent protection on any of our products, services or processes. We rely upon a combination of trademark and copyright law, trade secret protections, and confidentiality agreements and other contractual arrangements with our employees, consultants and third parties to establish and protect our proprietary rights. The steps we have taken to protect our intellectual property rights will likely provide less protection than the level given by patents and may prove to be inadequate. Notwithstanding our efforts, third parties may still infringe or misappropriate our proprietary rights. Moreover, effective trademark, copyright and trade secret protection may not be available in every country in which we eventually operate to the same extent available in the United States. We may be unable to detect the unauthorized use of our intellectual property or take appropriate steps to enforce our intellectual property rights. Defending our intellectual property rights could also result in the expenditure of significant financial and managerial resources, which could negatively affect our business, operations and the market price of our stock.

   Although we enter into proprietary information and invention assignment agreements with our employees and consultants and control access to and distribution of our proprietary information, unauthorized parties, including departing employees, business partners and others, may attempt to copy or otherwise obtain and use our products and technology. Monitoring unauthorized use of our products and technology is very difficult, and we may be unable to prevent misappropriation of our products and technology.

We may be subject to infringement claims by third parties.

   Third parties may in the future assert copyright, trademark, patent and other intellectual property rights claims or initiate litigation against us or our suppliers or customers with respect to existing or future products and services. Although we believe that our proprietary rights do not infringe on the intellectual property rights of others, other parties may assert claims against us that we have misappropriated a trade secret or infringed a patent, copyright, trademark or other proprietary right belonging to them. Any infringement or related claims, even if not meritorious, could be costly and time consuming to litigate, may distract management from other tasks of operating the business and may result in the loss of significant rights and the loss of our ability to operate our business.

Risks Related To Our Industry

Because the market for colocation and network management services is new and its viability is uncertain, our services may not be accepted and we may not be profitable.

   The market for colocation and network management services has only recently begun to develop and is evolving rapidly. Our future growth, if any, will be dependent on:

  . The growth of the Internet as a global communications and commerce medium;

  . The growth of non-Internet forms of network access;

  . The growth of mission-critical e-business applications;

  . The willingness of enterprises to colocate and outsource network connectivity for their mission-critical e-business applications; and

  . Our ability to successfully and cost-effectively market our services to a sufficiently large number of customers.

   The market for our services may not fully develop. Our services may not be adopted or businesses, organizations or consumers may not significantly increase use of the Internet and other types of networks for commerce and communication. If this market fails to develop, develops more slowly than expected or if our services do not achieve widespread market acceptance, our business, operations and market price of our stock would be adversely affected.

Because the demand for our services depends on continued growth in the use of the Internet and other forms of network access, a slowing of this growth could harm the development of the demand for our services.

   Our success will depend in large part on the continued growth of e-business applications, including the underlying growth of the Internet. The increased use of the Internet for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners has only recently begun to develop. Our success will depend in large part on continued growth in the use of the Internet, which in turn will depend on a variety of factors including security, reliability, cost, ease of access, quality of service and necessary increases in bandwidth availability. The recent attacks on major Web sites have drawn much media attention and may threaten to slow Internet growth. If the Internet as a commercial or business medium fails to develop or develops more slowly than expected, our business, results of operations and financial condition could be materially adversely affected. The recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, communications links and other components forming the infrastructure of the Internet by Internet Service Providers and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services. Potentially increased performance provided by our services is ultimately limited by and reliant upon the speed and reliability of the networks operated by third parties. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

   In addition to the Internet, we are dependent on customers continuing to require non-Internet forms of network access, such as T-1, fractional T-1, ISDN, frame relay, ATM and modem lines. The continued demand and acceptance of these alternative forms of network access will be critical to the success of our business. Any decreased use of these forms of network access or degradation in the reliability, security or speed of these forms of network access could harm our business, operations and market price of our stock.

If the government modifies or increases its regulation of the Internet, the provision of our services could become more costly and the use of the Internet may decline.

   There is currently only a limited body of law and regulation directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted at the international, federal, state and local levels with respect to the Internet and that existing laws and regulations may become applicable to the Internet. Federal, state and foreign legislatures have proposed or are currently considering a number of laws and regulations relating to the Internet. The adoption of any future laws or regulations, or the application of existing laws and regulations, might decrease the growth of the Internet, decrease demand for our services, impose taxes or other costly regulatory or technical requirements on us, or otherwise increase the cost of doing business. In addition, because our services are currently available in multiple states and we plan to expand our operations internationally, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each state or foreign country where we operate, which could increase our operating costs and negatively affect our business, operations and the market price of our stock.

If we do not respond to rapid technological change and evolving industry standards, we will lose customers.

   Our future success will depend, in part, on our ability to offer services that address the increasingly sophisticated and varied needs of our current and prospective customers and to respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. Mission-critical Internet operations and e-business applications are complex and are characterized by rapidly changing and unproven technology, evolving industry standards, changes in customer needs, emerging competition and frequent new service introductions. Future advances in technology may not be beneficial to, or compatible with, our business. In addition, we may not be able to incorporate such advances on a cost-effective or timely basis into our business or such advances, including alternate delivery systems like cable or satellite, may make our services unnecessary or less cost-effective than using the new technology. Technological advances may have the effect of encouraging certain of our current or future customers to rely on in-house personnel and equipment to furnish the out-sourced solutions that we currently provide. Keeping pace with technological advances in our industry may require substantial lead time and capital expenditures. Although we currently intend to support emerging standards, we may not be able to conform to these new standards in a timely fashion and we may be unable to maintain a competitive position in the market, which could negatively affect our business, operations and the market price of our stock.

We may be held liable for information disseminated over our network.

   The law relating to the liability of online services companies and Internet access providers for information carried on or disseminated through their networks is currently unsettled. It is possible that claims could be made against us under both United States and foreign law for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of the materials disseminated through our networks. Legislation has been enacted or proposed that imposes liability for, prohibits or limits the transmission over the Internet of certain types of information, including obscene materials and pornography. The imposition upon us of liability for information carried on or disseminated through our systems could require us to implement measures to reduce our exposure to such liability, which may require us to expend substantial resources, or to discontinue certain service offerings. Although we carry general liability insurance, it may not adequately compensate us, if at all, or may not cover us if we are held liable for information carried on or disseminated through our networks, which would negatively affect our business, operations and market price of our stock.

We continue to monitor our systems for year 2000 compliance.

   Prior to entering the year 2000, or Y2K, we developed detailed plans for implementing, testing and completing any necessary modifications to our key computer systems and equipment with embedded chips to ensure that they were Y2K compliant. Now that we have entered the year 2000, we have tested our key computer systems and, to date, we have not encountered any material Y2K related disruptions or failures of our systems or services, nor have we been notified of any disruption or failures in the systems of any of our third parties with whom we deal. There is an ongoing risk that Y2K related problems could still occur and we will continue to evaluate these risks.

Risks Related To This Offering

There has been no prior market for our common stock and our common stock may experience extreme price and volume fluctuations.

   Prior to this offering, investors could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after the offering. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. The market price of our common stock may decline below the initial public offering price after this offering.

   Fluctuations in market price and volume are particularly common among securities of Internet-related companies. The market price and volume of our common stock may fluctuate significantly. In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we were to become the object of securities class action litigation, it might result in substantial costs and a diversion of our management's attention and resources, which could negatively affect our business, operations and the market price of our stock.

Substantial future sales of our common stock in the public market may depress our stock price.

   Sales of substantial amounts of common stock in the public market following this offering, or the appearance that a large number of shares is available for sale, could adversely affect the market price for our common stock. The number of shares of common stock available for sale in the public market will be limited by lock-up agreements under which certain holders of our outstanding shares of common stock will agree not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, or DLJ. However, DLJ may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to lock-up agreements. In addition to the adverse effect a price decline could have on holders of common stock, that decline would likely impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities.

   Our current stockholders hold a substantial number of shares, which, subject to the lock-up agreements described above, they will be able to sell in the
public market in the near future. All of the               shares sold in this
offering will be freely tradable, with the       other shares outstanding,
based on the number of shares outstanding as of December 31, 1999, being restricted securities as defined in Rule 144 of the Securities Act of 1933 as
amended. Approximately           of those shares will be freely tradable
beginning 180 days after the effective date of this offering, and the remainder of these shares will become freely tradable at various times thereafter. In
addition, the holders of               restricted shares of our stock are
entitled to certain rights with respect to registration of such shares for resale in the public market. Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall.

Our executive officers, directors and entities affiliated with them will continue to have substantial control over us after the offering.

   Our executive officers, directors and entities affiliated with them, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. These
stockholders will beneficially own, in the aggregate, approximately    % of our
common stock following the completion of this offering. The interests of these stockholders may differ from the interests of other stockholders.

We may spend the net proceeds of this offering in ways with which you do not agree.

   The net proceeds of this offering are not allocated for specific uses. Our management will have broad discretion to spend the net proceeds from this offering in ways with which investors may not agree. The failure of our management to apply these funds effectively would result in unfavorable returns, which could cause the price of our stock to decline.

We have anti-takeover provisions that may make it difficult for a third party to acquire us.

   Provisions of our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. See "Description of Capital Stock-- Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws" for a discussion of these anti-takeover provisions.

Investors in this offering will suffer immediate and substantial dilution.

   The initial public offering price of our common stock will be substantially higher than the book value per share of our outstanding common stock immediately after the offering. Accordingly, if you purchase common stock in
the offering, you will incur immediate dilution of approximately $    in the
book value per share of our common stock from the price you pay for our common stock. See "Dilution."

The terms of any future financing arrangements may restrict our operations.

   We may in the future enter into financing arrangements with equipment lessors, financial institutions or other investors that could be secured by our assets. These financing arrangements would likely require that we satisfy many financial covenants and could limit our ability to incur other indebtedness or engage in certain types of transactions. If we encounter difficulties with our business, we could default under any then-existing financing arrangements, which would make it very difficult for us to obtain financing in the future on acceptable terms. If we were to default under financing arrangements that were secured by our assets, our creditors under those arrangements could foreclose upon the assets securing our obligations.

We do not anticipate paying cash dividends on our common stock.

   We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, any future financing arrangements may contain limitations on our ability to declare and pay cash dividends.

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements. These statements relate to future events or our future business or financial performance. In some cases, you can identify forward-looking statements by terminology--for instance, may, will, should, would, could, expect, plan, anticipate, believe, estimate, predict, potential or continue, the negative of these terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the risk factors section. These factors may cause our actual results to differ materially from any forward-looking statement.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

                                USE OF PROCEEDS

   We estimate that we will receive net proceeds from the sale of
                   shares of common stock in this offering of $    million,
assuming an initial public offering price of $    per share and after deducting
estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we
estimate that our net proceeds will be $    million.

We intend to use the net proceeds of this offering:

  . to fund the completion and initial operating losses of additional DNXs, including capital expenditures, sales and marketing and other operating costs;

  . for general corporate purposes, including working capital; and

  . for continued development of new value-added services.

   Portions of the net proceeds of this offering may be used to fund potential international expansion. We have not determined the amount of net proceeds to be used specifically for each of the foregoing purposes. Pending any such uses, we intend to invest the net proceeds in interest bearing securities.


                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock. We currently anticipate that we will retain any future earnings for the operation, development and proposed expansion of our business. Accordingly, we do not anticipate declaring or paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 1999. The pro forma information gives effect to the conversion of all of our outstanding preferred stock as of December 31, 1999, including the conversion
of        shares held by First Union Capital Partners, Inc. into        shares
of non-voting common stock. The pro forma as adjusted information reflects, in addition to the pro forma adjustments, the issuance and sale of the shares of common stock offered by us in this offering at the assumed initial
public offering price of        per share. The outstanding share information
excludes:

  .     shares of common stock issuable upon exercise of options outstanding as of December 31, 1999;

  .     shares of common stock reserved for future issuance under our 2000
    Stock Incentive Plan as of December 31, 1999;

  .     shares of common stock reserved for future issuance under our 2000
    Employee Stock Purchase Plan as of December 31, 1999; and

  .     shares of common stock issuable upon the exercise of options outstanding under our stock option plans at a weighted average exercise
    price of $   per share as of   , 2000.

   This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and accompanying notes and other financial data included elsewhere in this prospectus.

                                               As of December 31, 1999
                                         --------------------------------------
                                                                     Pro Forma
                                            Actual      Pro Forma   as Adjusted
                                         ------------  -----------  -----------
Long-term liabilities................... $  1,308,867  $ 1,308,867     $
                                         ------------  -----------     ----
Mandatorily redeemable convertible
 preferred stock at redemption value,
 $0.001 par value:
 Series A mandatorily redeemable
  convertible preferred stock;
  3,310,000 shares authorized;
  3,309,953 shares issued and
  outstanding actual; none authorized,
  issued and outstanding pro forma and
  pro forma as adjusted (unaudited).....   12,108,201            0
 Series B mandatorily redeemable
  convertible preferred stock;
  7,000,000 shares authorized;
  6,896,552 shares issued and
  outstanding actual; none authorized,
  issued and outstanding pro forma and
  pro forma as adjusted (unaudited).....   65,684,938            0
                                         ------------  -----------     ----
  Total mandatorily redeemable
   convertible preferred stock..........   77,793,139            0
                                         ------------  -----------     ----
Stockholders' equity (deficit):
 Common stock, voting, $0.001 par
  value; 20,000,000 shares authorized,
  3,100,000 shares issued and
  outstanding actual; 11,873,302 shares
  issued and outstanding on a pro forma
  basis (unaudited);     shares issued
  and outstanding on a pro forma as
  adjusted basis (unaudited)............        3,100       11,874
 Common stock, non-voting, $0.001 par
  value; 1,500,000 shares authorized,
  issued and outstanding actual;
  1,433,203 shares issued and
  outstanding on a pro forma basis
  (unaudited);         shares issued
  and outstanding on a pro forma as
  adjusted basis (1) (unaudited)........            0        1,433
 Additional paid-in capital.............    2,346,497   80,129,429
 Deferred compensation..................   (3,566,052)  (3,566,052)
 Stock subscriptions receivable and
  other.................................     (150,911)    (150,911)
 Accumulated deficit....................  (10,086,207) (10,086,207)
                                         ------------  -----------     ----
   Total stockholders' equity
    (deficit)...........................  (11,453,573)  66,339,566
                                         ------------  -----------     ----
    Total capitalization................ $ 67,648,433  $67,648,433     $
                                         ============  ===========     ====

--------
(1) 1,500,000 shares of non-voting common stock were authorized by the
    stockholders on   , 2000 but, for purposes of this table, are assumed to
    have been authorized as of December 31, 1999.

                                    DILUTION

   Our pro forma net tangible book value as of December 31, 1999 was
approximately $    million, or $    per share of common stock. Pro forma net
tangible book value per share is determined by dividing the amount of our total tangible assets less total liabilities by the number of shares of common stock outstanding as of December 31, 1999 on a pro forma basis including conversion of all of our preferred stock into shares of common stock and non-voting common stock. Dilution in net tangible book value per share represents the difference between the assumed initial public offering price and the net tangible book value per share of common stock immediately after the completion of this offering.

   After giving effect to the issuance and sale of the shares of common stock
offered by us at an assumed initial public offering price of $    per share and
after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of
December 31, 1999 would have been $    million or $    per share of common
stock. This represents an immediate increase in pro forma net tangible book
value to our existing stockholders of $    per share and an immediate dilution
to purchasers in this offering of $    per share.

   The following table illustrates this per share dilution:

Assumed initial public offering price per share.............          $
Pro forma net tangible book value per share at December 31,
 1999....................................................... $
Increase in pro forma net tangible book value per share
 attributable to this offering..............................
                                                             --------
Pro forma net tangible book value per share after this
 offering...................................................
                                                                      --------
Dilution per share to new investors.........................          $
                                                                      ========

   The following table summarizes, on a pro forma basis, as of December 31, 1999, the differences between the number of shares of common stock purchased from us, the aggregate cash consideration paid to us and the average price per share paid by existing stockholders and new investors purchasing shares of common stock in this offering. The calculation below is based on an assumed
initial public offering price of $    per share, before deducting estimated
underwriting discounts and commissions and estimated offering expenses payable by us:

                                                                         Average
                                   Shares Purchased  Total Consideration  Price
                                  ------------------ -------------------   Per
                                    Number   Percent   Amount    Percent  Share
                                  ---------- ------- ----------- ------- -------
Existing stockholders............ 13,306,505       % $71,664,738       %  $5.39
New investors....................
                                  ----------  -----  -----------  -----
Total............................             100.0% $            100.0%
                                  ==========  =====  ===========  =====

   The foregoing discussion and tables assume no exercise of any stock options outstanding as of December 31, 1999. As of December 31, 1999, there were
options outstanding to purchase a total of           shares with a weighted
average exercise price of $   per share. To the extent that any of these
options are exercised, there will be further dilution to new investors.

                       SELECTED FINANCIAL AND OTHER DATA

   The following selected financial data is qualified by reference to, and should be read in conjunction with, our financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statement of operations data presented below for the period from September 26, 1997 (inception) through December 31, 1997 and for each of the years ended December 31, 1998 and 1999 and the selected balance sheet data at December 31, 1997, 1998 and 1999 is derived from our financial statements that have been audited by PricewaterhouseCoopers LLP, independent accountants, included elsewhere in this prospectus.

                               Period from Inception  Years Ended December 31,
                              (September 26, 1997) to -------------------------
                                 December 31, 1997       1998         1999
                              ----------------------- ----------  -------------
Statements of Operations
 Data:
Revenue.....................        $        0        $   45,032  $   1,998,164
Costs of data network
 exchange facilities:
 Direct.....................                 0           118,848      2,681,591
 Indirect...................                 0           173,846        866,254
                                    ----------        ----------  -------------
Gross profit (loss) from
 data network exchange
 facilities.................                 0          (247,662)    (1,549,681)
   Total operating
    expenses................            72,193           469,248      3,871,931
                                    ----------        ----------  -------------
Loss from operations........           (72,193)         (716,910)    (5,421,612)
   Total other income
    (expense)...............            (9,314)          (77,933)       691,987
                                    ----------        ----------  -------------
Net loss....................           (81,507)         (794,843)    (4,729,625)
Accretion of convertible
 preferred stock............                 0                 0       (696,897)
Deemed dividend related to
 beneficial conversion
 feature of Series B
 preferred stock............               --                --      (5,655,173)
                                    ----------        ----------  -------------
Net loss available to common
 stockholders...............        $  (81,507)       $ (794,843) $(11,081,695)
                                    ==========        ==========  =============
Net loss per common share
 (basic and diluted) (1)....        $    (0.03)       $    (0.26) $       (3.69)
Weighted average common
 shares (basic and diluted)
 (1)........................         3,000,000         3,000,000      3,000,041
Pro forma net loss per
 common share (basic and
 diluted) (1)(2)-unaudited..        $    (0.03)       $    (0.26) $       (1.62)
Pro forma weighted average
 common shares (basic and
 diluted) (1)(2)-unaudited..         3,000,000         3,000,000      6,416,746
Other Financial Data:
Cash flow provided by (used
 in):
 Operating activities.......        $  (43,868)       $ (552,126) $      (4,443)
 Investing activities.......           (18,592)         (819,413)   (68,916,746)
 Financing activities.......           603,000           854,604     69,862,642
Capital expenditures........            18,592           819,413     12,005,820
Other Data:
Customers at end of period..                 0                12             61
Operational DNXs............                 0                 1              3

                                                  As of December 31,
                                           ----------------------------------
                                             1997       1998         1999
                                           --------  -----------  -----------
Balance Sheet Data:
Cash and cash equivalents................. $540,540  $    23,605  $   965,058
Short-term investments....................        0            0   56,387,515
Working capital...........................  (96,750)  (1,226,804)  54,715,399
Total assets..............................  558,783      832,142   72,882,292
Long-term liabilities, including current
 maturities...............................  600,000    1,596,595    1,440,624
Mandatorily redeemable convertible
 preferred stock..........................      --           --    77,793,139
Total stockholders' equity (deficit)......  (78,507)    (873,350) (11,453,573)

--------
(1) See note 1 of notes to financial statements for a description of the computation of basic, diluted and pro forma net loss per share and the number of shares used to compute basic, diluted and pro forma net loss per share.
(2) Pro Forma data reflects the conversion of our convertible preferred stock to common stock and non-voting common stock, which will occur automatically upon the closing of this offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

   We provide equipment colocation and value-added services for mission-critical e-business and data communications applications through our secure, carrier-neutral DNXs. We focus on small and medium-sized businesses in need of reliable and scalable outsourced solutions in underserved markets. We were incorporated in September 1997 and opened Denver 1, our first DNX, in July 1998 and our first dollar of revenue was realized in September 1998. Today we operate DNXs in Denver (two locations), Minneapolis, Raleigh-Durham and San Diego. We intend to have 15 geographically dispersed DNXs in operation by the end of 2000 and another 20 DNXs by the end of 2002.

   Our customers demand high-performance, reliable network connections to maximize the performance of their applications for their partners and customers. We provide customized solutions by providing a broad range of network connections including Internet hosting and more secure, higher performing private-line services using ATM, T-1, fractional T-1, frame relay, ISDN and simple modem lines. In addition, we offer our customers value-added services, including equipment and application health monitoring, firewall management, data backup and redundant multi-carrier Internet connections.

   Our activities in 1999 consisted primarily of:

  . Operating our first Denver DNX;

  . Locating space and constructing our DNXs in Raleigh-Durham, Minneapolis, Denver and San Diego;

  . Developing and further refining our template for designing and building future DNXs;

  . Raising private equity to fund the deployment of additional DNXs;

  . Developing our first three value-added service offerings--InflowNet(TM), SecureFlow(TM) and MonitorFlow(TM);

  . Introducing and continuing development of FlowTrack(TM), our proprietary software application that allows us to rapidly and efficiently expand by automating our business processes; and

  . Further developing technical resources and our sales and management teams.

   The following table provides an overview of our DNX deployment to date.

                                                                                             Current
                                                              Operational  First Dollar of  Number of
       DNX                         Location                      Date      Revenue Realized Customers
  Denver 1        1860 Lincoln Street, Denver, CO            August 1998    September 1998      54
  Minneapolis     511 Eleventh Avenue South, Minneapolis, MN October 1999   November 1998        7
  Raleigh-Durham  4518 South Miami Blvd., Durham, NC         November 1999  December 1999        4
  Denver 2        900 Bannock Street, Denver, CO             January 2000   February 2000        2
  San Diego       9645 Scranton Road, San Diego, CA          January 2000   N/A                  0
-----------------------------------------------------------------------------------------------------

   We have formed several wholly-owned subsidiaries through which we will conduct our operations in the states in which we have or are currently constructing a DNX, and expect to form additional subsidiaries as we expand our geographic footprint.

Description of Financial Components

   Revenue. Revenue consists of monthly fees for colocation, network connectivity, systems management and value-added services. Customer contracts for the lease of cabinet space, network connectivity and our value-added services are renewable and range from one to three years in duration with payments due on a monthly basis. Although we do not charge our customers for initial consulting required in the design and implementation of complex network solutions, we do realize revenue from charges related to initial network capacity provisioning, equipment installation and other one-time set-up fees. Monthly recurring service revenue is recorded in the month the services are rendered. Fees related to installation services are recorded as deferred revenue and recognized on a straight-line basis over the weighted-average term of the customer service contracts. The incremental costs of installation services are capitalized and recognized on a straight-line basis over the same period.

   Costs of DNXs. Direct costs of DNXs consist primarily of the incremental costs of installation services, costs for private-line and Internet connectivity, net rent expense, utilities and maintenance, operations personnel salaries and benefits, and depreciation and amortization related to our DNXs. Indirect DNX costs consist primarily of costs related to sales, marketing and administrative personnel working in DNXs. We expect direct and indirect costs of DNXs to increase significantly as we execute our strategy of rapidly developing additional DNXs, due to costs related to construction and maintenance, network provisioning, and hiring and training new DNX employees.

   Sales and Marketing, General and Administrative and Product Development Expenses. Sales and marketing expenses consist primarily of salaries and benefits of our Denver headquarters' sales and marketing personnel, advertising costs for national and regional campaigns and costs for national marketing and collateral materials. General and administrative expenses include costs related to our finance and accounting, legal, human resources, construction and business development functions as well as costs associated with our central network operations center located at our headquarters. Product development expenses consist primarily of salaries and benefits of our employees devoted to software and product development at our headquarters. We expect to add a significant number of people centrally in sales and marketing, general and administrative and product development functions as well as dramatically increase our advertising and marketing efforts as we build out our DNXs.

   Stock Compensation Expense. We had outstanding incentive stock options to purchase a total of 60,000, 264,000 and 850,050 shares as of December 31, 1997, 1998 and 1999, respectively. To reflect the grant of these options, we recorded aggregate deferred compensation for the years ended December 31, 1997, 1998 and 1999 of $4,141,535. This amount reflects the difference between the deemed fair market value of our common stock for accounting purposes and the exercise price of the options as of the date of grant. Deferred compensation is reflected as a reduction of stockholders' equity and is generally being amortized as a charge to operations over the 48 month vesting period of the options. This amortization is being recorded in an accelerated manner consistent with Financial Accounting Standards Board ("FASB") Interpretation No. 28. We recorded amortization of deferred stock compensation expense of $575,483 in the year ended December 31, 1999.

   Beneficial Conversion Feature Related to Preferred Stock. In September 1999, we agreed to sell shares of our $0.001 par value Series B preferred stock at $8.70 per share. In October and November 1999, we closed this round of financing and issued a total of 6,896,552 shares of Series B preferred stock at $8.70 per share and received proceeds, net of issuance costs, totalling $59,931,035. The difference between the offering price and the deemed fair value of the Series B preferred stock resulted in a beneficial conversion feature in the amount of approximately $5,655,000 which was calculated in accordance with Emerging Issues Task Force No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios. The beneficial conversion feature is reflected as a deemed dividend in the statement of operations for the year ended December 31, 1999.

Comparison of Fiscal Years Ended December 31, 1999 and 1998

   The Denver 1 DNX was opened in July 1998 and our first dollar of revenue was realized in September 1998. Our Minneapolis and Raleigh-Durham DNXs were opened in October and November 1999 respectively; however, we generated limited revenue from those DNXs in 1999. Pre-opening direct and indirect costs of DNXs were incurred for Denver 2, Minneapolis, Raleigh-Durham and San Diego during 1999.

   Revenue. Our revenue increased to $1,998,164 in 1999 from $45,032 in 1998. This growth in revenue resulted primarily from an increase in the number of customers to 61 at the end of 1999 from 12 at the end of 1998, as well as increases in revenue per customer from our first Denver DNX.

   Costs of DNXs. Our direct and indirect costs of DNXs increased to $3,547,845 in 1999 from $292,694 in 1998. This growth in costs resulted primarily from increases in the number of customers and the resultant increase in network bandwidth under contract and power use.

   Sales and Marketing. Sales and marketing costs increased to $653,186 in 1999 from $0 in 1998 as we increased our marketing efforts and hired 17 employees to begin staffing a national sales support infrastructure.

   Product Development. Product and development costs increased to $706,008 in 1999 from $170,263 in 1998. This growth is attributable to increased personnel costs related to development of FlowTrack(TM), MonitorFlow(TM), SecureFlow(TM) and InflowNet(TM).

   General and Administrative. General and administrative expenses increased to $1,937,254 in 1999 from $298,985 in 1998 as we hired more personnel to support our growth.

September 26, 1997 (Inception) through December 31, 1997

   We did not generate any revenue during 1997. During this time, we were primarily refining our business plan, developing the design of our first DNX, and gathering requirements to start writing a proprietary operating software, which evolved into FlowTrack(TM). Our costs and expenses consisted primarily of salaries, travel and legal fees related to start-up activities and capital expenditures related to personal computers and peripheral equipment. Due to the absence of revenue and our limited history during 1997, we do not believe it is meaningful to compare these results with the year ended December 31, 1998.

Quarterly Results of Operations

   The following table sets forth certain statement of operations data on a quarterly basis for the three months ended March 31, 1999, June 30, 1999, September 30, 1999 and December 31, 1999. This information has been derived from our unaudited financial statements. In our opinion, this quarterly information has been prepared on a basis consistent with the audited financial statements and includes all adjustments, consisting only of normal recurring adjustments which are necessary for a fair presentation of the financial information for the quarters presented. This information should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus. The results of operations for any one quarter are not necessarily indicative of the results of operations for any future period:

                                              Three Months Ended
                                ------------------------------------------------
                                March 31,  June 30,   September 30, December 31,
                                  1999       1999         1999          1999
                                ---------  ---------   -----------  -----------
                                                 (unaudited)
Statements of Operations Data:
Revenue.......................  $ 126,396  $ 360,074   $   596,571  $   915,123
Costs of DNXs:
  Direct......................    215,287    326,004       681,105    1,459,195
  Indirect....................     48,530     91,266       241,238      485,220
                                ---------  ---------   -----------  -----------
    Gross profit (loss) from
     DNXs.....................   (137,421)   (57,196)     (325,772)  (1,029,292)
Other operating expenses:
  Sales and marketing.........     15,534     73,638       221,272      342,742
  General and administrative..     93,418    213,586       441,310    1,188,940
  Product development.........     13,302     73,962       244,472      374,272
  Stock compensation..........      3,768     38,137       169,958      363,620
                                ---------  ---------   -----------  -----------
Total operating expenses......    126,022    399,323     1,077,012    2,269,574
Operating loss................   (263,443)  (456,519)   (1,402,784)  (3,298,866)
Net interest income
 (expense)....................    (35,148)    91,745       109,613      525,777
                                ---------  ---------   -----------  -----------
Net loss......................  $(298,591) $(364,774)  $(1,293,171) $(2,773,089)
                                =========  =========   ===========  ===========

   Revenue increased 261% during the quarter ended March 31, 1999, 185% during the quarter ended June 30, 1999, 66% during the quarter ended September 30, 1999 and 53% during the quarter ended December 31, 1999, as the number of customers and revenue per customer increased. Direct and indirect costs of DNXs increased in each quarter due to the increase in the number of customers. Overhead expenses and deferred stock compensation expenses increased quarter over quarter primarily due to the addition of personnel as our business increased.

Liquidity and Capital Resources

   We have used cash in our operating and investing activities during all periods since inception. These cash usages have been funded by sales of stock. Those sales amounted to $3,000, $0 and $70,210,002 in 1997, 1998 and 1999,
respectively. In April 1999, we sold our Series A preferred stock to First Union Capital Partners, Inc., our co-founders Joel C. Daly and Arthur H. Zeile and certain other private investors for aggregate proceeds to us of approximately $10.2 million. During the fourth quarter of 1999, we sold our Series B preferred stock to Meritage Investment Partners, First Union Capital Partners, Inc., J.P. Morgan Investment Corporation, General Electric Capital Corporation and Stolberg, Meehan and Scano for aggregate proceeds to us of approximately $60.0 million.

   Net cash used in operating activities in 1997, 1998 and 1999 was $43,868, $552,126 and $4,443, respectively. Net cash used for operating activities in each of these periods was primarily the result of operating losses and changes in working capital.

   Net cash used for investing activities in 1997, 1998 and 1999 was $18,592, $819,413 and $68.9 million, respectively. Net cash used for investing activities in each of 1998 and 1997 was primarily the result of capital expenditures for DNXs, as well as leasehold improvements, furniture and fixtures and computers and other equipment. Net cash used in 1999 for investing activities also includes $56.4 million of purchases of short-term investments. Although we have plans to invest significantly in property and equipment, we have no material commitments for such items at this time. We enter into non-cancelable operating lease agreements for our corporate offices and DNXs. Future annual minimum lease payments, net of deferred rent as of February 15, 2000, totaled approximately $44.4 million.

   We anticipate that we will have significant cash requirements for several years as we build additional DNXs, increase our employee base to support DNX operations, develop additional value-added services and expand our marketing efforts. In addition, we expect to invest significantly in the purchase of property and equipment. We believe the net proceeds of this offering together with cash on hand will be sufficient to fund our anticipated operating and capital needs for the next 12 months. Due to our limited operating history and the difficulty in predicting our needs, we may require significant additional funds after this date to support our operations, or the expansion of our business. We may not be able to obtain additional funding, if required, in amounts or on terms acceptable to us.

Year 2000 Compliance

   Many currently-installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

   We expect most material Year 2000 compliance problems to have arisen on or immediately after January 1, 2000. As of February 18, 2000, we are not aware of any Year 2000-related problems associated with our internal systems or software or with the software or systems of other parties with which our systems interface. It is possible, however, that Year 2000-related problems could still arise.

   Although we have not been a party to any litigation or arbitration proceeding to date involving our products or services and related to Year 2000 compliance issues, we do not know if in the future we will be required to defend our products or services in such proceedings, or to negotiate resolutions of claims based on Year 2000 issues. The costs of defending and resolving Year 2000-related disputes, regardless of the merits of such disputes, and any potential liability on our part for Year 2000-related damages, including consequential damages, could cause our business and financial results to suffer. In addition, we believe that purchasing patterns of customers and potential customers may be affected by Year 2000 issues as companies may continue to expend significant resources to correct or upgrade their current software systems for Year 2000 compliance. These expenditures may reduce funds available to purchase software products and services such as those offered by us. To the extent that Year 2000 issues cause significant delay in, or cancellation of, decisions to purchase our products or services, our business and financial results could suffer.

   In the event that any of our external vendors cannot timely provide us with products, services or systems that meet the Year 2000 requirements, we may incur unexpected expenses to remedy any problems. These expenses could potentially include purchasing replacement hardware or software. In addition, our business and our ability to deliver our products and services could be severely affected, at least for a certain period of time, in the event that Year 2000 related problems were to cause disruption or failure in the Internet or other forms of network access as a means of delivery of our products and services or more generally, disruption to the infrastructure. The total cost of our Year 2000 compliance activities has not been, and is not anticipated to be, material to our business, results of operations and financial condition. We may not be able to remediate all significant Year 2000 problems on a timely basis and may incur costs in excess of our management's estimates. Our remediation efforts may involve significant time and expense, and could cause our business and prospects to suffer.

   To date, we have experienced no material complications to our operations due to Year 2000 issues nor do we expect to experience any material adverse effects on our business, financial condition or results of operations internally or from any other party who may experience Year 2000 problems.

Recent Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants, or AICPA, issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998 and provides guidance on accounting for the costs incurred for computer software developed or obtained for internal use including the requirement to capitalize specified costs and the amortization of such costs. We have adopted the provisions of SOP 98-1 in the fiscal year beginning January 1, 1999. The adoption of SOP 98-1 is not expected to have a material effect on our results of operations, financial position or cash flows.

   In December 1999 the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides specific guidance, among other things, as to the recognition of revenue related to up-front non-refundable fees and services charges received in connection with a contractual arrangement. We have applied the provisions of SAB 101 for the year ended December 31, 1999. The adoption of SAB 101 did not have a material impact on our financial condition or results of operations.

Qualitative and Quantitative Disclosures about Market Risk

   Our exposure to market risk is limited to interest income sensitivity, which is affected by changes in the general level of U.S. interest rates. Our cash equivalents are invested with high-quality issuers and limit the amount of credit exposure to any one issuer. Due to the short-term nature of our cash equivalents, we believe that we are not subject to any material market risk exposure.

   We do not have any foreign currency hedging or other derivative financial instruments.

                                    BUSINESS

Overview

   We are a rapidly growing provider of equipment colocation and value-added services for mission-critical e-business and data communications applications. We provide reliable and scalable outsourced solutions to small and medium-sized businesses with complex networking needs through our secure, carrier-neutral data network exchange facilities. We opened our first state-of-the-art DNX in Denver in July 1998 and today operate DNXs in Denver (two locations), Minneapolis, Raleigh-Durham and San Diego. We expect to have 15 geographically dispersed DNXs in operation by the end of 2000 and intend to build another 20 by the end of 2002. Our customers benefit from the close proximity of our DNXs to their businesses and we benefit from frequent interaction with them. As of February 17, 2000, we provided services to 67 customers, including six new customers since January 1, 2000.

   Our customers are in need of high-performance, reliable network connections to maximize the performance of the applications they provide for their business partners and customers. Using a consultative sales approach, which involves our sales engineers and network designers, we tailor solutions for our customers using a broad range of network connections. We optimize our customers' applications by providing high-speed Internet access and more secure, higher-performing private-line services using ATM, T-1, fractional T-1, frame relay, ISDN and modem lines. We offer our customers a suite of value-added services including MonitorFlowTM for equipment and application health monitoring, SecureFlowTM for firewall management and InflowNetTM for redundant multi-carrier Internet connectivity.

   We believe that our solutions provide our customers not only a significant performance advantage but also a compelling cost and time-to-market advantage. Our customers benefit from economies of scale through the sharing of infrastructure and personnel costs among multiple users. Our outsourced solutions enable our customers to quickly establish and rapidly expand their e-business applications, allowing them to better focus on their core competencies. Our customers include eBags.com, Email Knowledge, Factual Data Corp., High Speed Access Corp., KBKids.com, MapQuest.com, MessageMedia Inc., Northpoint Communications, Inc., SciQuest.com and Worldprints.com.

Market Opportunity

   We believe that a significant opportunity exists to provide colocation services, management of complex network connections and value-added services to small and medium-sized companies focused on e-business, due in large part to the following trends:

   Growth of Internet Use for Business. Since the early 1990's, the Internet has experienced tremendous growth and its use as a medium for communications and commerce is increasing. According to Forrester, the number of U.S. enterprises online is expected to grow from 1.8 million in 1998 to approximately 4.3 million in 2003.

   We believe that businesses are increasingly using the Internet for a variety of reasons, including:

  . Engaging in e-commerce, both business-to-business, or B2B, and business-to-consumer, or B2C;

  . Communicating and conducting business more efficiently with customers, suppliers and employees; and

  . Delivering application services to businesses on a usage-based model, such as the application service provider, or ASP, model.

   The greatest area of online growth is in the area of small to medium-sized companies. According to International Data Corporation, or IDC, Web-related expenditures by small businesses in the United States are expected to grow from $9.6 billion in 1999 to over $32 billion by 2003. In addition, Forrester estimates that the B2B e-commerce market is expected to grow dramatically, from $43 billion in 1998 to $1.3 trillion in 2003, a CAGR of 98%.

   Increasing Network Complexity. Businesses are seeking to improve efficiencies by capitalizing on lower network costs and new technologies and are requiring greater connectivity to their customers, business partners and employees in geographically dispersed locations. At the same time, many businesses have been unable to capitalize on the Internet. Growth of Internet usage and lack of Internet infrastructure development have led to quality and reliability problems in the delivery of Internet-related services, particularly at the increasingly congested network access points, or NAPs. In addition, communications infrastructures are becoming increasingly complex and difficult to manage as businesses create and scale data networking solutions to meet their growing needs. Small and medium-sized businesses, in particular, are finding that designing, implementing and managing their network infrastructures is an inefficient use of their resources.

   Network management has been made even more difficult by the ongoing shortage of information technology professionals. According to the Information Technology Association of America, there were over 345,000 open IT positions at the end of 1998 in the United States, which represents approximately 10% of the total number of current core IT employees. According to a report released by the Department of Commerce in 1998, companies were already reporting severe difficulties in filling these positions.

   We believe that small and medium-sized businesses are particularly hard hit by the scarcity of IT professionals and have a difficult time attracting and retaining these individuals. At best, the loss of a key IT professional at a small or medium-sized business can result in a difficult search for a replacement. At worst, this could mean the loss of all knowledge regarding a business' customized network infrastructure.

   Growth in Outsourcing. An increasing number of businesses, especially small and medium-sized e-businesses, are outsourcing significant aspects of their mission-critical information technology needs due to the:

  . High cost and complexity of establishing and maintaining a Web presence;

  . Challenge of maintaining state-of-the-art technology and redundant systems to support their e-business applications; and

  . Difficulty in attracting and retaining qualified information technology talent.

   As businesses become increasingly comfortable outsourcing their mission-critical applications and equipment, the market for hosting and colocation services is expected to grow rapidly. Forrester estimates that revenues from Internet-related hosting and colocation services will grow from approximately $875 million in 1998 to approximately $14.7 billion in 2003, a CAGR of 76%. Within this market, Forrester predicts that the market for customized and colocation hosting services, segments on which we largely focus, will grow from approximately $427 million in 1998 to approximately $7.6 billion in 2003, a CAGR of 80%.

   Need for Comprehensive Advanced e-Business Application Solutions. A variety of companies offer products and services that attempt to address the infrastructure needs of e-businesses. However, we believe that the solutions offered by these companies fail to meet the requirements of small and medium-sized e-businesses for their mission-critical applications. Most providers of colocation facilities merely provide connectivity and fail to offer the value-added services necessary to support emerging e-businesses. Additionally, many of these companies offer only Internet connectivity and do not provide complex data networking and private-line solutions that are needed by growing B2B enterprises. Many of these companies provide these services in large facilities centrally located near the major NAPs, far from their customers. This has created a significant opportunity for a turnkey outsourced solution for connecting, monitoring and servicing e-business applications of small and medium-sized businesses.

Our Solution

   We provide our customers with a comprehensive range of high-performance services for their advanced e-business and data communications applications. Through our state-of-the-art DNXs, we provide carrier-neutral network connectivity, value-added services and a secure environment for our customers' application hardware. Our outsourcing solution offers meaningful performance, cost and time-to-market benefits to our customers. Specifically, we provide our customers with the following key advantages:

   Reliable Data Centers and Multiple Carrier Connections. As more mission-critical information and applications migrate onto the Internet and other data networks, our customers are increasingly demanding not only more bandwidth but more reliable bandwidth. Our DNXs have been engineered and constructed to eliminate any single point of system failure, which reduces the possibility of application downtime for our customers. For instance, our DNXs offer redundant power, fire suppression, environmental controls and security systems. Because communications networks may fail, our DNXs also offer access to multiple carriers, thereby providing redundant high-speed network connectivity. We choose these carriers based on their performance, network architecture, ability to avoid congested NAPs and available bandwidth.

   Complex Network Connectivity. Many businesses require more secure, higher-performance private-line connectivity solutions than basic Internet connections. We design, provision and maintain complex network connections tailored to each customer's needs. We provide customized solutions by using ATM, T-1, fractional T-1, frame relay, ISDN and modem lines designed to optimize each connection's price and performance characteristics. Private-line connections also allow for enhanced security by using a dedicated channel over which no other data may travel. We believe that this tailored approach to network connections is integral to serving the emerging e-business community.

   Value-Added Services. We offer services that improve the reliability and performance of our customers' e-business applications. Our InflowNet(TM) service provides redundant Internet connectivity by dynamically allocating data among multiple Internet backbones. Other branded services include SecureFlow(TM) for firewall management and MonitorFlow(TM) for equipment and application health monitoring. In addition, we provide data backup and other support services. These services, in the aggregate, are designed to provide a high degree of reliability, protection of our customers' applications in the event of a system failure and ongoing security.

   Geographic Proximity. We target an underserved customer base in geographic markets with a significant number of e-businesses. We believe that building facilities in a large number of cities versus concentrating on a few locations provides a number of psychological and practical benefits to our customers and distinguishes us from other colocation providers. Our geographic proximity to our customers allows customer technicians to easily access their equipment for maintenance, upgrades and changes, as well as better manage potential emergencies. Because most fast growing e-businesses frequently change their hardware and software configurations to take advantage of new and improved technologies, having their equipment readily accessible is critical. This regular contact with our customers enables us to sell tailored value-added services and enhance our service offerings through better identification of customer needs. Moreover, the geographic dispersion of our DNXs allows our customers' data traffic to avoid the congested NAPs, thereby increasing the performance and reliability of their data transmissions.

   Accelerated Time-to-Market and Scalability. Because we believe that speed to market and the ability to rapidly grow are critical to our customers, particularly e-businesses, we offer an outsourced solution that provides accelerated deployment and expansion of their applications. Building an in-house data center is an expensive, complicated and time-consuming process. In contrast, we guarantee that we will be ready to implement our customers' applications within 30 days from signing of a contract. Our robust proprietary database, FlowTrack(TM), facilitates DNX and network capacity planning that allows us to rapidly fulfill our customers' orders for additional space and connectivity, typically within days of their request. Our outsourced solution enables our customers to quickly establish and rapidly expand their e-business applications, allowing them to better focus on their core competencies.

Our Strategy

   Our objective is to be the leading provider of sophisticated services to small and medium-sized businesses for the management of their complex e-business and data communications applications. To achieve this objective, we intend to:

   Rapidly Expand Into Our Target Markets. We believe significant opportunities exist to provide complex networking solutions to small and medium-sized e-businesses. To establish a leadership position in providing these solutions, we believe we have to expand quickly into multiple markets. We intend to increase the number of our DNXs from five today to 35 geographically dispersed DNXs by the end of 2002. We are focused primarily on domestic expansion but intend to initiate development of a DNX in Europe by the end of 2000 and to continue to evaluate further international opportunities. In addition, our expansion into metropolitan areas that have previously been underserved by our competitors is designed to enable us to be the first mover in many of these markets, an important advantage given the low customer churn rate in our industry.

   Leverage Our Infrastructure. We have developed an infrastructure and proprietary software systems to help us rapidly and efficiently expand into multiple markets. We have built a team and set of automated processes to accelerate the design, construction, staffing and marketing of future DNXs. Our deployment team consists of nine full-time professionals who manage outside consultants and the key elements of the data center construction process. We have developed a robust proprietary software system, FlowTrack(TM), which integrates and automates our business processes and allows us to effectively manage rapid deployment across a broad network of DNXs. In addition, we hire a general manager, or GM, for a DNX approximately six months in advance of DNX activation along with up to seven sales professionals and nine network engineers and operations technicians to launch each DNX. Automating our deployment processes, where possible, allows us to more quickly expand into new markets.

   Continue to Emphasize Customer Service. We believe that delivering complete customer satisfaction is vital to growing our business. We target customers who are underserved by existing colocation providers or who have a small information technology staff in need of outside expertise and consultation. Our emphasis on customer service and support has resulted in a strong, loyal base of customers and provides us many benefits, including potentially shortened sales cycles, greater incremental sales opportunities to our existing customers and new and improved services resulting from customer feedback. We intend to remain focused on providing the highest level of satisfaction to our customers by continuing to hire superior sales, technical and customer support personnel and maintaining our industry-leading training programs.

   Expand and Cross-Sell Our Suite of Services. We intend to continue to develop new and enhanced services that we believe will be attractive to potential and existing customers and currently employ 14 full-time engineers and technicians devoted to this development effort. Our sales force is trained to effectively communicate the benefits of these new services and is motivated to sell them as they become available to new or existing customers. For example, we introduced InflowNet(TM) in September 1999. Of our 41 customers as of September 30, 1999, 29% currently purchase InflowNet(TM). Additionally, 88% of the new customers contracted since September 30, 1999 have purchased InflowNet(TM). New services currently under development include FlowShare, a load-balancing solution that manages server congestion, and Inflow Portal to provide customers with real-time monitoring statistics and access to FlowTrackTM. We are currently developing enhancements to SecureFlowTM, which will include a managed virtual private network service, and our data backup services. In addition, our geographically dispersed footprint may provide us with significant advantages in providing future services such as caching and localized content delivery.

   Expand Sales Channels and Increase Brand Awareness. We intend to significantly grow our direct sales organization to expand coverage and penetration of small and medium-sized businesses as we build out our DNXs. We believe that we can further accelerate customer growth by using indirect sales channels such as relationships with Internet service providers, or ISPs, distributors, value-added resellers and system integrators. We believe that building our brand awareness is important to attracting and expanding our customer base. In addition to the branding achieved by our various sales channels, we intend to increase our brand recognition through a variety of marketing and promotional techniques, including traditional advertising, hosting on-site conferences and seminars, attending trade shows, establishing and maintaining close relationships with recognized industry analysts and entering into co-marketing and co-branding agreements with strategic partners and customers.

Our Services

   Our services are designed to provide high-performance, reliability, scalability and expertise to our customers. Our services are generally covered by service level agreements, or SLAs, which specify exacting performance levels associated with availability and service repair time. We believe that our SLAs and customer support are among the best in our industry. Our services are delivered from our geographically dispersed, state-of-the-art DNXs and fall within the following general categories, each of which is designed to enhance the performance, reliability and security of our customers' mission-critical applications:

            Category                               Services
  Equipment Colocation          . Network Design
                                . Secure Equipment Colocation
                                . Redundant Power
-----------------------------------------------------------------------------
  Network Access and
   Connectivity                 . Local Network Connectivity
                                . National Network Connectivity
-----------------------------------------------------------------------------
  Valued-Added Services         . Redundant Multi-homed Internet Access
                                . Advanced Monitoring Applications, including
                                  SecureFlow(TM) and MonitorFlow(TM)
-----------------------------------------------------------------------------

 Equipment Colocation

   Our DNXs are designed to provide our customers with a protected environment for their data communications equipment. For instance, our DNXs offer redundant power and fire suppression systems, high levels of physical security and sophisticated environmental controls.

   Our equipment colocation services include space rental and power supply. We charge an installation fee for each of these services as well as monthly fees based on space and power usage. Additionally, we provide customers initial consulting and design assistance at no additional charge to help them optimize their complex communications solutions. We offer our customers a variety of choices for these services as follows:

             Service                              Description
  Network Design                . Custom engineered solutions
                                . Network installation, configuration and
                                  testing
                                . Documentation of network operations and
                                  trouble shooting procedures
-------------------------------------------------------------------------------
  Secure Equipment Colocation   . Dedicated, lockable cabinet space rental--19
                                  or 23 inches wide, 7 feet high and 31 or 36
                                  inches deep
                                . Raised-floor environment for easy, controlled
                                  access to power and network connections
                                . 24x7 on-site technical support
                                . Consistent temperature and humidity
                                . Guaranteed 30 day installation
-------------------------------------------------------------------------------
  Redundant Power               . Surge-protected power
                                . Multiple utility feeds from separate grids,
                                  uninterruptible power supplies and backup
                                  diesel-powered generators
                                . Multiple A/C and D/C power distribution
                                  offerings
                                . Guaranteed 30 day installation and 100%
                                  uptime
-------------------------------------------------------------------------------

 Network Access and Connectivity

   We provide access and connectivity to multiple carriers, including Tier 1 Internet backbones such as UUNet, Intermedia/Digex, GTE, Verio, AT&T and Cable & Wireless. Through local loop connections with incumbent local exchange carriers, or ILECs, and competitive local exchange carriers, or CLECs, such as US WEST, AT&T Local, MCI WorldCom, Time Warner Telecommunications and ICG, we can build T-1, fractional T-1, ATM, frame relay, ISDN and modem line services to a customer's specifications delivered directly to a customer's cabinet. We purchase these communication circuits in bulk quantities and resell them to our customers. Because of our carrier neutrality, we can further enhance the reliability of our customer's applications by providing customized failover solutions to route traffic to alternative networks in the event of a failure of any single network. Additionally, we select the network connections which offer our customers the most appropriate performance and security characteristics for their business.

   By ordering carrier circuits and maintaining our own switching facilities, we take responsibility for the link from the customer equipment interface to carrier network switches. We connect our DNXs to these switching centers across geographically diverse, redundant fiber paths. We guarantee our own switching performance as well as pass along the guarantees made by the carriers.

   Our network access and connectivity services include ongoing 24 hours a day, seven days a week, or 24x7, monitoring of network performance. We receive both initial setup fees and recurring monthly revenue for these services. Our customers enjoy a variety of resold network connectivity options as follows:

      Connectivity Options                        Description
  Local Network Connectivity    . Local loop/private-line (T-1, T-3, OC-3, OC-
                                  12)
                                . Remote access modem lines
                                . Guaranteed 30 day installation
                                . Guaranteed 4 hour maximum time to repair
                                . Match carrier SLAs for availability
-------------------------------------------------------------------------------
  National Network Connectivity . Private line (Fractional T-1, T-1, T-3, OC-3)
                                . ATM
                                . Frame relay
                                . Internet
                                . Guaranteed 30 day installation
                                . Guaranteed 4 hour maximum time to repair
                                . Match carrier SLAs for availability
-------------------------------------------------------------------------------

 Value-Added Services

   We believe that our customers seek value-added services to enhance the reliability and performance of their applications. We employ 14 full-time engineers and technicians devoted to the evaluation, development and deployment of new value-added services. We intend to continue to develop new and enhanced services which we believe will be attractive to potential and existing customers.

   Redundant Internet Access: InflowNet(TM) is an innovative Internet access solution which provides direct Internet access to the backbones of multiple Tier 1 Internet providers such as UUNet, Intermedia/Digex, GTE, AT&T and Cable & Wireless. Many providers offer limited redundancy within their own network, but if individual networks fail, so does a customer's application. By using Border Gateway Protocol v 4.0, an advanced Internet routing protocol, InflowNet(TM) provides reliability by instantaneously routing traffic to another backbone should a customer's primary Internet backbone fail. In addition, we choose providers based on end-user reach, performance, architecture, ability to avoid congested NAPs and available bandwidth, providing a very reliable, high-performance solution which we believe is appealing to e-businesses. We offer InflowNet(TM) with varying levels of Internet access capacity as follows:

  Branded Service                         Description
  InflowNet(TM)      . Multi-homed Internet access solution
                    . Dedicated (fixed) or burstable (usage-based) bandwidth
                      capacity
                    . Scalable with increased demand
                    .Dual Ethernet connections
                    .Guaranteed 100% uptime
                    .Minimal latency guarantee
                    .On-line bandwidth reports
                    .Guaranteed 30 day installation
----------------------------------------------------------------------------
  InflowNet(TM) SX  .Multi-homed Internet access solution
                    .Dedicated (fixed) bandwidth capacity
                    .Fixed-rate pricing
                    . Single Ethernet connection
                    .Guaranteed 99% uptime
                    .Minimal latency guarantee
                    .Guaranteed 30 day installation
----------------------------------------------------------------------------

   Advanced Monitoring Applications: Our managed monitoring applications are designed to enhance the reliability and security of our customers' e-business applications. These value-added services are based on applications developed in-house or by third-party software vendors. We receive both initial setup fees and recurring monthly revenue for these services. We currently offer our customers the following branded services on a 24x7 basis:

Branded Service                        Description
MonitorFlow(TM)  . Multi-dimensional equipment health monitoring
                 . Based on Hewlett-Packard Open View, MediaHouse
                   Enterprise Monitor technologies and in-house
                   developed software
                 . Various levels of service from equipment level
                   monitoring to application transaction testing
                 . Available end-user impact monitoring to help our
                   customers identify problems before their users do
                 . Advance troubleshooting plan ensures speedy
                   resolution upon identification of a problem
                 . Monthly customer reports provide statistics and
                   tracking information to help evaluate performance
                   trends and help in growth planning
                 . Guaranteed 30 day installation and 100% uptime
----------------------------------------------------------------------
                 . Review and consultation on customer-developed
SecureFlow(TM)     security policy
                 . Based on Checkpoint Firewall-1 technology
                 . Perimeter-based managed firewall system tailored to
                   individual security policy
                 . Guaranteed 30 day installation
----------------------------------------------------------------------

Scalable Technology Platform

   FlowTrack(TM) is a robust proprietary software program developed in-house that integrates and automates our business processes. This program allows us to quickly implement network and equipment provisioning through electronic work orders issued to technicians in each DNX. FlowTrack(TM) is a critical component to our 30 day up and running guarantee because it allows us to rapidly and efficiently scale across a broad network of fully-functional DNXs. Additionally, through Inflow Portal, our customers will soon be able to access FlowTrack(TM) through the Internet and receive real-time status updates regarding their specific work orders.

   FlowTrack(TM) gives our sales force online access to the latest Inflow service and pricing information, enabling them to provide service proposals to new and existing customers on a real-time basis. Using FlowTrack(TM), our sales force can instantly review pricing information, analyze profit margins and network and space capacity factors. This on-the-spot analysis allows our sales force to respond quickly and accurately to customer inquiries.

   FlowTrack(TM) is composed of the following three modules, each of which focuses on a different aspect of customer management:

  . Asset Management. This module records the configuration of customer applications, including equipment, communication circuits, cabling and power. Each record is given a unique serial number to allow us to better manage and monitor customer applications. Using this module, we are able to track network and space capacity and identify and plan for impending shortages.

  . Network Operations. This module records monitoring alarms and suggests operational procedures, maintenance and/or work orders to remedy the problems identified by the alarms. Also, as trouble tickets are generated and subsequently resolved, they are added to our database, which allows us to more efficiently manage future problems for our customers and develop troubleshooting policies and maintenance activities. In addition, this module contains built-in intelligence relating to managing multiple networks and equipment.

  . Customer Account and Billing Management. The functions necessary to efficiently administer a customer account, including customer contact information, service requirements and SLAs, are automated using this module. All billing information is contained in this module, which generates bills on a monthly basis, including monthly charges for recurring services as well for non-recurring charges based on work orders generated in the network operations module.

   FlowTrack(TM) is a multi-module enterprise system based on the Microsoft NT platform. FlowTrack(TM) v1.7, the current version, is designed to be quickly deployed across our DNX network, enabling its use as a "requirements gathering" tool to enhance future versions of the software. Version 1.7 supports multiple sites using a central database in a client-server environment.

   FlowTrack(TM) v2.0, scheduled for release in mid-2000, is a Web-based application that will be accessible to our customers and employees. FlowTrack(TM) v2.0 is also based on the NT platform and takes advantage of new technologies to provide scalability and support for a larger number of DNXs and users. FlowTrack(TM) v2.0 is expected to further integrate with other external systems used in delivering our value-added services, managing sales leads and contacts, accounting and financial systems and human resources. We believe that this integration will more fully automate additional aspects of our business and provide us a competitive advantage by offering our customers the benefits of full functionality with these best-in-class systems.

   FlowTrack(TM) is designed to enable us to quickly and effectively integrate new applications and services such as caching, load balancing and data storage and backup into our offerings. We believe that FlowTrack(TM) will also allow us to efficiently integrate the delivery of software applications to end-users remotely using the Internet, as more businesses seek to take advantage of the emerging ASP model. ASPs combine software, hardware and networking technologies to provide applications to customers for a fixed monthly per-user fee. As more of these applications become available, FlowTrack(TM) will enable us to take advantage of these new service offerings.

Our DNXs

   Our DNXs were originally designed with approximately 5,000 to 12,000 square feet of dedicated raised-floor hosting capacity and 10,000 to 20,000 gross square feet. During 1999, we increased the planned size of our future DNXs to approximately 30,000 to 35,000 gross square feet, of which approximately 20,000 square feet is dedicated to raised-floor hosting facilities. We believe that raised floor facilities of approximately 20,000 square feet are the optimal size due to the following reasons:

  . More Rapid Deployment. By limiting the size of a facility to approximately 35,000 gross square feet, it is typically easier to locate satisfactory sites. We generally lease properties in central business districts, which tend to have higher concentrations of carriers and fiber. This size facility also uses primarily off-the-shelf power and heating, ventilation and air conditioning, or HVAC, components, which are more readily available than the custom-built equipment required in larger facilities. This significantly speeds the site selection and deployment process. Our construction time is also reduced compared to that of larger facilities.

  . Lower Construction Costs. We have designed our facilities to maximize the efficiency of data center construction. For example, the size of our DNXs enables us to maximize the use of standardized power and HVAC components. Data centers with over 20,000 square feet of raised floor space typically require special-order components, which are more costly because of their limited production and the special architectures required to interconnect them.

  . Reduced Site Selection Risk. We believe that building raised floor facilities of approximately 20,000 square feet significantly reduces the risks of site selection when compared to larger data centers. Although we project that our present DNX size will sustain our customers' space needs for approximately three years after opening, we have the technology and expertise to add data centers in the same city and interconnect them. We implemented this "virtual data center" solution in Denver and found that some customers prefer to locate their equipment in two separate data centers in the same city to further enhance the reliability of their mission-critical network architecture. Combined with our FlowTrack(TM) asset management module which tracks network and space capacity, we believe that we will be able to anticipate our customers needs and efficiently add virtual data centers to markets that exceed our expectations.

   We believe this size of facility will allow us to establish first-mover advantages in several new markets. We outsource a portion of the site selection, design and build-out process of our additional DNXs to real estate agents specializing in communications properties and to law firms able to negotiate our leases based on a master template. We believe that outsourcing these functions allows for even more rapid and efficient deployment of our additional DNXs.

 Site Selection

   We target attractive markets that offer high concentrations of underserved e-business customers and minimal competition. Due to the low customer churn rate in our industry, we feel it is important to establish a first-mover advantage in our target markets and believe we can leverage our experience in quickly constructing data centers, hiring and training employees and deploying our proprietary operating system in order to achieve this objective. In evaluating potential new markets, we generally concentrate on significant Metropolitan Statistical Areas, or MSAs, in the United States outside the top ten. We internally rank these markets in order of priority based on a number of economic, competitive and demographic factors including presence and concentration of venture capital-backed companies and number of Internet domain name registrations. Additionally, we may consider expansion opportunities in MSAs in which we already have a DNX, such as in Denver and we also expect to continue to explore opportunities for international expansion.

   We believe that our geographic diversity allows us to not only be closer to our customers, but also provides our customers with greater reliability due to our avoidance of the limited number of primary NAPs, which are becoming increasingly congested and where data packets are often lost in the transfer process.

 Design and Build-out Process

   We have launched five DNXs over a short period of time and have built a team and set of processes to accelerate the design, construction, staffing and marketing of future DNXs. Our internal deployment team consists of nine full-time professionals who manage outside consultants and construction personnel responsible for completing discrete elements of DNX construction. Based on experience, use of standardized construction processes and our proprietary design templates and systems architecture, we expect to activate a DNX within five to six months of selecting a host city. The following chart illustrates the timing involved in the deployment of a DNX:

                                  [Bar chart]

   Site Design/Build. The key elements of the DNX deployment process include site selection, lease negotiation, design, construction and commissioning. To accelerate deployment of our DNXs, our template is designed such that many of these elements occur concurrently and may be outsourced where appropriate. We employ multiple specialized real-estate firms to locate suitable properties in target cities based on a specified set of criteria. We retain multiple outside legal counsel specializing in real estate to negotiate leases based on a standard lease template. We retain outside firms to design DNXs using our proprietary blueprint that specifies each subsystem and component. Construction firms are hired regionally to speed local regulatory compliance and selected based on data center build experience. We have a standard configuration for our network switching platform and NOC architecture that is installed shortly thereafter. Upon completion, each data center subsystem is tested by an independent data center design firm and the network and service architecture is tested by our internal engineering team.

   Team Development. We hire a GM approximately four to six months in advance of expected DNX activation. During this time the GM is trained in our systems and processes and works in several DNXs at varying stages of development. The GM is primarily responsible for hiring the initial DNX team and is supported by our Denver-based human resources department. For instance, we generally hold an Inflow Career Fair approximately 8-12 weeks prior to expected activation date of a new DNX where upper management, human resources, national sales and engineering personnel hold over 100 interviews. We hire up to five sales professionals and ten network engineers and operations technicians before commissioning each DNX. Additional team members are added as customers contract for services.

   Marketing Program. Our marketing team develops prospect lists during the construction period to support pre-sales activities and advertises in local publications to promote awareness of our services. Special events are held for prospective customers both before and after data center activation.

 Roll-out Schedule

   We currently have nine DNXs in various stages of completion and have selected approximately 20 additional markets in which we are seeking appropriate DNX locations. The following table summarizes the location, size and status of our network of nine DNXs open or currently under development.

                                                                     Current
                  Gross Square Raised Floor Operational   Lease     Number of
       DNX          Feet(1)      Space(2)     Date(3)   Expiration Customers(4)
  Denver 1            8,400        5,200        7/98       2/08         54
  Minneapolis        15,900        8,300       10/99       8/09          7
  Raleigh-Durham     14,400        7,500       11/99       9/09          4
  Denver 2            9,900        7,400        1/00       1/10          2
  San Diego          20,200       11,700        1/00      12/09          0
  Austin             34,000       20,000        4/00      12/09        N/A
  Atlanta            35,200       20,000        6/00       6/10        N/A
  Irvine             35,100       20,000        7/00       1/10        N/A
  Phoenix            39,100       20,000        8/00       9/10        N/A
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(1) Approximate gross square footage under lease, including raised floor, administrative, sales, marketing, conference, dedicated customer, Network Operations Center and storage space.
(2) Approximate raised floor square footage allocated to equipment colocation including customer cabinets and our equipment.
(3) Actual or, in the case of DNXs not operational by February 2000, the expected date of operation. We generally expect to begin receiving revenue within 60 days of a DNX's operational date.
(4) Number of customers under contract as of February 17, 2000.

 Infrastructure Specifications

   Each DNX includes the following features designed to offer maximum performance, security and reliability:

  . Redundant Power Supply System. In order to provide redundant power supplies to our customers' equipment, we connect to multiple power grids when available, feed power through uninterruptible power supplies, or UPS, and provide stand-by diesel generators. Connecting to multiple power grids through separate power feeds ensures that no single-grid power loss will cause us to lose our primary power source. In the event of a temporary loss of power from the power grids, our UPS systems have enough capacity to supply a minimum of 120 minutes of power to a DNX. Our on-site diesel generator system is automatically brought on line within seven seconds of a power failure and can supply power to both AC and DC systems for a minimum of 24 hours before the on-site fuel tanks must be refilled.

   To further reduce potential interruptions, we use an "interlocking horseshoe" design in laying our power and network cables so that they never overlap in our DNXs. We believe this sub-floor routing of network and power cabling minimizes the potential for data network interference and expedites the fault location process. For security purposes, the mechanical and power system feeds are on the perimeter of the raised floor area and feed either AC or DC power cabling located under the raised floor. No one may access power cables and customer power connections without the assistance of one of our employees.

  . Redundant Security System. Customer access to each DNX is limited to a single reception area staffed by one of our employees who logs each entrance into the DNX. Access is further restricted by a card-access system located at the main entrance of the DNX and the entrance to the raised-floor space. All areas of the DNX are under continuous surveillance in the NOC through a closed-circuit TV system. We maintain a rolling library of surveillance camera video tapes for 30 days.

  . Redundant Fire Suppression System. We generally employ a fire suppression system based on dry-pipe water supplies to prevent accidental leakage, coupled with a VESDA early warning system and gas fire suppression system. These systems are designed to avoid any water being introduced into the raised floor area.

  . High Capacity HVAC System. Our HVAC systems ensure that our DNXs operate at a consistent temperature and humidity level. We assure our customers that the temperature in our DNXs will average between 65 and 75 degrees and that relative humidity will average between 45 and 55 percent at all times.

  . Other DNX Features. In addition to the features described above, each DNX includes a self-contained local NOC staffed 24x7 by our trained technicians, dedicated test bench and office space for our customers, and space for our local administrative, sales and marketing functions.

   We monitor all power, HVAC and fire-suppression systems on a 24x7 basis using an automated application under the supervision of our local operations staff. Component level failures are detected and trigger alarms at the local NOC, allowing our trained personnel to quickly respond and ensure our systems are operational.

Sales and Marketing

   We primarily market our services and solutions through our direct sales force which is organized by geographic region and whose compensation is largely commission-driven. This sales force will be supplemented by our national sales team which is organized by customer segment. We are currently establishing other distribution channels and expect to continue reviewing possible arrangements with outside parties. However, we expect that substantially all of our revenues through the end of 2000 will be generated by direct sales.

   Direct Sales. Our direct sales force currently consists of 34 full-time, trained sales professionals responsible for developing new clients as well as new opportunities with existing clients. All sales professionals complete a comprehensive three-month training program. We have expanded our direct sales force from one to 34 individuals in the past year. We intend to continue to add to our direct sales force in parallel with our DNX build-out.

   Each DNX is typically staffed with one sales manager, up to six sales representatives and at least one sales engineer. Our sales engineers, most of whom hold degrees in network engineering, assist our sales representatives in the design and implementation of our customized offerings. Additionally, we have two regional sales managers, each of whom is located in one of the DNXs in their region and oversee the sales efforts of several local DNX sales personnel.

   Prior to opening a DNX, we focus on hiring and training salespeople and on conducting market analysis. We typically have each DNX fully-staffed at least 30 days prior to activation in order to commence the sales cycle in advance of opening the DNX. Our typical direct sales cycle is approximately three months and includes the following efforts:

  . Prospecting, qualifying and opportunity identification, especially for top regionally-recognized e-commerce businesses to serve as anchors for DNXs;

  . Networking and cold-calling prospective customers and introducing them to our local DNXs and personnel;

  . Conferring with a prospective customer to select service terms and using
    FlowTrack(TM) to generate real-time price quotes and cost analysis;

  . Consulting on final network design and determining specific services for immediate or future implementation; and

  . Signing a contract, typically one to three years in duration, for initial services.

   We believe the structure of our direct sales efforts allows us to easily identify the needs of prospective and existing customers, devote significant attention to customer satisfaction and quickly offer new services to existing customers.

   Indirect Sales Channel. We expect to complement our direct sales efforts with a series of partnerships and alliances, which we call our Lead Agent Program. Our Lead Agents are expected to include systems integrators, ISPs, equipment vendors and value-added resellers who have relationships with our target customer base. We are currently in discussions with candidates from each of these industries to become Lead Agents and expect to compensate our Lead Agents on a non-recurring success fee basis. We believe Lead Agents will function as an extension of our direct sales force and provide a significant source of leads and referrals.

   Marketing. To support our sales efforts and to actively establish and promote our brand awareness, we plan to further expand our comprehensive marketing programs. We currently employ eight people in a variety of marketing activities, including preparing marketing research, service planning and collateral marketing materials, managing press coverage and other public relations, attending trade shows, seminars and conferences, hosting on-site events and maintaining and updating our Web site and brochure materials.

Customers

   We provide a combination of colocation, network connectivity and value-added services to 67 customers, including eBags.com, Email Knowledge, Factual Data Corp., High Speed Access Corp., KBKids.com, MapQuest.com, MessageMedia Inc., Northpoint Communications, Inc., SciQuest.com and Worldprints.com. Our customers are typically small to medium-sized e-businesses that are growing rapidly and require complex communication architectures and services. Our customers include B2B application providers, network providers and B2C enterprises. We believe that the emerging B2B market increases our market opportunity because these customers require more complex network architectures and greater information technology staff attention than network providers and B2C businesses. Our typical customer requires continuous uptime for their applications, multiple types of data circuits and has a limited information technology staff. Although our focus is on small to medium-sized businesses, we provide services to many nationally recognized entities as well. Currently, 56% of our customers are B2B and 22% of our customers are B2C.

Customer Support

   We believe the key to long-term success is providing best-of-class customer service and support. We also believe that e-business companies will demand increasing performance guarantees for their applications as a means of ensuring better service to their own customers. We believe that our SLAs and customer support are among the best in our industry. Our services are generally covered by SLAs, which specify exacting performance levels associated with availability and service repair time. For example, we guarantee that:

  . We will be ready to implement a customer's application within 30 days of signing a contract;

  . Power will always be on; and

  . Purchasers of our InflowNet(TM) redundant Internet access solution will have 100% uptime.

   To ensure that we meet our SLAs each of our sites is managed by an extensively-trained and experienced GM. Our GMs go through up to six months of hands-on, comprehensive training before they are assigned a site to manage. Typically, we expect a GM to oversee a dedicated staff of approximately 30 trained technical and operations personnel who provide customer support 24x7. Staff members are empowered to make on-the-spot decisions, enabling them to address our customers' concerns immediately without referring the customer to another staff member.

   Each DNX contains a stand-alone NOC and the necessary systems to install, test, monitor and repair customer network connections and value-added services on-the-spot. Customers interact with a local account team consisting of technical operations personnel, sales engineers and sales representatives. All operations personnel receive multiple levels of training to gain detailed knowledge of our DNX's physical, network and systems infrastructure as well as the configuration of our value-added services. By graduating from various internal and external training programs, operations personnel attain different certifications and become technical experts which we believe makes them highly qualified to provide excellent customer service.

   We also have constructed a central NOC, located at our Denver, Colorado corporate headquarters, to provide advanced troubleshooting support to each remote site. Currently, we employ 11 of our most experienced network, IT and software engineers for this additional layer of support. Our central NOC operations staff can also serve as a backup for a DNX if necessary. Central operations personnel are primarily responsible for designing and implementing technical training for the individual site operations teams.

   In addition, FlowTrack(TM) provides automated service delivery to the customer. Specifically, FlowTrack(TM) allows us to track leads, develop service proposals and quotes, initiate work orders for network connections and value-added services, issue trouble tickets for failure conditions and generate clear and concise bills. This automation allows for more efficient customer support activities.

Competition

   Our market is highly competitive and rapidly growing. We also believe that competition will likely increase in the future. We expect significant competition from several areas, including information technology and Internet outsourcing firms; national and regional Internet service providers; and global, regional and local communications companies. Currently, our solutions compete with the services offered by many companies, including AboveNet Communications, AT&T Corp., Digital Island, Exodus Communications, Equinix, Frontier GlobalCenter, Globix, GTE Corporation, InterNAP, Level 3 Communications, MCI WorldCom, PSINet, Qwest, Sprint, Verio and the regional Bell operating companies.

   We believe that the principal competitive factors in our market are the ability to locate the right expansion sites in new markets and achieve first-mover advantages in most markets, upgrade our service offerings to meet the changing needs of our customers, establish credibility and brand recognition in our markets, and successfully hire qualified personnel in the face of increasing competition for their services.

   Although several larger companies have entered or will enter our market, we believe we are positioned to compete favorably because:

  . We intend to remain carrier-neutral, providing our customers with the choices they desire, more reliable solutions, competitive pricing and greater access to new technology;

  . Our focus on multiple markets as opposed to concentrating on a few cities gives us geographic proximity to our customers, increased reliability through avoidance of NAP bottlenecks and, we believe, first-mover advantages in many of these markets; and

  . We focus on providing complex network connectivity solutions, not only
    Internet connectivity, giving our customers the flexibility and solutions we believe they need.

   Despite our strategy, we may not be successful in differentiating ourselves or achieving widespread market acceptance of our solutions. Our expansion plans are aggressive and if we are unable to complete our DNXs in a timely manner, other companies may enter those markets before us, thereby putting us at a competitive disadvantage. We may not be able to compete successfully against current and future competitors. See "Risk Factors--If we are unable to compete successfully against new entrants and established companies with greater resources, our business will suffer."

Intellectual Property and Proprietary Rights

   To protect our intellectual property, we rely on a combination of trademark and copyright law, trade secret protections and confidentiality agreements and other contractual arrangements with our employees, consultants and third parties. For example, "Inflow" is our trademark and is registered in the United States. We cannot be certain that the steps we have taken to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights. Moreover, effective trademark, copyright and trade secret protection may not be available in every country in which we may eventually operate to the same extent available in the United States. We may be unable to detect the unauthorized use of our intellectual property or take appropriate steps to enforce our intellectual property rights. Defending our intellectual property rights could also result in the expenditure of significant financial and managerial resources, which could harm our financial results.

   We enter into proprietary information and invention assignment agreements with our employees and consultants and control access to and distribution of our proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties, including departing employees, business partners and others, may attempt to copy or otherwise obtain and use our services and technology. Monitoring unauthorized use of our technology is very difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology. In addition, the laws in foreign countries may not protect our proprietary rights as fully as in the United States.

   Third parties may in the future assert copyright, trademark, patent and other intellectual property rights claims or initiate litigation against us or our suppliers or customers with respect to existing or future services. Although we believe that our proprietary rights do not infringe on the intellectual property rights of others, other parties may assert claims against us that we have misappropriated a trade secret or infringed a patent, copyright, trademark or other proprietary right belonging to them. Any infringement or related claims, even if not meritorious, could be costly and time consuming to litigate, may distract management from other tasks of operating the business and may result in the loss of significant rights and the loss of our ability to operate our business.

Government Regulation

   Regulation of Our Telecommunications Services. Some of our services are considered subject to regulation by federal and state telecommunications regulators. For example, the Federal Communications Commission, or FCC, and many states regulate the provision of transmission services to third parties, even on a "resale" basis--that is, even when we do not own the transmission facilities used to provide those services. In addition, although some of the services may not be regulated now, federal or state regulators may expand current regulations to include additional services we offer. The nature and extent to which our communications services are regulated affects the scope of our services, our profitability and the degree to which other companies can successfully compete with us.

   The FCC regulates the provision of interstate telecommunications services, including interstate long distance services and physically intrastate services that are used to originate and terminate interstate long distance communications. The FCC also regulates many of the terms and conditions under which incumbent local exchange carriers, or ILECs, must permit competition by competitive local exchange carriers, or CLECs. In addition, in many instances the FCC and the state public utilities commissions, or PUCs, share jurisdiction over facilities that are used to provide both interstate and intrastate communications services.

   Federal telecommunications regulation. The FCC has authority to regulate telecommunications services. The FCC has not definitively determined the boundaries of the telecommunications service category, and therefore the exact scope of services subject to the FCC's jurisdiction remains unclear. Under current FCC requirements, we do not need either prior authorization or a tariff to offer interstate access services. It is possible, however, that a prior authorization or a tariffing requirement could be imposed in the future.

   To the extent we are subject to regulation by the FCC we must:

  . contribute to certain funds, including the Universal Service Fund, the Telecommunications Relay Service Fund, and a fund intended to recover the costs of administering the use of telephone numbers;

  . provide telecommunications services at just, reasonable, and nondiscriminatory rates;

  . interconnect directly or indirectly with the facilities and equipment of other telecommunications carriers;

  . be subject to complaints in court or at the FCC for failure to comply with the Communications Act or the FCC's rules;

  . install network features, functions, or capabilities that comply with guidelines and standards governing accessibility by individuals with disabilities and interconnectivity with other networks;

  . comply with certain network design requirements in order to assist law enforcement personnel; and

  . comply with statutory and regulatory requirements regarding unauthorized changes in a customer's pre-subscribed carrier.

   In addition, to the extent we are considered a "local exchange carrier" (that is, to the extent we provide local telephone service or interstate access services), we must comply with certain duties set out in the Communications Act, including:

  . not to prohibit or unreasonably restrict resale of our telecommunications services;

  .  to provide number portability;

  .  to provide dialing parity;

  . to afford access to poles, ducts, conduits, and right-of-way to competing providers of telecommunications services; and

  . to establish reciprocal compensation arrangements for the transport and termination of telecommunications.

   The Communications Act and the FCC's rules impose additional requirements on ILECs. We are not considered an ILEC. However, the requirements imposed on ILECs affect the ability of those entities to compete and therefore may indirectly affect us. For example, the FCC has granted ILECs considerable pricing flexibility and is likely to further relax regulation of the ILECs' rates in the near future. Consequently, the ILECs may be able to compete aggressively on price against certain of our services. In addition, the Communications Act and the FCC's rules require the ILECs to offer colocation on an efficient, nondiscriminatory basis. Those requirements may enhance the attractiveness of the ILECs' colocation services to our target customers and therefore render the ILECs more potent competitors.

   State telecommunications regulation. State PUCs have jurisdiction over the provision of intrastate communications services. Some of our communications services are classified as intrastate and therefore currently are subject to extensive state regulation. The nature of such regulation varies from state to state, but in some states it may be more extensive than the regulations imposed by the FCC.

   We are seeking to expand the scope of our intrastate services in various jurisdictions, a process which may require us to obtain approval to offer service in those new states. There is no guarantee that we will be able to obtain such approvals. In addition, intrastate regulatory requirements are changing rapidly and will continue to change. The inability to obtain state approvals to initiate or expand our services could have a material adverse effect on our business and results of operations.

   While we believe that the law regarding regulation of these and similar types of services is unclear in certain jurisdictions in which we currently operate or intend to operate, and we continue to evaluate our status with counsel, it is likely that we have provided certain telecommunications services without the requisite regulatory approval or certification in a limited number of jurisdictions. We may also be required to obtain and to apply for similar authorizations in other states in which we expect to operate in the future. Our failure to have held any required authorizations and to have been registered or certified previously could expose us to risks, including substantial fines, third-party lawsuits and potential inability to continue our operations. See "Risk Factors--Our failure to hold required authorizations and to be registered with, or certified by, applicable regulatory authorities could harm our business."

   Regulation of the Internet. There is currently only a small body of laws and regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted at the federal, state and local levels with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. The adoption of any such laws or regulations might decrease the growth of the Internet, which in turn could decrease the demand for our services or increase the cost of doing business. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. See "Risk Factors--If the government modifies or increases its regulation of the Internet, the provision of our services could become more costly and the use of the Internet may decline."

Employees

   We had 185 full-time employees as of February 15, 2000, of which we had eight in marketing, 34 in sales, 63 in operations, 19 in engineering, information technology and product development, 13 in software development, seven in business process automation, nine in expansion and 32 in management and administration. Our employees are not represented by any collective bargaining organization and we consider our relations with our employees to be good. Competition for qualified personnel in our industry is intense. We believe that we will need to continue to attract, hire and retain qualified personnel to be successful in the future.

Facilities

   Our principal executive offices are located in Denver, Colorado. In addition to our headquarters, we have leases for our DNXs in the following cities:
Denver (two locations), Minneapolis, Durham, San Diego, Austin, Atlanta, Irvine and Phoenix.

Legal Proceedings

   We are not a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

   The following table provides information about our executive officers and directors:

Name                     Age                                 Position
Arthur H. Zeile.........  36 President, Chief Executive Officer and Chairman of the Board of Directors

Joel C. Daly............  31 Vice President, Chief Operating Officer, Secretary and Director

James W. McHose, III....  36 Vice President, Chief Financial Officer and Treasurer

Dr. Yousif Asfour.......  36 Vice President and Chief Technical Officer

Bruce E. Cunningham.....  30 Vice President, Business Development

Robert J. Gedrose.......  40 Vice President, Sales

Nancy B. Printz.........  33 Vice President, General Counsel and Assistant Secretary

Donald F. Detampel,       44 Director
 Jr.....................

L. Watts Hamrick, III...  40 Director
Stephen O. James........  55 Director

Scott B. Perper.........  44 Director

G. Jackson Tankersley,    50 Director
 Jr.....................

   Arthur H. Zeile co-founded Inflow and has served as our President, Chief Executive Officer and director since our inception in September 1997 and the Chairman of our Board of Directors since April 1999. From July 1994 to May 1997, he was Vice President of Sales and Marketing for LINK-VTC, a videoconferencing services company. From 1992 to 1994, he was a Software Program Manager for The Automation Group, an organization providing client-server database applications. Mr. Zeile also served as an Executive Officer for the U.S. Air Force Satellite Communications Program Office, supporting the 150-man Milstar Satellite program. Mr. Zeile received his master's degree in public policy from Harvard University and his bachelor of science degree in astronautical engineering from the U.S. Air Force Academy.

   Joel C. Daly co-founded Inflow and has served as our Vice President, Chief Operating Officer, Secretary and director since our inception in September 1997. From 1993 to May 1997, he was Vice President of Operations for LINK-VTC. From 1990 to 1993, he was Chief of Scheduling and Cost Estimator for the Milstar Satellite program in the U.S. Air Force. Mr. Daly received his master's degree in business administration from Loyola Marymount University and his bachelor of science degree in management from the U.S. Air Force Academy.

   James W. McHose, III has served as our Vice President, Chief Financial Officer and Treasurer since September 1999, full-time since January 1, 2000. From July 1996 to September 1999, he was Vice President of Finance for FrontierVision Partners, LP, a cable television company. From 1987 to July 1996, he was a Senior Manager in the Information, Communications and Entertainment practice of KPMG Peat Marwick, LLP, a certified public accounting firm. Mr. McHose received his bachelor of science degree in accounting from Southern Illinois University.

   Dr. Yousif Asfour has served as our Vice President and Chief Technology Officer since January 2000. From August 1999 to December 1999 he served as our Director, Software Development. From January 1999 to August 1999, he was a Systems Architect with Sapient. From 1996 to 1999, he was Director of Software and Systems Development with Smart Route Systems. From 1994 to 1996, he was a Senior Consultant with

Symmetrix. Dr. Asfour received his Ph.D. in cognitive and neural systems from Boston University and his master of science and bachelor of science degrees in electrical engineering from the Northeastern University.

   Bruce E. Cunningham has served as our Vice President, Business Development since January 2000. From September 1996 to January 2000, he was an associate with Brobeck, Phleger & Harrison LLP. Prior to that time, Mr. Cunningham attended the University of Virginia School of Law, where he received his juris doctor degree. Mr. Cunningham received his bachelor of arts degree in economics from Trinity University.

   Robert J. Gedrose has served as our Vice President, Sales since July 1998. From July 1997 to July 1998, he was the Executive Vice President of Commonwealth Telephone Enterprises, a competitive local exchange carrier. From February 1994 to April 1997, he was a Vice President and General Manager for MFS Communications, a competitive local exchange carrier. Mr. Gedrose received his bachelor of science degree in economics from Williamette University.

   Nancy B. Printz has served as our Vice President and General Counsel since January 2000 and our Assistant Secretary since July 1999. From May 1999 to December 1999, she served as our Chief Legal Officer. From September 1995 to April 1999, she was an attorney with Steiner, Darling, Hutchinson & Wilson LLP where she served as both an associate and as of counsel. From September 1992 to August 1995, she was an attorney in the corporate department of Davis, Graham & Stubbs. Ms. Printz received her bachelor of arts degree in political science from Emory University and her juris doctor degree from Yale Law School.

   Donald F. Detampel, Jr. has served on our Board of Directors since February 2000. From December 1998 to February 2000, Mr. Detampel served as President of Global Center Inc., a wholly-owned subsidiary of Global Crossing, Ltd. From March 1998 to November 1998, Mr. Detampel was President of Enhanced Services for Frontier Corporation. From February 1996 to March 1998, Mr. Detampel served as President of ConferTech International, and from April 1990 to February 1996, he served as President of Schneider Communications. Mr. Detampel received his bachelor of science degrees in mathematics and physics from St. Norbert College.

   L. Watts Hamrick, III has served on our Board of Directors since April 1999. Since 1995, he has served as a Partner of First Union Capital Partners, Inc., a subsidiary of First Union Corporation. Mr. Hamrick is a Senior Vice President of First Union Corporation and First Union National Bank of North Carolina. Mr. Hamrick received his bachelor of arts degree in accounting and his masters in business administration from Duke University.

   Stephen O. James has served as a consultant to us since December 1998 and on our Board of Directors since March 1999. Since 1995, Mr. James has served as an independent business consultant for numerous companies, including us. Mr. James also serves on the board of directors of SCC Communications. He received his bachelor of arts degree in economics from Denison University.

   Scott B. Perper has served on our Board of Directors since April 1995. Since February 1995, Mr. Perper has been a Managing Partner of First Union Capital Partners, Inc., a subsidiary of First Union Corporation. Mr. Perper is a Senior Vice President of First Union Corporation and First Union National Bank of North Carolina. Mr. Perper received his bachelor of arts degree in government and legal studies from Bowdoin College and his masters in business administration from the Graduate School for Business Administration of Harvard University.

   G. Jackson Tankersley, Jr. has served on our Board of Directors since November 1999. Since September 1998, he has served as Managing Member of Meritage Investment Partners, LLC, the general partner and sponsor of various private equity funds. Prior to that time, Mr. Tankersley was a General Partner of the Centennial Funds. Mr. Tankersley received his bachelor of arts degree in economics from Denison University and his masters in business administration from Dartmouth College, Amos Tuck School of Business.

Board Composition

   Upon the closing of this offering, we will have authorized a range of
directors from    to    . In accordance with the terms of our amended
certificate of incorporation, the terms of office of the board of directors will be divided into the following three classes, serving staggered three-year terms:

  . Class I directors, whose term will expire at the annual meeting of stockholders to be held in 2001 (or a special meeting held in lieu of the annual meeting);

  . Class II directors, whose term will expire at the annual meeting of stockholders to be held in 2002 (or a special meeting held in lieu of the annual meeting); and

  . Class III directors, whose term will expire at the annual meeting of stockholders to be held in 2003 (or a special meeting held in lieu of the annual meeting).

   As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. This classification of our Board of Directors may have the effect of delaying or preventing a change in control or management.

Board Committees

   Our board of directors has an audit committee and a compensation committee.

   The audit committee of our board of directors reviews and monitors our internal accounting procedures and reviews the results and scope of the annual audit and other services provided by our independent accountants. The audit committee also consults with our management and our independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the audit committee is responsible for considering and recommending the appointment of, and reviewing fee arrangements with, our independent auditors. The current members of the audit committee are Stephen O. James and
L. Watts Hamrick, III, with one vacancy remaining on the committee.

   The compensation committee of our Board of Directors reviews and makes recommendations to the board regarding the compensation and benefits provided to our key executive officers and directors, including stock compensation and loans. In addition, the compensation committee reviews policies regarding compensation arrangements and benefits for all of our employees. As part of the foregoing, the compensation committee also administers our 2000 Stock Incentive Plan. The current members of the compensation committee are Arthur H. Zeile, G. Jackson Tankersley, Jr. and Scott B. Perper. Mr. Zeile does not participate in the determination of his own compensation.

Director Compensation

   Our directors do not currently receive compensation for attendance at board meetings or board committee meetings. However, our directors are reimbursed for all reasonable out-of-pocket expenses incurred in connection with their attendance at board and board committee meetings. Employee directors are eligible to participate in our 1997 stock option/stock issuance plan and will also be eligible to receive equity incentives, in the form of stock option grants or direct stock issuances, under our 2000 Stock Incentive Plan.

   Non-employee board members will receive option grants at periodic intervals under the automatic option grant program of the 2000 Stock Incentive Plan. They will also be eligible to receive discretionary option grants under the discretionary option grant program of such plan.

Compensation Committee Interlocks and Insider Participation

   In April 1999, we formed our compensation committee, comprised of Arthur H. Zeile, G. Jackson Tankersley, Jr. and Scott B. Perper. Mr. Zeile is our President and Chief Executive Officer. Prior to such date, all compensation decisions were made by our full Board of Directors. Following this offering, the compensation committee will continue to make recommendations to the board regarding all of our compensation decisions.

Executive Compensation

   The following table sets forth the approximate cash compensation (including cash bonuses) paid or awarded by us for the fiscal year ended December 31, 1999 to (i) our Chief Executive Officer and (ii) all of our executive officers whose salary and bonus for fiscal year 1999 exceeded $100,000. These individuals are collectively referred to as "Named Executive Officers."

                           Summary Compensation Table

                                                       Long-Term
                                      Annual          Compensation
                                   Compensation          Awards
                                ------------------    ------------
                                                       Securities
                                 Salary                Underlying   All Other
Name and Principal Position       ($)    Bonus ($)      Options    Compensation
---------------------------     -------- ---------    ------------ ------------
Arthur H. Zeile, President and
 Chief Executive Officer......  $ 44,272 $100,000           --         $300(1)
Joel C. Daly, Vice President,
 Chief Operating Officer and
 Secretary....................  $ 44,274 $100,000           --         $300(1)
Robert J. Gedrose, Vice
 President, Sales.............  $111,373 $ 10,750        30,000        $700(1)
James W. McHose, III, Chief
 Financial Officer
 and Treasurer ...............  $  4,500 $242,110(2)     90,000        $135(1)

--------
(1) Represents our 401(k) match.
(2) Includes 40,000 shares of Series A preferred stock sold to Mr. McHose at $3.50 per share on October 15, 1999, a discount of $6.02 per share from the then fair market value of preferred stock.

              Option Grants in Fiscal Year Ended December 31, 1999

                                                                               Potential
                                                                          Realizable Value at
                                                                            Assumed Annual
                                      Percent of                            Rates of Stock
                          Number of  Total Options                        Price Appreciation
                           Shares     Granted to                            For Option Term
                         Underlying    Employees   Exercise or                  ($)(2)
                           Options     in Fiscal   Base Price  Expiration -------------------
Name                     Granted (#)   Year (%)     ($/sh)(1)     Date       5%       10%
----                     ----------- ------------- ----------- ---------- -------- ----------
Arthur H. Zeile.........      --          --            --           --        --         --
Joel C. Daly ...........      --          --            --           --        --         --
Robert J. Gedrose.......   30,000          4%         $0.75     06/01/09  $224,277 $  370,452
James W. McHose, III....   90,000         12%         $0.75     08/17/09  $879,543 $1,440,504

--------
(1) These options are incentive stock options that were granted at an exercise price of $0.75 per share. The incentive stock options vest 25% after the initial 12 months of service measured from the grant date. The balance of the shares vest in equal monthly installments over the next 36 months of service. The potential realizable value is based on the term of the option at the time of grant, which is ten years for each of the options set forth in this table. All amounts have been calculated using the market price on the date of grant as the base value and assumed annual rates of stock price appreciation of 5% and 10%.
(2) The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the company's estimate or projection of future common stock prices.

 Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year End Option
                                     Values

                               Number of Securities
                              Underlying Unexercised      Value of Unexercised
                                 Options at Fiscal        In-the-Money Options
                                   Year End (#)         at Fiscal Year End ($)(1)
                             -------------------------- -------------------------
Name                         Exercisable  Unexercisable Exercisable Unexercisable
----                         -----------  ------------- ----------- -------------
Arthur H. Zeile.............      --           --             --         --
Joel C. Daly................      --           --             --         --
Robert J. Gedrose...........   90,000(2)       --        $879,300        --
James W. McHose, III........   90,000          --        $848,700        --

--------
(1) In the table above, the value of unexercised in-the-money options is based on the fair market value of our common stock, determined to be $10.18 per share on or about December 31, 1999, minus the per share exercise price multiplied by the number of shares.
(2) Includes 60,000 options granted in 1998 at an exercise price of $0.24 per share.

2000 Stock Incentive Plan

 Introduction

   The 2000 Stock Incentive Plan is the successor program to our 1997 Stock Option/Stock Issuance Plan. The 2000 Stock Incentive Plan will be adopted by the Board of Directors and approved by our stockholders prior to the date of this offering. The 2000 Stock Incentive Plan will be administered by our compensation committee. All outstanding options under our 1997 Stock Option/Stock Issuance Plan will be transferred to the 2000 Stock Incentive Plan upon the closing of this offering, and no further option grants will be made under the predecessor plan. The transferred options will continue to be governed by their existing terms. Except as otherwise noted, the transferred options have substantially the same terms as those for grants to be made under the 2000 Stock Incentive Plan.

 Share Reserve

                shares of common stock have been authorized for issuance under
the 2000 Stock Incentive Plan. This share reserve consists of     shares
estimated to remain available for issuance under our 1997 Stock Option/Stock
Issuance Plan, and     shares subject to outstanding options thereunder, plus
an increase of     shares. The share reserve will automatically increase on the
first trading day in January of each calendar year, beginning January   , 2001,
by an amount equal to   % of the total number of shares of common stock
outstanding on the last trading day in December in the preceding calendar year,
but in no event will this annual increase exceed    shares. In addition, in no
event may one participant in the 2000 Stock Incentive Plan receive option
grants or direct stock issuances for more than    shares in the aggregate per
calendar year.

 Programs

   The 2000 Stock Incentive Plan will be divided into five separate programs:

  . the discretionary option grant program under which eligible individuals employed by us may be granted options to purchase shares of common stock at an exercise price determined by the plan administrator;

  . the stock issuance program under which eligible individuals may be issued shares of common stock directly, through the purchase of these shares at a price determined by the plan administrator or as a bonus tied to the performance of services;

  . the salary investment option grant program which may, at the plan administrator's discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other highly compensated employees the opportunity to use a portion of their base salary to acquire special below market stock option grants;

  . the automatic option grant program under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and

  . the director fee option grant program under which our non-employee board members may be given the opportunity to use a portion of any retainer fee otherwise payable to them in cash for the year to acquire special below market stock option grants.

 Plan Features

   The 2000 Stock Incentive Plan will include the following features:

  . The exercise price for any options granted under the plan may be paid in cash or with mature shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

  . The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of common stock on the new grant date.

  . Stock appreciation rights may be issued under the discretionary option grant program. Such rights will provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the fair market value of the vested shares of common stock subject to the surrendered option less the exercise price payable for those shares. We may make the payment in cash or in shares of common stock.

Change in Control

   The 2000 Stock Incentive Plan will include change in control provisions that may result in the accelerated vesting of outstanding option grants and stock issuances:

  . In the event that we are acquired by merger or asset sale or a board-approved sale of more than 50% of our capital stock, each outstanding option under the discretionary option grant program that is not assumed or continued by the successor corporation will immediately become exercisable for all the option shares, and all unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

  . The plan administrator may grant options which vest immediately upon our acquisition or upon a hostile change of control or upon the individual's termination of service following an acquisition that results in a change in control.

   The board will be able to amend or modify the 2000 Stock Incentive Plan at any time, subject to any required stockholder approval. The 2000 Stock
Incentive Plan will terminate no later than        , 2010.

2000 Employee Stock Purchase Plan

   The 2000 Employee Stock Purchase Plan will be adopted by the Board of Directors and approved by our stockholders prior to the date of this offering. The plan will become effective immediately upon the execution of the underwriting agreement for this offering. The plan is designed to allow our eligible employees to purchase shares of our common stock, at semi-annual
intervals, through their periodic payroll deductions. A total of       shares
of common stock may be issued under the plan.

   The plan will have a series of successive offering periods, each with a
maximum duration of     months. However, the initial offering period will begin
on the day the underwriting agreement is executed in connection
with this offering and will end on the last business day in         . The next
offering period will begin on the first business day in        , and subsequent
offering periods will be set by our compensation committee.

   A participant may contribute up to       % of his or her cash earnings
through payroll deductions and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each
semiannual purchase date (the last business day in       and        of each
year). The purchase price per share will be % of the lower of the fair market value of our common stock on the participant's entry date into the offering period or the fair market value on the semi-annual purchase date. The first
purchase date will occur on the last business day in        2000. In no event,
however, may any participant purchase more than         shares, nor may all
participants in the aggregate purchase more than           shares on any one
semi-annual purchase date. Should the fair market value of the common stock on any semi-annual purchase date be less than the fair market value on the first day of the offering period, then the current offering period will automatically end and a new offering period will begin, based on the lower fair market value.

   The board will be able to amend or modify the plan at any time. The plan
will terminate no later than the last business day in         , 2010.

401(k) Plan

   We have an employee plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. The 401(k) Plan allows our employees to defer up to 15% of their pre-tax earnings, subject to the Internal Revenue Services annual contribution limit. At our discretion, we may make matching contributions to the 401(k) Plan. As of December 31, 1999, we have made $22,427 in matching contributions under the 401(k) Plan.

Employment Agreements

   We do not currently have any employment agreements with any of our employees.

Limitation of Liability and Indemnification Matters

   Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Our bylaws provide that we shall indemnify each of our directors and officers against expenses (including attorney's fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with a n proceeding arising by reason of the fact that such person is or was one of our directors or officers or serving as director or officer of another corporation, partnership, joint venture, trust, or other enterprise at our request. We have also entered into agreements to indemnify directors and certain executive officers. With respect to the indemnification of directors and officers for liabilities arising under the Securities Act, the SEC has opined that this indemnification is against public policy, as expressed in the Securities Act, and is therefore unenforceable.

                           RELATED-PARTY TRANSACTIONS

Sales of Common Stock

   In December 1998, we issued and sold 60,000 shares of our common stock to Stephen O. James, one of our directors, at a per-share purchase price of $0.24. In connection with the sale, we loaned an aggregate of $14,400 to Mr. James. The promissory note was secured by the shares and a stock pledge agreement. In October 1999, we forgave the balance of the note in payment for consulting services rendered by Mr. James to us.

Convertible Promissory Notes

   Between September 1997 and January 1999, Joel C. Daly, our Vice President, Chief Operating Officer, Secretary, a director and a 5% stockholder, loaned an aggregate of $610,000 to us, at an interest rate of 8% per year. The loan by Mr. Daly was paid in full by us when, in April 1999, Mr. Daly converted his promissory notes into 187,381 shares of our Series A preferred stock.

   Between September 1997 and February 1999, Arthur H. Zeile, our President, Chief Executive Officer, Chairman of the Board of Directors and a 5% stockholder, loaned an aggregate of $610,000 to us, at an interest rate of 8% per year. The loan by Mr. Zeile was paid in full by us when, in April 1999, Mr. Zeile converted his promissory notes into 186,858 shares of our Series A preferred stock.

Sales of Series A Preferred Stock

   In April 1999, we issued 187,381 shares of our Series A preferred stock to Joel C. Daly, our Vice President, Chief Operating Officer, Secretary, a director and a 5% stockholder, at a per-share price of $3.50. Mr. Daly converted his existing promissory notes and related accrued interest aggregating $655,833 into 187,381 shares of Series A preferred stock.

   In April 1999, we issued 186,858 shares of our Series A preferred stock to Arthur H. Zeile, our President, Chief Executive Officer, Chairman of the Board of Directors and a 5% stockholder, at a per-share price of $3.50. Mr. Zeile converted his existing promissory notes and related accrued interest aggregating $654,003 into 186,858 shares of Series A preferred stock.

   In October 1999, we issued 40,000 shares of our Series A preferred stock to James W. McHose, III, our Vice President, Chief Financial Officer and Treasurer, at a per-share price of $3.50, a discount of $6.02 per share from the then fair market value of our preferred stock. In connection with the sale, we loaned an aggregate of $87,500 to Mr. McHose at an interest rate of 6%. The full-recourse promissory note was also secured by 25,000 shares through a stock pledge agreement.

Sales of Series B Preferred Stock

   In October 1999, we issued and sold 2,298,851 shares of our Series B preferred stock to First Union Capital Partners, Inc., a 5% stockholder, at a per-share price of $8.70. Two of our directors, L. Watts Hamrick, III and Scott
B. Perper, are partners of First Union Capital Partners, Inc.

Other Related-Party Transactions

   Hammered Design, a company owned by Ivar Zeile, the brother of Arthur H. Zeile, our President, Chief Executive Officer, Chairman of the Board of Directors and a 5% stockholder, provides facility and design consulting services to us. We also purchase certain office furnishings from Hammered Design. As of December 31, 1999, aggregate payments to Hammered Design totaled approximately $296,000.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of December 31, 1999, as adjusted
to reflect the sale of       shares of common stock in this offering, by:

  . each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding common stock;

  . each of our directors;

  . each of our Named Executive Officers; and

  . all of our directors and executive officers as a group.

   The following table assumes the conversion of all of our preferred stock outstanding as of December 31, 1999 into common stock, except for certain shares of the preferred stock held by First Union Capital Partners, Inc. which is assumed to convert into 1,433,203 shares of non-voting common stock. See "Description of Capital Stock."

   Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each stockholder is based on 13,306,505 shares of common stock, both voting and non-voting, outstanding as of December 31, 1999,
and           shares outstanding after the completion of this offering, in each case together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options that are exercisable within 60 days of December 31, 1999 are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options but are not deemed outstanding for computing the percentage ownership of any other person. Options issued by us are immediately exercisable and the shares of common stock issuable pursuant to exercise of such options are subject to repurchase by us at the original exercise price in the event of termination of that person's relationship with us, which repurchase right lapses over time.

                                                                Percentage of
                                                                   shares
                                                                Beneficially
                                                  Number of         Owned
                                                    Shares    -----------------
                                                 Beneficially Prior to  After
Beneficial Owner                                    Owned     Offering Offering
First Union Capital Partners, Inc. (1).........   5,155,993    38.75%
Meritage Investment Partners, LLC (2)..........    2,298,851   17.28%
Arthur H. Zeile (3)............................    1,661,858   12.49%
Joel C. Daly (4)...............................    1,647,381   12.38%
Entities affiliated with J.P. Morgan Investment
 Corporation (5)...............................    1,149,424    8.64%
General Electric Capital Corporation (6).......      574,713    4.32%
Stolberg, Meehan & Scano II, L.P. (7)..........      574,713    4.32%
Robert J. Gedrose (8)..........................       90,000       *
James W. McHose, III (9).......................      130,000       *
L. Watts Hamrick, III (10).....................    5,155,993   38.75%
Scott B. Perper (11)...........................    5,155,993   38.75%
G. Jackson Tankersley (12).....................    2,298,851   17.28%
Stephen O. James (13)..........................       82,500       *
Donald F. Detampel, Jr. (14)...................            0       *
All directors and executive officers as a group
 (12 persons) (15).............................   11,187,297   82.22%

--------
* Less than 1% of the outstanding shares of our common stock, both voting and non-voting.

(1) The address of First Union Capital Partners, Inc. is 301 South College Street, Charlotte, NC 28288-0732.

(2) Stock consists of 2,034,943 shares held directly by Meritage Private Equity Fund, L.P., 226,207 shares held directly by Meritage Private Equity Parallel Fund, L.P. and 37,701 shares held directly by Meritage Entrepreneurs Fund, L.P. (collectively, the "Meritage Funds"). The address of the Meritage Funds is 1600 Wynkoop Street, Suite 300, Denver, CO 80202.

(3) Stock consists of 1,636,858 shares held by Mr. Zeile and 25,000 shares held by the Zeile INFLOW Trust dated December 22, 1999. Mr. Zeile disclaims beneficial ownership of the shares held by such trust. The address of Mr. Zeile and the trust is 938 Bannock Street, Suite 300, Denver, CO 80204.

(4) Stock consists of 1,607,381 shares held by Mr. Daly and 40,000 shares held by the Daly INFLOW Trust dated December 22, 1999. Mr. Daly disclaims beneficial ownership of the shares held by such trust. The address of Mr. Daly and the trust is 938 Bannock Street, Suite 300, Denver, CO 80204.

(5) Stock consists of 1,034,483 shares held directly by J.P. Morgan Investment Corporation and 114,941 shares held directly by Sixty Wall Street SBIC Fund, L.P. (collectively, the "Entities affiliated with J.P. Morgan Investment Corporation"). The address of the Entities affiliated with J.P. Morgan Investment Corporation is 101 California Street, 37th Floor, San Francisco, CA 94111.

(6) The address of GE Capital Corporation is 120 Long Ridge Road, 3rd Floor, Stamford, CT 06927.

(7) The address of Stolberg, Meehan & Scano II, L.P. is Republic Plaza, 370 17th Street, Suite 4240, Denver, CO 80202.

(8) Stock consists of 90,000 shares subject to options exercisable within 60 days of December 31, 1999.

(9) Stock includes 90,000 shares subject to options exercisable within 60 days of December 31, 1999.

(10) Stock consists of 5,155,993 shares held directly by First Union Capital Partners, Inc. Mr. Hamrick is a Partner of First Union Capital Partners, Inc., a subsidiary of First Union Corporation, and disclaims beneficial ownership of such shares. Mr. Hamrick's address is 301 South College Street, Charlotte, NC 28288-0732.

(11) Stock consists of 5,155,993 shares held directly by First Union Capital Partners, Inc. Mr. Perper is a Managing Partner of First Union Capital Partners, Inc., a subsidiary of First Union Corporation, and disclaims beneficial ownership of such shares. Mr. Perper's address is 301 South College Street, Charlotte, NC 28288-0732.

(12) Stock includes 2,034,943 shares held directly by Meritage Private Equity Fund, L.P., 226,207 shares held directly by Meritage Private Equity Parallel Fund, L.P. and 37,701 shares held directly by Meritage Entrepreneurs Fund, L.P. Mr. Tankersley is a Managing Member of Meritage Investment Partners, LLC, which is the sole General Partner of each of the Meritage Funds. Mr. Tankersley disclaims beneficial ownership of the shares held by the Meritage Funds. The address of each of Meritage Investment Partners, LLC, the Meritage Funds and Mr. Tankersley is 1600 Wynkoop Street, Suite 300, Denver, CO 80202.

(13) 22,500 of such shares are subject to a repurchase right which lapses at a rate of 1/36 per month.

(14) Mr. Detampel was elected to our Board of Directors on February 14, 2000. Mr. Detampel owned no shares as of December 31, 1999.

(15) See footnotes (3), (4) and (8) through (14) above. Includes 300,000 shares subject to options exercisable within 60 days of December 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK

General

   The following description of our common stock, both voting and non-voting, and preferred stock and the relevant provisions of our amended and restated certificate of incorporation and amended and restated bylaws as will be in effect upon the closing of this offering are summaries and are qualified by reference to our amended and restated certificate of incorporation and the amended and restated bylaws, copies of which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

   Upon closing of this offering, our authorized capital stock will consist of shares of common stock, par value $0.001 per share, 1,500,000 shares of non-voting common stock, par value $0.001 per share, and shares of preferred stock, par value $0.001 per share.

Common Stock

   Upon the closing of this offering, and giving effect to the issuance of shares of common stock in this offering and the contemplated amendment to our amended and restated certificate of incorporation as more fully discussed below, there will be 1,433,203 shares of common stock
outstanding, and            shares of non-voting common stock outstanding.

   Upon closing of this offering, holders of non-voting common stock do not have any voting rights, except as required by applicable law. Holders of both common stock and non-voting common stock are entitled to receive ratably those dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of both common stock and non-voting common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of the common stock and non-voting common stock have no preemptive, subscription, redemption or conversion rights except that each share of non-voting common stock is convertible, at any time, at the option of the holder into one share of common stock, and generally will convert into one share of common stock upon transfer of the non-voting common stock from its original holder. The common stock is not convertible into non-voting common stock. The outstanding shares of both common stock and non-voting common stock are, and the shares offered by us in this offering will be, when issued in consideration for payment thereof, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock and non-voting common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

Preferred Stock

   Upon the closing of this offering, there will be no shares of preferred stock outstanding. Upon the closing of this offering, the Board of Directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designation of series. We have no present plans to issue any shares of preferred stock. See "--Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws."

Conversion of Certain Shares of Stock

   Prior to the closing of this offering, we will amend our amended and restated certificate of incorporation to provide for the issuance of non-voting common stock. We are undertaking this change in our capital structure to accommodate one of our principal stockholders, First Union Capital Partners, Inc. Upon which the person became an interested stockholder, unless the interested stockholder the closing of this offering, First Union Capital Partners, Inc. will convert all of its shares of preferred stock into 3,722,790 shares of common stock and 1,433,203 shares of non-voting common stock. We do not expect that any of our other preferred stockholders will elect to receive shares of non-voting common stock upon the conversion of their preferred shares. We do not currently anticipate further issuances of our non-voting common stock.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to some exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in attained that status with the approval of the Board of Directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to Inflow and, accordingly, may discourage attempts to acquire us.

   In addition, various provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which provisions will be in effect upon the closing of the offering and are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

   Board of Directors Vacancies. Our amended and restated certificate of incorporation authorizes the Board of Directors to fill vacant directorships or increase the size of the Board of Directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies created by this removal with its own nominees.

   Stockholder Action; Special Meeting of Stockholders. Our amended and restated certificate of incorporation provides that stockholders may not take action by written consent, but only at duly called annual or special meetings of stockholders. The amended and restated certificate of incorporation further provides that special meetings of our stockholders may be called only by the Chairman of the Board of Directors, the Chief Executive Officer or a majority of the Board of Directors.

   Advance Notice Requirements for Stockholder Proposals and Directors Nominations. Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices, not less than 120 days nor more than 150 days prior to the first anniversary of the date of our notice of annual meeting provided with respect to the previous year's annual meeting of stockholders; provided, that if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days earlier than or 60 calendar days after this anniversary, notice by the stockholder, to be timely, must be so received not more than 90 days nor later than the later of:

  . 60 days prior to the annual meeting of stockholders; or

  . the close of business on the 10th day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever occurs first.

   Our amended and restated bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

   Authorized But Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to various limitations imposed by The Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy context, tender offer, merger or otherwise.

   The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

Registration Rights

   Upon the closing of this offering, holders of approximately      shares of
common stock (or securities convertible into common stock) will be entitled to
registration rights with respect to their shares. Of these shares,      shares
of common stock (or securities convertible into common stock) are entitled only to "piggy-back" registration rights. Holders of securities with registration rights may require us to register all or part of their shares at any time following 180 days after this offering. In addition, these holders may also require us to include their shares in future registration statements that we file and may require us to register their shares on Form S-3. Upon registration, these shares will be freely tradable in the public market without restriction.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is American Securities Transfer & Trust Company, Denver, Colorado.

Listing

   We have applied to have our shares of common stock approved for listing on The Nasdaq National Market under the symbol "INFL."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. In addition, since no shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after these restrictions lapse could harm the prevailing market price and our ability to raise equity capital in the future.

   Upon the closing of this offering, we will have outstanding an aggregate of shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act.

   The remaining          shares outstanding are "restricted securities" within
the meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act. As a result of the contractual restrictions described below and the provisions of Rule 144 and Rule 701, the shares of common stock outstanding prior to this offering will be available for sale in the public market 180 days following the closing of this offering, in accordance with the volume limitations and other conditions of Rule 144.

   Our directors and officers signed lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for 180 days after the date of this prospectus, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. After the expiration of the lock-up agreements, our directors and officers will be allowed to sell shares of our common stock in accordance with Rule 144.

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the number of shares of common stock then outstanding, which will equal
approximately        shares immediately after the offering, or the average
weekly trading volume of the common stock on The Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to various manner-of-sale provisions, notice requirements and the availability of current public information about us.

   Under Rule 144(k), a person who is not one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

   As of December 31, 1999, we had                outstanding stock options. As
soon as practicable following the closing of this offering, we intend to file a registration statement under the Securities Act covering shares of common stock reserved for issuance under our 2000 Stock Incentive Plan and 2000 Employee Stock Purchase Plan. Shares issued under these plans will be eligible for sale in the public market from time to time, subject to vesting provisions, Rule 144 volume limitations applicable to our affiliates and, in the case of some options, the expiration of lock-up agreements.

                                  UNDERWRITING

   Subject to the terms and conditions contained in an underwriting agreement
dated       , 2000, the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, Chase Securities Inc., First Union Securities, Inc., and DLJdirect Inc. have severally agreed to purchase the numbers of shares of common stock shown opposite their names below:

                                                                       Number of
      Underwriter                                                       Shares
      Donaldson, Lufkin & Jenrette Securities Corporation.............
      Chase Securities Inc............................................
      First Union Securities, Inc.....................................
      DLJdirect Inc...................................................
                                                                        ------
          Total.......................................................
                                                                        ======

   The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of legal matters by their counsel and to customary conditions, including the effectiveness of the registration statement, the continuing correctness of our representations, the listing of our common stock on The Nasdaq National Market and no occurrence of an event that would have a material adverse effect on us. The underwriters are obligated to purchase and accept delivery of all the shares, other than those covered by the over-allotment option described below, if they purchase any of our shares.

   An electronic prospectus will be available on the Web site maintained by DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. Other than the prospectus in electronic format, the information on this Web site relating to the offering is not part of this prospectus and has not been approved or endorsed by us or the underwriters, and should not be relied on by prospective investors.

   We have granted to the underwriters an option, exercisable for 30 days from
the date of this prospectus, to purchase up to              additional shares
at the initial public offering price less the underwriting fees. The underwriters may exercise their option to cover over-allotments of common stock made in connection with this offering. To the extent that the underwriters exercise their option, each underwriter will become obligated, subject to conditions, to purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

   The underwriters propose to initially offer some of our common stock directly to the public at the initial public offering price shown on the cover page of this prospectus and some of the common stock to selling group members
at the initial public offering price less a concession of $        per share.
The underwriters and selling group members may re-allow a concession not in
excess of $        per share on sales to other dealers. After the initial
offering of the common stock to the public, the representatives of the underwriters may change the public offering price and such concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   The following table summarizes the underwriting fees and estimated expenses we will pay:

                                       Per Share                       Total
                             ----------------------------- -----------------------------
                                Without          With         Without          With
                             Over-Allotment Over-Allotment Over-Allotment Over-Allotment
   Underwriting discounts
    and commissions paid by
    us.....................   $              $              $              $
   Expenses payable by us..   $              $              $              $

   We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

   We, our officers and directors and certain stockholders have agreed that for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of DLJ, do either of the following:

  . offer, pledge, sell, contract to sell, sell any portion or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

  . enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of our common stock.

   At our request, the underwriters have reserved up to   % of the common stock
offered by this prospectus for sale at the initial public offering price for some of our employees, friends and other people and entities with whom we maintain business relationships who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase, orally or in writing, such reserved shares. Any reserved shares not purchased or confirmed for purchase will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

   We have applied to have our shares of common stock approved for listing on The Nasdaq National Market under the symbol "INFL." In order to meet the requirements for listing the common stock on The Nasdaq National Market, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial owners.

   Under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, or NASD, ("Rule 2720"), the Company is considered an affiliate of First Union Securities, Inc., or First Union. This offering is being conducted in accordance with Rule 2720, which provides that, among other things, when a NASD member participates in the underwriting of an affiliate's equity securities, the price to the public can be no higher than that recommended by a qualified independent underwriter, or QIU, meeting certain standards. In accordance with this requirement, Donaldson, Lufkin & Jenrette Securities Corporation, or DLJ, has assumed the responsibilities of acting as QIU and will recommend a maximum price to the public in compliance with the requirements of Rule 2720. In connection with the offering, DLJ is performing due diligence investigations and reviewing and participating in the preparation of this prospectus and the registration statement of which this prospectus forms a part. As compensation for the services of DLJ as QIU, we have agreed to pay DLJ a fee of $5,000 in addition to the underwriting compensation DLJ will otherwise receive.

   Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock included in this offering in any jurisdiction where that would not be permitted or legal.

  Pricing of this Offering

   Prior to this offering, there has been no public market for our common stock. The initial public offering price offered by this prospectus will be determined by negotiation between the representatives and us. The principal factors to be considered in determining the public offering price include:

  . the information in this prospectus or available to the underwriters;

  . the history and the prospects for the industry in which we compete;

  . the ability of our management;

  . the prospects for our future earnings;

  . the present state of our developments and our current financial condition;

  . the general condition of the securities markets at the time of this offering; and

  . the recent market prices of, and the demand for publicly traded common stock of generally comparable companies.

  Stabilization

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids in compliance with Regulation M under the Exchange Act.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

   These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, Broomfield, Colorado. As of December 31, 1999, attorneys at Brobeck, Phleger & Harrison LLP beneficially owned a total of 20,714 shares of our common stock. Certain legal matters in connection with the offering will be passed upon for the underwriters by Paul, Hastings, Janofsky & Walker LLP, New York, New York.

                                    EXPERTS

   The financial statements at December 31, 1998 and 1999 and for the period from September 26, 1997 (inception) through December 31, 1997 and for each of the two years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and amendments. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules.

   You may read and copy all or any portion of the registration statement or any other information we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our Securities and Exchange Commission filings, including the registration statement, will also be available to you on the Securities and Exchange Commission's Web site (http://www.sec.gov).

   We intend to furnish our stockholders with annual reports containing audited financial statements and to make available quarterly reports containing unaudited financial information.

                                  INFLOW, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
Report of Independent Accountants.......................................... F-2
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statements of Stockholders' Equity (Deficit)............................... F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Inflow, Inc.

   In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Inflow, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from September 26, 1997 (inception) through December 31, 1997 and for each of the two years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Broomfield, Colorado
February 4, 2000

                                  INFLOW, INC.

                                 BALANCE SHEETS

                                                                    Pro Forma
                                                                  Stockholders'
                                                                     Equity
                                              December 31,          (Deficit)
                                          ----------------------  December 31,
                                            1998        1999          1999
                                          ---------  -----------  -------------
                                                                   (Unaudited)
                                                                    (Note 1)
                 ASSETS
Current assets:
 Cash and cash equivalents..............  $  23,605  $   965,058
 Short-term investments.................        --    56,387,515
 Accounts receivable, net of allowance
  of $0 and $56,000 at December 31,
  1998 and 1999, respectively...........     23,644      581,168
 Prepaid expenses and other, net........      3,104    2,015,517
                                          ---------  -----------
   Total current assets.................     50,353   59,949,258
Property and equipment, net.............    769,829   12,362,791
Restricted cash and deposits............     11,960      570,243
                                          ---------  -----------
   Total assets.........................  $ 832,142  $72,882,292
                                          =========  ===========
  LIABILITIES, MANDATORILY REDEEMABLE
    CONVERTIBLE PREFERRED STOCK AND
     STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable.......................  $  22,892  $ 4,240,590
 Accrued and other liabilities..........     98,401      829,042
 Deferred revenue.......................        --       164,227
 Current portion of long-term debt......    155,864          --
 Convertible demand notes payable to
  stockholders..........................  1,000,000          --
                                          ---------  -----------
   Total current liabilities............  1,277,157    5,233,859
Deferred rent reimbursements............    129,595    1,308,867
Long-term debt, net of current portion..    298,740          --
                                          ---------  -----------
   Total liabilities....................  1,705,492    6,542,726
                                          ---------  -----------
Commitments and contingencies (Note 8,10
 and 11)
Mandatorily redeemable convertible
 preferred stock, at redemption value,
 $.001 par value:
 Series A mandatorily redeemable
  convertible preferred stock;
  3,310,000 shares authorized;
  3,309,953 shares issued and
  outstanding at December 31, 1999,
  none authorized, issued and
  outstanding pro forma (unaudited).....        --    12,108,201   $       --
 Series B mandatorily redeemable
  convertible preferred stock;
  7,000,000 shares authorized;
  6,896,552 shares issued and
  outstanding at December 31, 1999,
  none authorized, issued and
  outstanding pro forma (unaudited) ....        --    65,684,938           --
Stockholders' equity (deficit):
 Common stock, voting, $.001 par value;
  20,000,000 shares authorized;
  3,060,000 and 3,100,000 shares issued
  and outstanding at December 31, 1998
  and 1999, respectively; 11,873,302
  pro forma shares issued and
  outstanding (unaudited)...............      3,060        3,100        11,874
 Common stock, non-voting, $.001 par
  value; 1,433,203 pro forma shares
  issued and outstanding (unaudited)....        --           --          1,433
 Additional paid-in capital.............     14,340    2,346,497    80,129,429
 Deferred compensation..................        --    (3,566,052)   (3,566,052)
 Stock subscriptions receivable and
  other.................................    (14,400)    (150,911)     (150,911)
 Accumulated deficit....................   (876,350) (10,086,207)  (10,086,207)
                                          ---------  -----------   -----------
   Total stockholders' equity
    (deficit)...........................   (873,350) (11,453,573)  $66,339,566
                                          ---------  -----------   ===========
     Total liabilities, mandatorily
      redeemable convertible preferred
      stock and stockholders' equity
      (deficit).........................  $ 832,142  $72,882,292
                                          =========  ===========

   The accompanying notes are an integral part of these financial statements.

                                  INFLOW, INC.

                            STATEMENTS OF OPERATIONS

                                           Period
                                        September 26,
                                            1997
                                         (Inception)        Year Ended
                                           through         December 31,
                                        December 31,  ------------------------
                                            1997         1998         1999
                                        ------------- ----------  ------------
Revenue................................  $      --    $   45,032  $  1,998,164
Costs of data network exchange
 facilities:
 Direct................................         --       118,848     2,681,591
 Indirect..............................         --       173,846       866,254
                                         ----------   ----------  ------------
Gross profit (loss) from data network
 exchange facilities...................         --      (247,662)   (1,549,681)
                                         ----------   ----------  ------------
Other operating expenses:
 Sales and marketing...................       3,704          --        653,186
 General and administrative............      31,660      298,985     1,937,254
 Product development...................      36,829      170,263       706,008
 Stock compensation....................         --           --        575,483
                                         ----------   ----------  ------------
   Total operating expenses............      72,193      469,248     3,871,931
                                         ----------   ----------  ------------
Loss from operations...................     (72,193)    (716,910)   (5,421,612)
                                         ----------   ----------  ------------
Other income (expense):
 Interest expense......................     (11,941)     (81,640)      (61,858)
 Interest income.......................       2,627        3,707       753,845
                                         ----------   ----------  ------------
   Total other income (expense)........      (9,314)     (77,933)      691,987
                                         ----------   ----------  ------------
Net loss...............................  $  (81,507)  $ (794,843) $ (4,729,625)
Accreation of convertible preferred
 stock.................................         --           --       (696,897)
Deemed dividend related to beneficial
 conversion feature of Series B
 preferred stock.......................         --           --     (5,655,173)
                                         ----------   ----------  ------------
Net loss avaliable to common
 stockholders..........................  $  (81,507)  $ (794,843) $(11,081,695)
                                         ==========   ==========  ============
Net loss per common share (basic and
 diluted)..............................  $    (0.03)  $    (0.26) $      (3.69)
                                         ==========   ==========  ============
Weighted average common shares (basic
 and diluted)..........................   3,000,000    3,000,000     3,000,041
                                         ==========   ==========  ============
Pro forma net loss per common share
 (basic and diluted)--unaudited........                           $      (1.62)
                                                                  ============
Pro forma weighted average common
 shares (basic and diluted)--
 unaudited.............................                              6,416,746
                                                                  ============


   The accompanying notes are an integral part of these financial statements.

                                  INFLOW, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                         Stock
                            Common Stock   Additional                Subscriptions
                          ----------------  Paid-in      Deferred     Receivable   Accumulated
                           Shares   Amount  Capital    Compensation    and Other     Deficit        Total
                          --------- ------ ----------  ------------  ------------- ------------  ------------
Balance at September 26,
 1997 (inception).......        --  $  --  $      --   $       --      $     --    $        --   $        --
Issuances of common
 stock..................  3,000,000  3,000        --           --            --             --          3,000
Net loss................        --     --         --                         --         (81,507)      (81,507)
                          --------- ------ ----------  -----------     ---------   ------------  ------------
Balance at December 31,
 1997...................  3,000,000  3,000        --           --            --         (81,507)      (78,507)
Sale of common stock....     60,000     60     14,340          --        (14,400)           --            --
Net loss................        --     --         --           --            --        (794,843)     (794,843)
                          --------- ------ ----------  -----------     ---------   ------------  ------------
Balance at December 31,
 1998...................  3,060,000  3,060     14,340          --        (14,400)      (876,350)     (873,350)
Reclassification of
 accumulated earnings
 (deficit) upon
 conversion to taxable
 status.................        --     --  (1,174,941)         --            --       1,174,941           --
Deferred compensation
 from stock options and
 sales of stock ........        --     --   4,141,535   (4,141,535)          --             --            --
Satisfaction of stock
 subscription
 receivable.............        --     --         --           --         14,400            --         14,400
Amortization of deferred
 compensation...........        --     --         --       575,483           --             --        575,483
Accretion of preferred
 stock..................        --     --    (696,897)         --            --             --       (696,897)
Sale of preferred
 stock..................        --     --         --           --        (87,500)           --        (87,500)
Issuance of common stock
 upon exercise of
 options................     30,000     30     22,470          --            --             --         22,500
Sale of common stock....     10,000     10     39,990          --        (40,000)           --            --
Beneficial conversion
 feature related to
 issuance of Series B
 preferred stock........        --     --         --           --            --      (5,655,173)   (5,655,173)
Unrealized loss on
 investments available
 for sale...............        --     --         --           --        (23,411)           --        (23,411)
Net loss................        --     --         --           --            --      (4,729,625)   (4,729,625)
                          --------- ------ ----------  -----------     ---------   ------------  ------------
Balance at December 31,
 1999...................  3,100,000 $3,100 $2,346,497  $(3,566,052)    $(150,911)  $(10,086,207) $(11,453,573)
                          ========= ====== ==========  ===========     =========   ============  ============


   The accompanying notes are an integral part of these financial statements.

                                  INFLOW, INC.

                            STATEMENTS OF CASH FLOWS

                                             Period
                                          September 26,
                                              1997
                                           (Inception)   Year Ended December
                                             through             31,
                                          December 31,  -----------------------
                                              1997        1998         1999
                                          ------------- ---------  ------------
Cash Flows From Operating Activities:
Net loss................................    $(81,507)   $(794,843) $ (4,729,625)
Adjustments to reconcile net loss to net
 cash in operating activities:
  Depreciation and amortization.........         349       67,827       412,858
  Amortization of deferred
   compensation.........................         --           --        575,483
  Provision for doubtful accounts.......         --           --         56,000
  Other.................................         --           --         14,400
  Changes in:
    Accounts receivable.................         --       (23,644)     (613,524)
    Prepaid expenses and other, net.....         --        (3,104)   (1,869,563)
    Deposits............................         --       (11,960)     (201,133)
    Accounts payable....................      21,199        1,693     4,217,698
    Accrued and other liabilities.......      16,091      211,905       789,464
    Deferred revenue....................         --           --        164,227
    Deferred rent reimbursements........         --           --      1,179,272
                                            --------    ---------  ------------
      Net cash used in operating
       activities.......................     (43,868)    (552,126)       (4,443)
                                            --------    ---------  ------------
Cash Flows From Investing Activities:
Purchase of property and equipment......     (18,592)    (819,413)  (12,005,820)
Purchase of investments, net............         --           --    (56,410,926)
Restricted cash.........................         --           --       (500,000)
                                            --------    ---------  ------------
      Cash used in investing
       activities.......................     (18,592)    (819,413)  (68,916,746)
                                            --------    ---------  ------------
Cash Flows From Financing Activities:
Proceeds from issuance of preferred
 stock, net of issuance costs...........         --           --     70,043,733
Proceeds from issuance of common stock..       3,000          --         22,500
Cash overdraft..........................         --           --         31,013
Proceeds from long-term debt............         --       467,593       200,000
Repayments of long-term debt............         --       (12,989)     (654,604)
Proceeds from convertible notes
 payable................................     600,000      400,000       220,000
                                            --------    ---------  ------------
      Net cash provided by financing
       activities.......................     603,000      854,604    69,862,642
                                            --------    ---------  ------------
Net increase (decrease) in cash.........     540,540     (516,935)      941,453
Cash and cash equivalents, beginning of
 period.................................         --       540,540        23,605
                                            --------    ---------  ------------
Cash and cash equivalents, end of
period..................................    $540,540    $  23,605  $    965,058
                                            ========    =========  ============
Supplemental Disclosure of Other Cash
 and Non-cash Investing and Financing
 Activities:
Interest paid...........................    $    --     $  22,949  $     42,628
Series A preferred stock issued for a
 stock subscription receivable..........         --           --         87,500
Common stock issued for a stock
 subscription receivable................         --        14,400        40,000
Conversion of convertible notes payable
 and accrued interest to Series A
 preferred stock........................         --           --      1,309,836

   The accompanying notes are an integral part of these financial statements.

                                  INFLOW, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. The Company and Summary of Significant Accounting Policies

Organization

   InFlow, Inc. (the "Company") provides customers with equipment co-location and value-added services for mission-critical e-business and data communications applications through its secure, carrier-neutral data network exchange facilities ("DNXs"). The Company focuses on small and medium-sized businesses in need of reliable and scalable outsource solutions in underserved markets. The Company was incorporated in September 26, 1997 (inception) and opened its first DNX in Denver in July 1998. As of December 31, 1999 the Company operates three DNXs; one in Denver, one in Raleigh-Durham and one in Minneapolis.

Revenue Recognition

   Revenue consists of monthly fees for colocation, network connectivity, systems management, and value-added services. Customer contracts for the lease of cabinet space, network connectivity and value-added services are renewable and range from one to three years in duration with payments due on a monthly basis. The Company also derives revenue from installation services. Monthly recurring service revenue is recorded in the month the services are rendered. Fees related to installation services are recorded as deferred revenue and recognized on a straight-line basis over the weighted-average term of the customer service contracts. The incremental costs of installation services are capitalized and recognized on a straight-line basis over the same period.

   Direct costs of DNXs consist primarily of the incremental costs of installation services, costs for local loop and Internet connectivity, net rent expense, utilities and maintenance, operations personnel salaries and benefits, and depreciation and amortization at the DNXs. Indirect costs consist primarily of costs related to the sales, marketing and administrative personnel working at the DNXs.

Cash and Cash Equivalents

   Cash equivalents are highly liquid investments purchased with original maturities of three months or less. All cash equivalents are carried at cost, which approximates fair value. Restricted cash represents certificates of deposit used to collateralize irrevocable letters of credit, which are held as collateral for certain long-term office leases. There were no outstanding irrevocable letters of credit as of December 31, 1998. As of December 31, 1999, there was $142,850 of restricted cash included in prepaid expenses and other, net and $357,150 of restricted cash included in restricted cash and other noncurrent assets.

Investments

   Investments are classified as available-for-sale as defined in Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, and accordingly are carried at fair value. Gains or losses on the sale of investments are recognized on the specific identification method. Unrealized gains or losses are treated as a separate component of stockholders' equity (deficit) until the security that the unrealized gain or loss was recorded is sold. At December 31, 1999, the amortized cost basis, aggregate fair value and gross unrealized holding gains and losses by major security type were as follows:

                                                            Gross      Gross
                                   Amortized   Aggregate  Unrealized Unrealized
   Security Type                  Cost Basis  Fair Value    Gains      Losses
   -------------                  ----------- ----------- ---------- ----------
   Investment grade bonds........ $18,487,170 $18,457,157  $   --     $30,013
   Commercial paper..............  34,931,041  34,943,498   12,457        --
   Federal agencies..............   2,992,715   2,986,860      --       5,855
                                  ----------- -----------  -------    -------
   Total investments............. $56,410,926 $56,387,515  $12,457    $35,868
                                  =========== ===========  =======    =======

                                  INFLOW, INC.

Fair Value of Financial Instruments

   The Company's financial instruments include cash, cash equivalents, investments, restricted cash, accounts receivables, prepaid expenses and other current assets, accounts payable, accrued liabilities and debt. The carrying amounts of the Company's financial instruments approximate fair value.

Concentration of Credit Risk and Major Customers

   The Company extends trade credit terms to its customers based upon ongoing evaluations of its customers' financial condition and, generally, requires no collateral from its customers. For the year ended December 31, 1998, the Company had three significant customers representing approximately 36%, 30%, and 16% of revenue. As of December 31, 1998, these three customers represented approximately 19%, 26% and 23% of accounts receivable. For the year ended December 31, 1999, the Company had one significant customer representing approximately 14% of revenue. As of December 31, 1999, this customer represented approximately 13% of gross accounts receivable.

Property and Equipment

   Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets, generally three to seven years. Internally developed software costs are expensed until the point of technological feasibility, after which time such costs are capitalized and amortized on a straight-line basis over the estimated useful lives of the assets, generally three years. Leasehold improvements are amortized over the lessor of the estimated useful lives of the respective assets or the lease term. Repair and maintenance costs are charged to expense when incurred. Upon retirement or disposition of assets, related gains or losses are recognized in operations.

Long-Lived Assets and Impairments

   The Company periodically evaluates the carrying value of long-lived assets, including, but not limited to, purchased and internally developed software, property and equipment and other assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized to the extent that the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

Stock Options

   SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), permits the use of either a fair value-based method or the method defined in Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees ("APB No. 25"), to account for stock-based compensation arrangements. The Company has elected to determine the value of stock-based compensation arrangements under the provisions of APB No. 25, and has included the pro forma disclosures required under SFAS No. 123 in Note 5.

Income Taxes

   The financial statements for the period from September 26, 1997 (inception) through December 31, 1997 and the year ended December 31, 1998 do not include a provision for income taxes, as the Company was an S Corporation. Under Internal Revenue Service regulations, the income of the S Corporation and the income tax

                                  INFLOW, INC.

liability is borne by the stockholders of the S Corporation. During 1999, the Company became a taxable entity. For the period the Company was a taxable entity, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. If the Company had been a taxable entity from inception through December 31, 1998, the Company would not have recorded any tax expense or benefit for any period because of the taxable losses incurred and the need for a full valuation allowance against any available deferred tax assets.

Product Development

   Product development costs primarily relate to the development of internally developed software and the Company's network architecture that are not capitalizable under Statement of Position 98-1 Accounting for the Costs of Computer-Software Developed or Obtained for Internal Use. These costs are expensed as incurred.

Advertising

   The Company expenses advertising costs as incurred. Advertising expenses for the period from September 26, 1997 (inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999, were approximately $1,856, $26,464 and $99,692, respectively.

Unaudited Pro Forma Stockholders' Equity (Deficit)

   The board of directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission ("SEC") permitting the Company to sell shares of its voting common stock to the public. If the Company's initial public offering is consummated under the terms presently anticipated, all of the Series A and Series B mandatorily redeemable convertible preferred stock (collectively referred to as "preferred stock") will automatically convert into 8,773,302 shares of voting common stock and 1,433,203 shares of non-voting common stock (see note 11). Unaudited pro forma stockholders' equity (deficit) as of December 31, 1999, as set forth in the accompanying balance sheet, is adjusted for the anticipated conversion of preferred stock.

Net Loss Per Share and Unaudited Pro Forma Net Loss Per Common Share

   Net loss per common share is calculated in accordance with SFAS No. 128, Earnings per Share ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net income
(loss) per common share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per common share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted-average number of common and potential shares outstanding during the period if their effect is dilutive. Potential common shares consist of shares subject to repurchase by the Company, incremental common shares issuable upon the exercise of stock options, common shares issuable upon conversion of the preferred stock and convertible promissory notes.

   The Company has computed unaudited pro forma basic net loss per common share in accordance with the methodology in SFAS No. 128. The Company's historical capital structure is not indicative of its prospective structure due to the automatic conversion of all shares of preferred stock into common stock concurrent with the closing of the Company's anticipated IPO. Accordingly, historical basic net loss per common share should not be used as an indicator of future earnings per common share.

                                  INFLOW, INC.

   Unaudited pro forma basic net loss per common share is computed using the weighted-average number of common shares outstanding during the period. The Company has assumed the conversion of all outstanding preferred stock issued into voting and non-voting common stock as of the date issued on a weighted average basis.

   The following table sets forth the computation of the numerators and denominators in the basic, diluted and pro forma net loss per common share calculations for the periods indicated:

                                            Period
                                         September 26,
                                             1997
                                          (Inception)   Year Ended December
                                            through             31,
                                         December 31,  -----------------------
                                             1997        1998         1999
                                         ------------- ---------  ------------
      Numerator:
        Net loss.......................    $ (81,507)  $(794,843) $ (4,729,625)
        Accretion of convertible
         preferred stock...............          --          --       (696,897)
        Deemed dividend related to
         beneficial conversion feature
         of Series B preferred stock...          --          --     (5,655,173)
                                           ---------   ---------  ------------
      Net loss available to common
       stockholders....................      (81,507)   (794,843)  (11,081,695)
      Effect of pro forma conversion of
       securities:
        Accretion of convertible
         preferred stock...............          --          --        696,897
                                           ---------   ---------  ------------
      Pro forma net loss available to
       common stockholders--unaudited..    $ (81,507)  $(794,843) $(10,384,798)
                                           =========   =========  ============
      Denominator:
        Weighted average common shares
         (basic and diluted)...........    3,000,000   3,000,000     3,000,041
      Weighted average effect of pro
       forma securities:
        Series A convertible preferred
         stock.........................          --          --      2,446,779
        Series B convertible preferred
         stock.........................          --          --        969,926
                                           ---------   ---------  ------------
      Pro forma weighted average common
       shares (basic and diluted)--
       unaudited.......................          --          --      6,416,746
                                           =========   =========  ============

   Potential dilutive securities totaling 60,000, 324,000 and 11,126,555 for the period September 26, 1997 (inception) through December 31, 1997 and for each of the years ended December 31, 1998 and 1999, respectively, were excluded from historical basic and diluted loss per common share because of their anti-dilutive effect.

Comprehensive Income

   Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income includes all changes in equity during a period from non-owner sources. For the year ended December 31, 1999, total comprehensive income (loss) was $4,753,036, which included a $23,411 unrealized holding loss on investments.

                                 INFLOW, INC.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

   In December, 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides specific guidance, among other things, as to the recognition of revenue related to up-front non-refundable fees and services charges received in connection with a contractual arrangement. The Company has applied the provisions of SAB 101 in the year ended December 31, 1999. The adoption of SAB 101 did not have a material impact on the Company's financial condition or results of operations.

2. Balance Sheet Components

   Certain balance sheet components are as follows:

                                                              December 31,
                                                          ---------------------
                                                            1998       1999
                                                          --------  -----------
Property and equipment
Construction-in-progress at DNXs......................... $    --   $ 3,342,744
Furniture and office equipment...........................      --       725,242
Leasehold improvements and building equipment............  466,682    5,537,702
Network equipment........................................  262,686    2,006,478
Internally developed software............................   20,000      179,493
Computer equipment and software..........................   88,637    1,052,166
                                                          --------  -----------
                                                           838,005   12,843,825
Less accumulated depreciation and amortization...........  (68,176)    (481,034)
                                                          --------  -----------
                                                          $769,829  $12,362,791
                                                          ========  ===========

                                                              December 31,
                                                          ---------------------
                                                            1998       1999
                                                          --------  -----------
Accrued liabilities
Salaries, wages and benefits............................. $    --   $   351,017
Sales, use and franchise taxes...........................      --       205,735
Deferred rent reimbursements.............................   12,396      131,757
Other....................................................   86,005      140,533
                                                          --------  -----------
                                                          $ 98,401  $   829,042
                                                          ========  ===========

3. Notes Payable and Long-term Debt

   The Company borrowed a total of $1,220,000 from its founding stockholders, in the form of convertible demand promissory notes (the "Notes"). The Notes bear interest equal to 8% per annum. The Notes, including accrued but unpaid interest, were convertible, at the option of the founding stockholders, into shares of Series A mandatorily redeemable convertible preferred stock (the "Series A preferred stock"). Interest expense related

                                  INFLOW, INC.

to these Notes was $11,941, $70,606 and $7,290 for the period from September 27, 1997 (inception) through December 31, 1997, for the year ended December 31, 1998 and for the year ended December 31, 1999, respectively. In April 1999, the Notes and accrued interest were converted into shares of Series A preferred stock (see Note 4).

   During 1998, the Company entered into a loan and security agreement with a bank, which was amended in March 1999. At December 31, 1998 and 1999, the Company owned $454,604 and $0, respectively, under this agreement. Interest accrued at 1.50% above the prime rate. The founding stockholders personally guaranteed this long-term debt and the agreement expired during 1999.

4. Mandatorily Redeemable Convertible Preferred Stock

   In April 1999 and June 1999, the Company issued a total of 2,895,714 shares of $0.001 par value Series A preferred stock at $3.50 per share and received proceeds, net of issuance costs, totaling $10,060,198. Concurrently, outstanding convertible demand notes plus accrued interest of $1,309,836 were converted into 374,239 shares of Series A preferred stock.

   In September 1999, the Company agreed to sell shares of its $0.001 par value Series B mandatorily redeemable preferred stock (the "Series B preferred stock") at $8.70 per share. In October and November 1999, the Company closed this round of financing and issued a total of 6,896,552 shares of Series B preferred stock $0.001 par value at $8.70 per share and received proceeds, net of issuance costs, totaling $59,931,035. The difference between the offering price and the deemed fair value of the Series B preferred stock resulted in a beneficial conversion feature in the amount of approximately $5,655,000 which was calculated in accordance with Emerging Issues Task Force No. 98-5 Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios. The beneficial conversion feature is reflected as a deemed dividend in the statement of operations for the year ended December 31, 1999.

   On October 15, 1999, 40,000 shares of Series A preferred stock were sold to an employee at $3.50 per share in exchange for $52,500 and a full recourse note of $87,500. The stock subscription receivable accrues interest at 6% per annum and is due on or before October 15, 2002. The entire unpaid principal and accrued interest is immediately due and payable upon certain accelerating events, as defined in the note. The employee vests in all of the Series A preferred stock on October 15, 2002. The Company has the right to repurchase the unvested portion of the Series A preferred stock at the purchase price of $3.50 at the time of the cessation of service. The Company estimated the fair value of the Series A preferred stock to be $9.52 at the date of the sale. The difference between the price paid and the estimated fair value of the shares times the number of shares, or $240,800, was recorded as deferred compensation. The amortization of this deferred compensation resulted in $87,028 of expense during the year ended December 31, 1999. The remaining deferred compensation as of December 31, 1999 will be amortized to compensation expense using an accelerated method as described in Financial Accounting Standards Board Interpretation No. 28 over the remaining vesting period, as defined above.

   The holders of the preferred stock have the following rights and preferences:

Voting Rights

   The holders of the preferred stock and the common stock, voting together as a single class, are entitled to vote upon any matter submitted to the shareholders. The holders of the preferred stock are entitled to one vote for each share of common stock that such holder would be entitled to receive if the preferred stock were converted into common stock. The holders of common stock have one vote per share of common stock.

                                  INFLOW, INC.

Dividends

   The holders of the preferred stock are entitled to receive dividends prior and in preference to any dividend on common stock, payable only when, and if declared by the board of directors. No dividends have been declared to date.

Liquidation

   In the event of any liquidation, dissolution or winding up of the Company, the holders of the preferred stock are entitled to receive in exchange for and in redemption of each share of preferred stock, prior and in preference to common stock, an amount equal to the greater of (i) the sum of the original issue price, as appropriately adjusted for subsequent stock dividends, stock splits plus an amount per share determined by dividing $0.28 per annum, compounded annually, measured from April 5, 1999 to the date of liquidation multiplied by the number of outstanding shares of Series A preferred stock, by the total number of outstanding shares of preferred stock or (ii) the amount per share that would be distributed among the holders of the preferred stock and common stock pro rata based on the number of shares of common stock held by each holder assuming conversion of all preferred stock.

Redemption

   Within 90 days following the receipt by the Company of a written redemption demand from the preferred stockholders delivered at any time after November 1, 2006, the Company shall redeem all but not less than all the preferred stock, and the holders of the preferred stock shall sell all but not less than all of the preferred stock to the Company, for a per share purchase price equal to the sum of (A) the sum of the original issue price, plus (B) an amount per share determined by dividing $0.28 per annum, compounded annually, measured from April 5, 1999 to the date of such redemption, multiplied by the number of outstanding shares of Series A preferred stock, by the total number of outstanding shares of preferred stock.

Conversion

   The preferred stock is convertible, at the option of the holder, at any time after the date of issuance and prior to the redemption date, into shares of common stock as is determined by dividing the original issue price by the conversion price in effect on the date the certificate is surrendered for conversion. The conversion price is the original issue price as adjusted for certain dilutive issuances, splits and combinations.

   Automatic conversion occurs immediately upon the earlier of (i) the consummation of a firm commitment underwritten public offering of common stock registered under the Securities Act of 1933, at a public offering price of not less than $26.00 per share (as adjusted to reflect subsequent stock dividends and splits), resulting in gross proceeds to the Company of not less than $50,000,000 and after which the common stock is either listed on a national securities exchange or traded in the NASDAQ national market system or (ii) the date specified by written consent or agreement of the required holders.

5. Benefit Plans

   The Company maintains a stock option/stock issuance plan (the "Plan") which provides for two separate equity programs. The board of directors has reserved 1,685,000 shares of common stock for issuance under the Plan.

Stock Option Program

   The Plan provides for the grant of incentive stock options to directors, key employees and consultants to purchase common stock of the Company. The grants may be structured in the form of option awards that vest over the optionee's service period. The grants may also be unvested options that can be exercised, but all of the acquired but unvested shares will be subject to repurchase at the exercise price, at the option of the Company

                                  INFLOW, INC.

within 90 days of the optionee's termination of employment. The options expire ten years after the date of grant. These shares vest 25% after the initial 12 months of service measured from the grant date. The balance of the shares vest in equal monthly installments over the next 36 months of service.

   The Company applies APB No. 25 in accounting for stock options and recognized $3,818,435 in deferred compensation during the year ended December 31, 1999. During 1999, the amortization of this deferred compensation resulted in $488,455 of compensation expense. The remaining deferred compensation of $3,329,980 as of December 31, 1999 will be amortized to compensation expense using an accelerated method as described in Financial Accounting Standards Board Interpretation No. 28 over the remaining vesting period, as defined above. Had compensation expense for the stock options been determined based on the fair values at the grant dates for awards under the Plan consistent with the method of accounting prescribed by SFAS No. 123, the effect on the Company's pro forma net loss would have been immaterial.

   The following summarizes stock option activity:

                                                Weighted             Weighted
                                                Average              Average
                                     Number of  Exercise   Options   Exercise
                                      Shares     Price   Exercisable  Price
                                     ---------  -------- ----------- --------
   Options outstanding at September
    26, 1997 (inception)............      --     $ --          --     $ --
     Granted........................   60,000    $0.24
                                     --------
   Options outstanding at December
    31, 1997........................   60,000    $0.24      60,000    $ .24
     Granted........................  204,000    $0.24
                                     --------
   Options outstanding at December
    31, 1998........................  264,000    $0.24     264,000    $ .24
     Granted........................  765,390    $1.98
     Forfeited...................... (149,340)   $0.55
     Exercised......................  (30,000)   $0.75
                                     --------
   Options outstanding at December
    31, 1999........................  850,050    $1.74     850,050    $1.74
                                     ========

   Total stock options outstanding and exercisable under the Stock Option Program as of December 31, 1999 are as follows:

                                                         Weighted
                                                          Average                    Weighted
                                Number                   Remaining                   Average
         Range of                 of                    Contractual                  Exercise
      Exercise Prices           Shares                  Life (Years)                  Price
      ---------------           ------                  -----------                  --------
      $0.24-0.75                511,700                     9.17                      $0.52
      $1.25                      29,300                     9.79                       1.25
      $2.00                      32,000                     9.90                       2.00
      $4.00                     277,050                    10.00                       4.00

   The weighted-average grant date fair value of options granted during 1998 and 1999 was $0.05 and $5.94, respectively. The weighted-average remaining contractual life of options outstanding at December 31, 1998 and 1999 was 9.25 years and 9.49 years, respectively.

   In accordance with the guidance provided under SFAS 123, fair values are based on minimum values. The fair value of each option grant was estimated on the date of grant using a Black-Scholes type option-pricing model with the following weighted average assumptions used for grants in the period from September 26, 1997 (inception) through December 31, 1997 and the years ended December 31, 1998 and 1999; dividend yield of zero; expected volatility of zero; risk-free interest rates ranging from 4.22% to 6.30%; and an expected term of

                                  INFLOW, INC.

four years. The risk-free interest rate used in the calculation is the yield on the grant date of the U.S. Treasury Strip with a maturity equal to the expected term of the option.

Stock Issuance Program

   The Plan also allows the Company to directly issue common stock to eligible persons, either through immediate purchase or as a bonus for services rendered to the Company. Such shares may be fully vested when issued, may be subject to a reverse vesting schedule, or may vest over the period of service or upon attainment of specified performance objectives.

   Pursuant to this program and during 1998, 60,000 shares of the Company's common stock were sold to a director of the Company at $0.24 per share in exchange for a full recourse note. During 1999, the stock subscription receivable and related accrued interest were satisfied through consulting services rendered by the director. The total fair value of services offset against the receivable was equal to the balance of the stock subscription receivable.

   Pursuant to this program and during 1999, 10,000 shares of the Company's common stock were sold to a nonemployee consultant at $4.00 per share in exchange for a full recourse note. The stock subscription receivable accrues interest at 6.5% per annum and is due on or before December 31, 2001, unless certain accelerating events occur. The stock subscription receivable can be satisfied by services rendered by the consultant and the related shares are subject to a reverse vesting schedule. The Company has the right to repurchase the unvested portion of the common shares at the purchase price of $4.00 at the time of the cessation of service under a consulting agreement entered into with consultant. The consultant vests in the common shares in a series of twenty-four equal monthly installments upon the consultant's completion of each successive month of service under the consulting agreement, beginning on December 31, 1999. The Company estimated the fair value of common stock to be $12.23 per share at the date of sale. The difference between the price paid and the estimated fair value of the shares times the number of shares, or $82,300, was recorded as deferred compensation. The deferred compensation will be amortized to compensation expense using an accelerated method as described in Financial Accounting Standards Board Interpretation No. 28 over the vesting period and will be subject to variable plan accounting during the two-year reverse vesting period.

Employee Savings and Retirement Plan

   In November 1999, the Company adopted an employee savings and retirement plan (the "401(k) Plan") covering substantially all of the Company's employees. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the statutory prescribed limit and have the amount of such reduction contributed to the 401(k) Plan. The Company makes matching contributions of 50% of participant contributions not to exceed 6% of participant compensation. During 1999, the Company contributed $22,427.

7. Income Taxes

   Prior to April 1999, the Company elected to be taxed as an S Corporation. Accordingly, the Company's tax losses passed through to the shareholders. In April 1999, the Company revoked its tax-free status and elected to become a taxable corporation.

   The Company's net deferred tax assets at December 31, 1999 are as follows:

      Accruals..................................................... $   362,352
      Depreciation.................................................      49,312
      Net operating loss carryforwards.............................     997,177
                                                                    -----------
          Subtotal.................................................   1,408,841
      Valuation allowance..........................................  (1,408,841)
                                                                    -----------
      Net deferred tax asset....................................... $       --
                                                                    ===========

                                  INFLOW, INC.

   SFAS No. 109 requires that a valuation allowance be provided if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company has concluded that a full valuation allowance should be provided as of December 31, 1999.

   The Company's effective tax rate differs from the federal income tax rate as follows:

      Statutory federal income tax rate....................................  34%
      State income taxes, net of federal benefit...........................   3
      Change in valuation allowance........................................ (30)
      Stock compensation expense...........................................  (4)
      Other................................................................  (3)
                                                                            ---
      Total................................................................   0%
                                                                            ===

   At December 31, 1999 the Company has approximately $2.7 million of net operating loss carryforwards to offset future regular and alternative minimum taxable income. Past or future changes in the Company's ownership may limit its ability to utilize net operating losses to offset taxable income.

8. Commitments

   The Company enters into non-cancelable operating lease agreements for its corporate offices and DNXs. The terms of the lease agreements require base rentals with various annual increases as well as various operating cost increases.

   Additionally, the Company received tenant improvement reimbursements of $126,104 in 1998 and $1,084,542 in 1999. Such reimbursements are deferred and recorded as an offset to rent expense over the term of the related leases.

   Future annual minimum non-cancelable operating lease payments, net of deferred rent as of December 31, 1999, are as follows:

      2000.......................................................... $ 1,828,386
      2001..........................................................   2,309,735
      2002..........................................................   2,339,295
      2003..........................................................   2,378,319
      2004..........................................................   2,427,152
      Thereafter....................................................  12,197,441
                                                                     -----------
                                                                     $23,480,328
                                                                     ===========

   Rent expense, net of deferred rent amortization for the period from September 26, 1997 (inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999 was $0, $82,793 and $604,886, respectively.

   Certain telecommunications services that the Company offers, and intends to offer in the future, including private line connectivity, are, or may be, subject to regulation and certification requirements at the state level. To date, the Company has not registered as a public utility in any state or been certified to provide any form of regulated telecommunications services within any jurisdiction. While the Company believes that the law regarding regulation of these and similar types of services is unclear in certain jurisdictions in which the Company currently operates or intends to operate, and the Company continues to evaluate the status with outside counsel, it is likely that we have provided certain of our telecommunications services without the requisite

                                  INFLOW, INC.

regulatory approval or certification in a limited number of jurisdictions. The Company intends to obtain any such authorizations or approvals that may be necessary. The Company believes that it will also be required to obtain and to apply for similar authorizations in other states in which the Company expects to operate in the future.

   The Company cannot predict, with accuracy, the outcome of these events, however, the Company believes that based on the information currently available, the outcome of these events would not have a material effect on the Company's financial position or results of operations. In the event of an adverse outcome, the ultimate potential loss could have a material, adverse effect on the Company's financial position, reported results of operations, or cash flows.

9. Related Parties

   During 1999, an entity owned by an immediate family member of the Chief Executive Officer of the Company provided consulting services and sold office furnishings to the Company for an aggregate of approximately $296,000 to the Company. As of December 31, 1999, the Company owed this related party approximately $66,500.

10. Subsequent Events

   In January 2000, the Company signed an irrevocable standby letter of credit in the amount of $500,000. The Company utilizes letters of credit to collateralize security deposits on certain long-term office leases.

   Subsequent to year-end, the Company granted 318,600 stock options to certain employees under the Plan with exercise prices below the deemed fair market value of the Company's common stock at the date of grant. The Company expects to record deferred compensation for the difference between the exercise price of the stock options and the deemed fair market value of the Company's common stock at the date of grant. This deferred compensation will be amortized to expense over the vesting period of the options, generally four years, using an accelerated method as described in Financial Accounting Standards Board Interpretation No. 28.

   Subsequent to year-end, the Company entered into operating leases for DNXs. The commitment under these agreements totals approximately $13,700,000 over the next ten years.

11. Subsequent Event (unaudited)

   Subsequent to February 4, 2000, the Company entered into additional operating leases for DNXs. The commitment under these agreements totals approximately $7,300,000 over the next ten years.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
        , 2000



                                Shares of Common Stock

                            ----------------------

                                   PROSPECTUS

                            ----------------------

                          Donaldson, Lufkin & Jenrette

                                   Chase H&Q

                             First Union Securities

                                 DLJdirect Inc.

--------------------------------------------------------------------------------
Until           , 2000, all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the issuance and distribution of the common stock being registered.

      SEC registration fee.......................................... $   33,000
      NASD fee......................................................     13,000
      NASDAQ listing fee............................................      5,000
      Director and officers insurance expenses......................    100,000
      Legal fees and expenses.......................................    500,000
      Accounting fees and expenses..................................    300,000
      Printing expenses.............................................    400,000
      Blue sky fees and expenses....................................      5,000
      Transfer Agent and Registrar fees and expenses................     10,000
      Miscellaneous.................................................    134,000
                                                                     ----------
          Total..................................................... $1,500,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

   The registrant's certificate of incorporation in effect as of the date hereof, and the Registrant's amended and restated certificate of incorporation to be in effect upon the closing of this offering (collectively, the "Certificate") provide that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant intends to obtain liability insurance for its officers and directors prior to the closing of this offering.

   Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

   At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

   The Registrant has sold and issued the following securities since September 26, 1997 (inception):

   Common Stock. In September 1997, the Registrant issued (i) 1,500,000 shares of its common stock, $0.001 par value per share, to Arthur H. Zeile, its co-founder, in exchange for $9,000 of cash and (ii) 1,500,000 shares of its common stock, $0.001 par value per share, to Joel C. Daly, its co-founder, in exchange for $9,000 of cash. The above securities were offered and sold by the Registrant in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act.

   In December 1998, the Registrant issued 60,000 shares of its common stock, $0.001 par value per share, to Stephen O. James, in exchange for his execution and delivery of a Note Secured by Stock Pledge Agreement in the amount of $14,400. The above securities were offered and sold by the Registrant in reliance upon the exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 701 promulgated thereunder.

   On December 31, 1999, the Registrant issued 10,000 shares of its common stock, $0.001 par value per share, to an individual for consulting services rendered to the Registrant, in the amount of $40,000. The above securities were offered and sold by the Registrant in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act and Rule 701 promulgated thereunder.

   Preferred Stock. In a series of closings from April 5, 1999 through October 15, 1999, the Registrant issued an aggregate of 3,309,953 shares of its Series A convertible preferred stock, $0.001 par value per share, to certain investors in consideration for the payment of approximately $10,000,000. The above securities were offered and sold by the Registrant in reliance upon the exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

   In a series of closings from October 28, 1999 through November 30, 1999, the Registrant issued an aggregate of 6,896,552 shares of its Series B convertible preferred stock, $0.001 par value per share, to certain investors in consideration for the payment of approximately $60,000,000. The above securities were offered and sold by the Registrant in reliance upon the exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

   Options. The Registrant from time to time has granted stock options to employees and directors in reliance upon exemption from registration pursuant to either (i) Section 4(2) of the Securities Act or (ii) Rule 701 promulgated under the Securities Act.

                                                          Number of
                                                            Shares
                                                         Outstanding
                                               Number of    as of
                                                Shares   December 31, Exercise
                                                Granted      1999      Prices
                                               --------- ------------ --------
      September 26, 1997 to December 22,
       1997...................................      --         --        --

      December 23, 1997 through May 3, 1999...  290,000    230,000     $0.24

      May 4, 1999 through October 18, 1999....  401,040    281,700     $0.75

      October 19, 1999 through November 15,
       1999...................................   29,400     29,400     $1.25

      November 16, 1999 through December 14,
       1999...................................   32,000     32,000     $2.00

      December 15, 1999 through December 31,
       1999...................................  280,950    280,950     $4.00

   As of December 31, 1999, 30,000 shares of common stock have been issued upon the exercise of options.

   The common stock amounts and per share purchase and exercise prices in the
above discussion have been adjusted to reflect a   -for-   stock split to be
effectuated on or before completion of the offering.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

      Exhibit
      Number                              Description
      -------                             -----------
      1.1*     Form of underwriting agreement.

      3.1      Amended and restated certificate of incorporation.

      3.2*     Amendment to amended and restated certificate of incorporation.

      3.3* Form of amended and restated certificate of incorporation to be in effect upon the closing of this offering.

      3.4      Bylaws.

      3.5* Form of amended and restated bylaws to be in effect upon the closing of this offering.

      4.1*     Specimen common stock certificate.

      4.2 Please see Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5 for provisions of the certificate of incorporation and bylaws of the Registrant defining the rights of holders of common stock of the Registrant.

      5.1*     Opinion of Brobeck, Phleger & Harrison LLP.

     10.1      Series A Preferred Stock Purchase Agreement by and among InFlow,
               Inc. and the investors listed on Schedule A thereto, dated April
               5, 1999.

     10.2      Series A Preferred Stock Purchase Agreement by and among InFlow,
               Inc. and the investors listed on Schedule A thereto, dated April
               19, 1999.

     10.3      Stock Purchase Agreement, by and between InFlow, Inc. and James
               W. McHose, III, dated as of October 15, 1999.

     10.4      Series B Preferred Stock Purchase Agreement by and among InFlow,
               Inc. and Meritage Private Equity Fund, L.P., Meritage Private
               Equity Parallel Fund, L.P. and Meritage Entrepreneurs Fund,
               L.P., dated October 27, 1999.

     10.5      Series B Preferred Stock Purchase Agreement by and among InFlow,
               Inc. and First Union Capital Partners, Inc., dated October 28,
               1999.

     10.6      Series B Preferred Stock Purchase Agreement by and among InFlow,
               Inc. and J.P. Morgan Investment Corporation, Sixty Wall Street
               SBIC Fund, L.P., General Electric Capital Corporation and
               Stolberg, Meehan and Scano II, L.P., dated November 30, 1999.

     10.7 Second Amended and Restated Stockholders' Agreement, by and among InFlow, Inc., Art Zeile, Joel Daly and Stephen O. James and the holders of the Series A and Series B Preferred Stock of InFlow, Inc. listed on the signature pages thereto, dated as of November 30, 1999.

     10.8 Second Amended and Restated Investors' Rights Agreement, by and among InFlow, Inc. and the investors listed on the signature pages thereto, dated as of November 31, 1999.

     10.9      Form of Data Center Services Agreement.

     10.10*+   InFlow, Inc. Data Center Services Agreement, by and between
               InFlow, Inc. and VERIO Rocky Mountain, Inc dated August 31,
               1998.

     10.11*    Lease Agreement, between JER Denver, LLC and InFlow, Inc.
               (Denver 1).

      Exhibit
      Number                              Description
      -------                             -----------
     10.12*    Bannock Center (938 Bannock Building) Office Building Lease
               Agreement, between 938 Bannock, LLC and InFlow, Inc. (Denver 2).

     10.13*    Bannock Center (900 Bannock Building) Office Building Lease
               Agreement, between 938 Bannock, LLC and InFlow, Inc. (Denver
               NOC).

     10.14*    Lease Agreement between Timeshare Systems, Inc. and InFlow, Inc.
               (Minneapolis), dated June 9, 1999.

     10.15*    Lease Agreement between Miami North, LLC and InFlow, Inc.
               (Raleigh-Durham).

     10.16*    San Diego Tech Center Office Building Lease between San Diego
               Tech Center, LLC and InFlow, Inc. (San Diego).

     10.17*    Lease Agreement between 1052 West Peachtree, LLC, and InFlow,
               Inc. (Atlanta).

     10.18*    Triple Net Lease between AGB Norwood Park, L.P., and InFlow,
               Inc. (Austin).

     10.19*    Sublease between Associates Information Services, Inc., and
               InFlow, Inc. (Irvine).

     10.20* Lease between Sterling Network Exchange, LLC, and Inflow, Inc., dated February 14, 2000 (Phoneix).

     10.21     1997 Stock Option/Stock Incentive Plan.

     10.22*    2000 Stock Incentive Plan.

     10.23*    2000 Employee Stock Purchase Plan.

     21.1      Subsidiaries of the Registrant.

     23.1      Consent of PricewaterhouseCoopers LLP.

     23.2*     Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit
               5.1).

     24.1      Powers of Attorney (please see Signature Page).

     27.1      Financial Data Schedule.

--------
*To be filed by amendment.
+Confidential treatment requested.

   (b) Financial Statement Schedules

     Schedule II--Valuation and Qualifying Accounts

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 18th day of February, 2000.

                                          INFLOW, INC.

                                          By: /s/ Arthur H. Zeile  ____________
                                            Name:Arthur H. Zeile
                                            Title: President, Chief Executive
                                            Officer
                                            and Chairman of the Board of
                                            Directors

                               POWER OF ATTORNEY

   We, the undersigned directors and/or officers of InFlow, Inc. (the "Company"), hereby severally constitute and appoint Arthur H. Zeile, President, Chief Executive Officer and Chairman of the Board of Directors; Joel C. Daly, Vice President, Chief Operating Officer and Secretary; and James W. McHose, III, Vice President, Chief Financial Officer and Treasurer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the registration statement on Form S-1 filed with the Securities and Exchange Commission, and any and all amendments to said registration statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below:

             Signature                           Title                    Date
             ---------                           -----                    ----


        /s/ Arthur H. Zeile          President, Chief Executive    February 18, 2000
____________________________________  Officer and Chairman of the
          Arthur H. Zeile             Board of Directors
                                      (Principal Executive
                                      Officer)

      /s/ James W. McHose, III       Vice President, Chief         February 18, 2000
____________________________________  Financial Officer and
        James W. McHose, III          Treasurer (Principal
                                      Financial and Accounting
                                      Officer)

          /s/ Joel C. Daly           Vice President, Chief         February 18, 2000
____________________________________  Operating Officer,
            Joel C. Daly              Secretary and Director

             Signature                           Title                    Date
             ---------                           -----                    ----

        /s/ Stephen O. James         Director                      February 18, 2000
____________________________________
          Stephen O. James

        /s/ Scott B. Perper          Director                      February 18, 2000
____________________________________
          Scott B. Perper

     /s/ L. Watts Hamrick, III       Director                      February 18, 2000
____________________________________
       L. Watts Hamrick, III

   /s/ G. Jackson Tankersley, Jr.    Director                      February 18, 2000
____________________________________
     G. Jackson Tankersley, Jr.

    /s/ Donald F. Detampel, Jr.      Director                      February 18, 2000
____________________________________
      Donald F. Detampel, Jr.

                                 EXHIBIT INDEX

  Exhibit
  Number                             Description
  -------                            -----------
  1.1*     Form of underwriting agreement.

  3.1      Amended and restated certificate of incorporation.

  3.2* Amendment to amended and restated certificate of incorporation.

  3.3* Form of amended and restated certificate of incorporation to be in effect upon the closing of this offering.

  3.4      Bylaws.

  3.5* Form of amended and restated bylaws to be in effect upon the closing of this offering.

  4.1*     Specimen common stock certificate.

  4.2 Please see Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5 for provisions of the certificate of incorporation and bylaws of the Registrant defining the rights of holders of common stock of the Registrant.

  5.1*     Opinion of Brobeck, Phleger & Harrison LLP.

 10.1      Series A Preferred Stock Purchase Agreement by and among
           InFlow, Inc. and the investors listed on Schedule A thereto, dated April 5, 1999.

 10.2      Series A Preferred Stock Purchase Agreement by and among
           InFlow, Inc. and the investors listed on Schedule A thereto, dated April 19, 1999.

 10.3      Stock Purchase Agreement, by and between InFlow, Inc. and
           James W. McHose, III, dated as of October 15, 1999.

 10.4      Series B Preferred Stock Purchase Agreement by and among
           InFlow, Inc. and Meritage Private Equity Fund, L.P., Meritage
           Private Equity Parallel Fund, L.P. and Meritage Entrepreneurs
           Fund, L.P., dated October 27, 1999.

 10.5      Series B Preferred Stock Purchase Agreement by and among
           InFlow, Inc. and First Union Capital Partners, Inc., dated
           October 28, 1999.

 10.6      Series B Preferred Stock Purchase Agreement by and among
           InFlow, Inc. and J.P. Morgan Investment Corporation, Sixty
           Wall Street SBIC Fund, L.P., General Electric Capital
           Corporation and Stolberg, Meehan and Scano II, L.P., dated
           November 30, 1999.

 10.7 Second Amended and Restated Stockholders' Agreement by and among InFlow, Inc., Art Zeile, Joel Daly and Stephen O. James and the holders of the Series A and Series B Preferred Stock of InFlow, Inc. listed on the signature pages thereto, dated as of November 30, 1999.

 10.8 Second Amended and Restated Investors' Rights Agreement by and among InFlow, Inc. and the investors listed on the signature pages thereto, dated as of November 31, 1999.

 10.9      Form of Data Center Services Agreement.

 10.10*+   InFlow, Inc. Data Center Services Agreement by and between
           InFlow, Inc. and VERIO Rocky Mountain, Inc., dated August 31,
           1998.

 10.11*    Lease Agreement, between JER Denver, LLC and InFlow, Inc.
           (Denver 1).

 10.12*    Bannock Center (938 Bannock Building) Office Building Lease
           Agreement, between 938 Bannock, LLC and InFlow, Inc. (Denver
           2).


 10.13*    Bannock Center (900 Bannock Building) Office Building Lease
           Agreement, between 938 Bannock, LLC and InFlow, Inc. (Denver
           NOC).

  Exhibit
  Number                            Description
  -------                           -----------
 10.14*    Lease Agreement between Timeshare Systems, Inc. and InFlow,
           Inc. (Minneapolis), dated June 9, 1999.

 10.15*    Lease Agreement between Miami North, LLC and InFlow, Inc.
           (Raleigh-Durham).

 10.16*    San Diego Tech Center Office Building Lease between San Diego
           Tech Center, LLC and InFlow, Inc. (San Diego).

 10.17*    Lease Agreement between 1052 West Peachtree, LLC, and InFlow,
           Inc. (Atlanta).

 10.18*    Triple Net Lease between AGB Norwood Park, L.P., and InFlow,
           Inc. (Austin).

 10.19*    Sublease between Associates Information Services, Inc., and
           InFlow, Inc. (Irvine).

 10.20*    Lease between Sterling Network Exchange, LLC, and Inflow,
           Inc., dated February 14, 2000 (Phoenix).

 10.21     1997 Stock Option/Stock Incentive Plan.

 10.22*    2000 Stock Incentive Plan.

 10.23*    2000 Employee Stock Purchase Plan.

 21.1      Subsidiaries of the Registrant.

 23.1      Consent of PricewaterhouseCoopers LLP.

 23.2*     Consent of Brobeck, Phleger & Harrison LLP (included in
           Exhibit 5.1).

 24.1      Powers of Attorney (please see Signature Page).

 27.1      Financial Data Schedule.

--------
   *To be filed by amendment.
   +Confidential treatment requested.

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